PROSPECTUS
                           (Unternehmensbericht)

                                 for the
     purpose of admission to the Regulated Market segment (Geregelter Markt)
         of the Frankfurt Stock Exchange with trading and quotation on the Neuer Markt

                                    of

              11,542,700 registered shares of Common Stock
                         with par value $0.01

                  and carrying full dividend rights
              for the fiscal year beginning October 1, 2000

     deliverable in form of book-entry interests in the collective deposit held by The Depository Trust Company in favor of Clearstream Banking AG,

                                   thereof
               11,472,900 registered shares of Common Stock
                          are freely transferable
   German Securities Identification Number (Wertpapier-Kenn-Nummer) 902 757 -

                                     and

                 69,800 registered shares of Common Stock subject to lock-up from the holdings of the employed members of the Board of Directors and the key German Managing Directors,
                   German Securities Identification Number
                     (Wertpapier-Kenn-Nummer) 676 079 -

                                  and up to

                  1,457,300 registered shares of Common Stock
                            with par value $0.01

          from authorized capital covering option rights to acquire registered shares of Common Stock of Rofin-Sinar Technologies, Inc., each with full dividend rights for the fiscal year in which the shares will be issued,

                                     of

                       ROFIN-SINAR TECHNOLOGIES, Inc.
                           Plymouth, Michigan, USA

                       - ISIN Code U.S. 7750431022 -
                         - Common Code 009809457 -


                                   June 2001



                                TABLE OF CONTENTS

                                                                     Page

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

GENERAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . 4

PROSPECTUS SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . .7

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

ROFIN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

EXCHANGE RATE INFORMATION . . . . . . . . . . . . . . . . . . . . . . 20

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA. . . . 22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
      CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . 23

BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

RELATED PARTY TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . .48

GOVERNMENT REGULATION . . . . . . . . . . . . . . . . . . . . . . . . 49

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50

DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . .60

TAXATION IN GERMANY . . . . . . . . . . . . . . . . . . . . . . . . . 66

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
        NON-U.S. HOLDERS OF COMMON STOCK. . . . . . . . . . . . . . . 68

GLOSSARY OF SELECTED TECHNICAL TERMS . . . . . . . . . . . . . . . . .70

BUSINESS DEVELOPMENT AND OUTLOOK . . . . . . . . . . . . . . . . . . .72

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . .F-1












                            DEFINITIONS

Baasel Lasertech . . . . . . . Carl Baasel Lasertechnik GmbH, Starnberg,
                               Germany
Baasel Lasertech Group. . . . .Baasel Lasertech and its subsidiaries
Bank. . . . . . . . . . . . . .Hamburgische Landesbank, - Girozentrale -,
                               Gerhart-Hauptmann-Platz 50, 20095 Hamburg,
                               Germany
Company . . . . . . . . . . . .Rofin-Sinar Technologies, Inc., 45701 Mast
                               Street, Plymouth, MI 48170, USA
Condensed Consolidated         The unaudited condensed consolidated financial
   Financial Statements        statements for the period from October 1, 2000
   (unaudited) . . . . . . . . until March 31, 2001
Consolidated Financial         The consolidated financial statements of the
   Statements. . . . . . . . . Company as of and for the fiscal years ended
                               September 30, 2000, 1999 and 1998 audited by
                               KPMG LLP
Deutsche Mark or DM. . . . . . The legal tender of the Federal Republic of
                               Germany as denomination of the Euro
DGCL. . . . . . . . . . . . . .Delaware General Corporation Law
Dilas. . . . . . . . . . . . . Dilas Diodenlaser GmbH, Mainz, Germany
EDGAR . . . . . . . . . . . . .SEC's Electronic Data Gathering, Analysis, and
                               Retrieval system
EPO. . . . . . . . . . . . . . European Patent Office
Euro. . . . . . . . . . . . . .The legal currency introduced in 11 member states of the European Union on January 1,
                               1999
FASB. . . . . . . . . . . . . .United States Financial Accounting Standards
                               Board
KPMG LLP. . . . . . . . . . . .KPMG LLP, 150 West Jefferson, Suite 1200,
                               Detroit, MI 48226, USA
NASD. . . . . . . . . . . . . .National Association of Securities Dealers
NASDAQ. . . . . . . . . . . . .National Association of Securities Dealers
                               Automated Quotation system
Neuer Markt. . . . . . . . . . Trading segment of Deutsche Borse AG,
                               Frankfurt am Main, Germany
OEM. . . . . . . . . . . . . . Original equipment manufacturer
Prospectus. . . . . . . . . . .This business report (Unternehmensbericht)
PTO. . . . . . . . . . . . . . United States Patent and Trademark Office
RB Inc. . . . . . . . . . . . .Rofin-Baasel Inc., Acton, MA 01720, USA
R&D. . . . . . . . . . . . . . Research and development
Rofin. . . . . . . . . . . . . The Company together with its wholly or majority owned subsidiaries
RS UK. . . . . . . . . . . . . Rofin-Sinar UK Ltd., Kingston upon Hull,
                               United Kingdom
RS Inc. . . . . . . . . . . . .Rofin-Sinar, Inc., Plymouth, Michigan, USA
RSL. . . . . . . . . . . . . . Rofin-Sinar Laser GmbH, Hamburg, Germany
RSTE. . . . . . . . . . . . . .Rofin-Sinar Technologies Europe S.L.,
                               Pamplona, Spain
SEC. . . . . . . . . . . . . . United States Securities and Exchange
                               Commission
United States, U.S. or USA. . .The United States of America
U.S. dollar, U.S.$ or $. . . . The legal tender of the United States of
                               America
U.S. GAAP. . . . . . . . . . . United States Generally Accepted Accounting
                               Principles

                          GENERAL INFORMATION

Responsibility for the Contents of the Prospectus

Rofin-Sinar Technologies, Inc., 45701 Mast Street, Plymouth, MI 48170, USA (the "Company" and, together with its wholly or majority owned subsidiaries, "Rofin") and the Hamburgische Landesbank, Gerhart-Hauptmann-Platz 50, 20095 Hamburg assume responsibility for the contents of this Prospectus (the "Prospectus") pursuant to Section 77 in conjunction with Section 45 of the German Stock Exchange Act (Borsengesetz) and hereby declare that, to the best of their knowledge, the information contained herein is correct and no material facts have been omitted.

Inspection of Documents

The documents relating to the Company and referenced in this Prospectus, as well as future financial statements and interim reports, will be available or may be inspected during regular business hours at the office of the Company, at the office of Rofin-Sinar Laser GmbH ("RSL"), Berzeliusstrasse 83, 22113 Hamburg, Germany and at the offices of Hamburgische Landesbank, Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany.

Since September 1996 the Company has been listed on the NASDAQ National Market. Therefore, it is subject to the reporting requirements of the Securities Exchange Act of 1934 (as amended). The Company files annual and quarterly reports as well as proxy statements and other documents with the United States Securities and Exchange Commission ("SEC"). All documents can be reviewed at the office of the SEC and copied. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically through the Electronic Data Gathering, Analysis, and Retrieval system ("EDGAR") with the SEC. The address of such site is: http://www.sec.gov.

The Company also distributes to its stockholders annual reports containing audited financial statements.

Subject of the Prospectus

     Subject of this Prospectus are:

     - 11,542,700 registered shares of Common Stock with par value $0.01, carrying full dividend rights for the fiscal year beginning October 1, 2000; and

     - 1,457,300 registered shares of Common Stock with par value $0.01 from authorized capital covering option rights to acquire registered shares of Common Stock of the Company, each with full dividend rights for the fiscal year in which the shares will be issued.

     All shares of Common Stock are held by The Depositary Trust Company ("DTC"), New York, New York through its nominee Cede & Co. With respect to the delivery of shares traded on the Neuer Markt, see "Description of Capital Stock ? Book-Entry only Issuance of Common Stock Trading on the Neuer Markt".



Stock Exchange Listing

The Company's shares of Common Stock are traded and quoted on the NASDAQ National Market since September 1996. On May 10, 2001 the Company's Board of Directors granted management the approval to obtain a secondary listing for the Company's Common Stock on the Neuer Markt. The shares of Common Stock of the Company were admitted to the Regulated Market segment (Geregelter Markt) of the Frankfurt Stock Exchange with trading on the Neuer Markt on June 22, 2001. The announcement of the listing is expected to be published on June 26, 2001 in the Borsen-Zeitung and the Federal Gazette (Bundesanzeiger). The trading of the shares on the Neuer Markt is expected to commence on July 2, 2001. The German securities identification number (Wertpapier-Kenn-Nummer, "WKN") of the 11,472,900 shares of Common Stock which are freely transferable is 902 757. The 69,800 shares of Common Stock subject to the lock-up agreement (WKN 676 079) shall be held in a securities account separate from the shares admitted for immediate trading. A total lock will be imposed on WKN 676 079 in the collective securities account so that no transfers in the securities account are possible during the six months term of the lock-up agreement. Clearstream Banking AG will automatically combine the securities accounts holding both Securities Identification Numbers in WKN 902 757 on the date the lock-up agreement expires pursuant to the Rules and Regulations of the Neuer Markt. WKN 676 079 will then cease to exist. See "-Lock-up Agreement, Further Issuance of Shares of Common Stock by the Company". The Common Code is 009809457, and the ISIN Code is US 7750431022. The shares of the Company are traded under the symbol "RSTI" on the NASDAQ National Market and will be traded under the symbol "RSTI" on the Neuer Markt.

Notifications

As long as the shares of the Company are listed on the Neuer Markt, notices relating to the shares of Common Stock, especially the invitation to shareholders' meetings, will be published in will be published in the Federal Gazette (Bundesanzeiger) and the Borsen-Zeitung as well as on the Company's website (www.rofin.com).

Lock-up Agreement , Further Issuance of Shares of Common Stock by the Company

The employed members of the Board of Directors and the key German Managing Directors (Peter Wirth, Gunther Braun, Walter Volkmar, Carl F. Baasel, Thomas Merk and Ulrich Hefter) have agreed with the Bank and, pursuant to the Rules and Regulations of the Neuer Markt, with Deutsche Borse AG, not to directly or indirectly, offer or sell shares of Common Stock held by them, nor to announce such an offer or sale nor to take any other action having the same economic effect for a period of six months after the admission of the shares of Common Stock to the Neuer Markt. This lock-up agreement comprises also shares of Common Stock which will be issued to such persons during the lock-up period upon exercise of option rights.

In connection with the admission of its shares of Common Stock to the Regulated Market (Geregelter Markt) with trading on the Neuer Markt, the Company has been released by Deutsche Borse AG from the obligation to increase the share capital pursuant to item 3.8 para. 1 of the Rules and Regulations of the Neuer Markt. The Company was also not required to enter into a lock-up agreement with Deutsche Borse AG. The Company currently expects to increase its share capital by issuing at least 2,000,000 shares of Common Stock within one year from the admission to the Neuer Markt depending on the general market development and, in particular, subject to a future performance of the price of its shares of Common Stock which, in the Company's opinion, adequately reflects the value and prospects of Rofin.

Designated Sponsors

The Company's designated sponsors in the Neuer Markt are the Bank and M.M. Warburg & Co. Kommanditgesellschaft auf Aktien, Hamburg, Germany.

Transfer Agent, Registrar and Paying Agent

The transfer agent and registrar for the Common Stock in the United States is the Bank of New York. The paying agent (Zahlstelle) in Germany is the Bank.

Forward-looking Statements

This Prospectus contains forward-looking statements, including statements using the words "believes", "assumes", "expects" and similar expressions. Forward-looking statements are subject to a number of risks, uncertainties and other factors that may cause Rofin's actual performance, results, patent status and the timing of certain events, or industry results, to differ materially from those discussed or implied in the forward-looking statements as a result of numerous factors, such as those discussed under "Risk Factors" and elsewhere in this Prospectus. These factors include (among others):

- downturns in the machine tool, automotive and semiconductor/electronics industries may have, in the future, a material adverse effect on sales and profitability of Rofin;

- Rofin depends on the ability of its OEM-customers to incorporate its laser products into their systems;

- Rofin experienced in the past, and expects to experience in the future, fluctuations in its quarterly results. These fluctuations may increase the volatility of the Company's stock price;

- a high percentage of Rofin's sales are overseas and its results are therefore subject to the impact of exchange rate fluctuations;

-   the markets for Rofin's products are highly competitive;

- Rofin's future growth and competitiveness depend upon its ability to develop new and enhanced products to meet market demand and to integrate the acquired Baasel Lasertech Group to substantially increase Rofin's market share for laser marking and micro products;

- Rofin's failure to avoid litigation for infringement or misappropriation of propriety rights of third parties or to protect its propriety technology could result in a loss of revenues and profits;

- there can be no assurance that other companies are not investigating or developing other technologies that are similar to Rofin's, that any patents will issue from any application filed by Rofin or that, if patents do issue, the claims allowed will be sufficiently broad to deter or prohibit others from marketing similar products. In addition, there can be no assurance that any patents issued to Rofin will not be challenged, invalidated or circumvented, or that the rights thereunder will provide a competitive advantage to Rofin; and

- Rofin's inability to efficiently manage the risks associated with its international operations could adversely affect its business.

The Company has based these forward-looking statements on its current beliefs and expectations about future events and the Company and the Bank disclaim any obligation to update any such statements to reflect future events or developments.


















































                           PROSPECTUS SUMMARY

Company Overview

Rofin is one of the leading companies in the design, development, engineering, manufacture and marketing of laser-based products used for cutting, welding and marking a wide range of materials. Besides excimer lasers, Rofin offers all major laser types for material processing. Lasers are a non-contact technology for material processing which have several advantages that are desirable in industrial applications. Rofin's lasers all deliver a high-quality beam at guaranteed power outputs and feature compact design, high processing speed, flexibility, low operating and maintenance costs and easy integration into the customer's production process. As a technological leader in CO2, solid state and diode lasers, Rofin is able to meet a broad range of its customers' material processing requirements. Rofin believes it has a worldwide market share (based on sales volume) of approximately 15% for laser products used for cutting and welding (macro) and marking and micro applications and that it is among the largest suppliers of laser products used for marking applications worldwide. Rofin has sold more than 14,000 laser sources since 1975 and currently has over 2,500 active customers (including multinational companies with multiple facilities purchasing from Rofin). During the first six months of fiscal 2001 and during fiscal 2000, 1999 and 1998, approximately 45% and 56%, 71%, 67%, respectively, of Rofin's revenues came from sales and servicing of laser products for cutting and welding applications and approximately 55% and 44%, 29%, 33%, respectively, came from sales and servicing of laser products for marking and micro applications.

Through its global manufacturing, distribution and service network, Rofin provides a comprehensive range of laser sources and laser based system solutions to three principal target markets: the machine tool, automotive, and semiconductor/electronics industries. Rofin sells directly to end-users, to original equipment manufacturers ("OEMs") (principally in the machine tool industry) that integrate Rofin's laser sources with other system components, and to distributors. Many of Rofin's customers are among the largest global participants in their respective industries. See "?Markets and Customers" for a list of Rofin's clients. During the first six months of fiscal 2001 and during fiscal 2000, 1999, and 1998, 18% and 25%, 25%, 31%, respectively, of Rofin's sales were in North America, and 82% and 75%, 75%, 69%, respectively, in Europe/Asia.

In developing its laser solutions, Rofin offers customers its expertise in:
(i) product development and manufacturing (i.e., state-of-the-art product development and manufacturing services based on over 25 years of laser technology expertise and applications know-how); (ii) application and process development (i.e., developing new laser-based applications for manufacturing customers and assisting them in successfully integrating lasers into their production processes); (iii) system engineering (i.e., advising customers on machine design, including tooling, automation and controls, for customers in need of "turn-key" solutions); and (iv) extensive after-sales support for its laser products (including technical support, field service, maintenance and training programs and rapid spare parts delivery).




Business Strategy

Rofin's business strategy is to maximize shareholder value by (i) strengthening its position as a leading supplier to the global market for lasers for material processing applications (macro, micro, marking), and (ii) capitalizing on its leadership in laser technology and applications development. Rofin believes that the major sources of its growth over the next three years will be the following:

- Expansion of Rofin's worldwide sales and service network. The acquisition of the Baasel Lasertech Group has added a competent sales organization with focus on end user sales. The integration into Rofin's sales organization in the different countries increases the market coverage. Through cross training of sales and service engineers Rofin is able to offer its customers faster reaction time and better coverage.

- Cross selling of Rofin's products in its grown customer base. The combination of Rofin's traditional customer base with Baasel Lasertech customers and Baasel Lasertech systems technology opens up new opportunities to sell Rofin's broad laser product range and Baasel Lasertech's laser based system solutions.

- Entry in new markets. With its strong laser and application development capacity Rofin works on opening up new markets for lasers, like remote laser welding, glass processing, welding of lightweight materials and special laser micro applications, such as deflashing and lead frame cutting in the semiconductor/electronics industry.

- Preparation for external growth. Rofin is looking for strategic acquisitions, which will complement its product base of laser sources or laser systems technology or laser related components. Additionally, Rofin is continually watching emerging markets.

Worldwide market for laser sources for material processing, diode and non-diode lasers


Sales                     Solid
in thousands   CO2        State      Diode     Excimar/
U.S.$          laser      laser      laser      Other      Total
------------   -----      ------     ------    --------    ----------
Year 2000      529,630    414,073    11,300    377,822     1,332,825

Year 2001,
Estimated      581,354    476,246    18,175    493,145     1,568,920

% change
2001 to 2000      9.8%      15.0%     60.8%      30.5%         17.7%


Source:   Optoelectronics Report, 2001






The Industrial Laser Market for Material Processing

The laser market is generally considered to be made up of laser sources sold for the following applications: material processing, medical therapeutic, instrumentation, research, telecommunications, optical storage, entertainment, image recording, inspection, measurement and control, bar-code scanning and other end-uses.

According to Optoelectronics Report 2001, the second largest single application area besides telecommunication is industrial laser material processing, which had total revenues of U.S.$1,33 billion in 2000, with an expected growth rate of 18% for 2001. The market for industrial laser materials processing is dominated by four major technologies: CO2 laser, solid state laser, diode laser and excimer laser. Except for excimer laser, which accounted for approximately 27% of the relevant market in 2000, Rofin is present in all these technologies and markets. While solid state lasers are expected to grow by 15% in 2001 (thereof diode pumped solid state lasers with an expected growth rate of 30%), direct diode lasers show an even stronger increase by 61% for 2001, based on the study.

Over the past 20 years, lasers have revolutionized industrial manufacturing and have been increasingly used to provide reliable, flexible, non-contact, compact and high-speed alternatives to conventional technologies for processing various kinds of metal and non-metal materials in a broad range of advanced manufacturing applications.

Summary Consolidated Financial Information

The Statement of Income Data for each of the years in the three-year period ended September 30, 2000 and the Balance Sheet Data as of September 30, 2000, 1999 and 1998 set forth below have been derived from the Company's Consolidated Financial Statements included elsewhere in this Prospectus, which have been audited by KPMG LLP, the Company's independent auditors. The Statement of Income Data for the six month periods ended March 31, 2001 and 2000 and the Balance Sheet Data as of March 31, 2001 and 2000 have been derived from the Condensed Consolidated Financial Statements (unaudited).
The Statement of Operations Data for the six month periods ended March 31, 2001 and 2000 are unaudited but in the opinion of management, such information reflects all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the financial data for the interim periods. The results for the interim periods presented are not necessarily indicative of the results for a full year. These data should be read in conjunction with "Capitalization", "Management's Discussion and Analysis of Financial Conditions and Results of Operations," the Company's Consolidated Financial Statements and other financial information appearing elsewhere in this Prospectus.











                            (unaudited)                     (audited)
                         ----------------      ------------------------------
                         Six Months Ended           Fiscal Year Ended
                            March 31,                  September 30,
                         -----------------     ------------------------------
                          2001       2000         2000       1999       1998
                         ------     ------       ------     ------     ------
                             (in thousands U.S.$, except per share amounts)
                         ----------------------------------------------------
Statement of Income Data:

Net sales                112,076    67,768      171,187    124,024    117,583
Cost of goods sold        68,037    43,658      106,890     82,230     74,476
Gross profit              44,039    24,110       64,297     41,794     43,107
Selling, general and
 administrative expenses  19,774    11,942       29,593     23,706     22,315
Goodwill amortization      1,801       170        1,701        341        341
Research and development
  Expenses                 7,685     5,701       12,953     11,808      9,960
Special charge                --        --        2,812         --         --
Income from operations    14,779     6,297       17,238      5,939     10,491
Net interest expense
 (income)                  1,721      -530          637       -702       -759
Income before income
 Taxes                    12,773     6,821       16,079      6,875     11,799
Net tax expense            6,649     3,335        8,202      3,242      5,118
Net income                 6,124     3,486        7,877      3,633      6,681
Net income per common
  share - Basic             0.53      0.30         0.68       0.32       0.58
Net income per common
  share -  Diluted          0.53      0.30         0.68       0.32       0.58
Shares used in computing
  net income per share -
     Basic                11,543    11,533       11,538     11,527     11,517
Shares used in computing
   net income per share -
     Diluted              11,576    11,584       11,622     11,527     11,615

Operating Data (as percentage of sales:
Gross profit               39.3%     35.6%        37.6%      33.7%      36.7%
Selling, general and
  administrative expenses  17.6%     17.6%        17.3%      19.1%      19.0%
Research and development
   Expenses                 6.9%      8.4%         7.6%       9.5%       8.5%
Income from operations     13.2%      9.3%        10.1%       4.8%       8.9%
Income before income taxes 11.4%     10.1%         9.4%       5.5%      10.0%

Balance Sheet Data:
Working capital           62,601    73,940       62,648     73,734     67,119
Total assets             228,065   144,044      218,414     147,21    143,742
Line of credit and loans  72,348    24,325       74,921     27,271     22,703
Stockholders' equity      95,247    89,733       90,719     90,676     90,765

Other Data:
Depreciation and
  Amortization             3,521     1,514        4,883      3,085      2,512
Backlog                   67,195    39,889       65,590     41,020     35,900

                             RISK FACTORS

In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating Rofin and its business before investing in shares of Common Stock.

Downturns in the industry, particularly in the machine tool, automotive and semiconductor/electronics industries, may have, in the future, a material adverse effect on Rofin's sales and profitability.

Rofin's business depends substantially upon capital expenditures particularly by manufacturers in the machine tool, automotive and semiconductor/electronics industries. Rofin estimates that approximately 51% of Rofin's laser sales during the first six months of 2001 and 67% during fiscal 2000 were to these three industry markets. These industries are cyclical and have historically experienced periods of oversupply, resulting in significantly reduced demand for capital equipment, including the products manufactured and marketed by Rofin. For the foreseeable future, Rofin's operations will continue to depend upon capital expenditures in these industries, which, in turn, depend upon the market demand for their products. Rofin's net sales and results of operations may be materially adversely affected if downturns or slowdowns in the machine tool, automotive, and semiconductor/electronics industries occur in the future.

Rofin depends on the ability of Rofin's OEM-customers to incorporate its laser products into their systems.

Rofin's net sales depend in part upon the ability of its OEM-customers to develop and sell systems that incorporate its laser products. Adverse economic conditions, large inventory positions, limited marketing resources and other factors affecting these OEM-customers could have a substantial impact upon Rofin's financial results. No assurances can be given that Rofin's OEM-customers will not experience financial or other difficulties that could adversely affect their operations and, in turn, Rofin's financial condition or results of operations.

The Company experienced in the past, and expects to experience in the future, fluctuations in its quarterly results. These fluctuations may increase the volatility of the Company's stock price.

The Company has experienced and expects to continue to experience some fluctuations in its quarterly results. The Company believes that fluctuations in quarterly results may cause the market price of its Common Stock to fluctuate, perhaps substantially. Factors which may have an influence on the Company's operating results in a particular quarter include:
(i) the timing of the receipt of orders from major customers; (ii) product mix; (iii) competitive pricing pressures; (iv) the relative proportions of domestic and international sales; (v) Rofin's ability to design, manufacture and introduce new products on a cost-effective and timely basis; and (vi) the delayed effect of incurrence of expenses to develop and improve marketing and service capabilities. These and other factors make it difficult for the Company to release precise predictions regarding the results and the development of the business.



In addition, Rofin's backlog at any given time is not necessarily indicative of actual sales for any succeeding period. As Rofin's delivery schedule typically ranges from one week to six months, its sales will often reflect orders shipped in the same quarter that they are received. Moreover, customers may cancel or reschedule shipments, and production difficulties could delay shipments. Accordingly, the Company's results of operations are subject to significant fluctuations from quarter to quarter. See also "Business-Order Backlog."

Other factors that the Company believes may cause the market price of its Common Stock to fluctuate, perhaps substantially, include announcements of new products, technologies or customers by Rofin or its competitors, developments with respect to intellectual property and shortfalls in its operations relative to analysts' expectations. In addition, in recent years, the stock market in general, and the shares of technology companies in particular, have experienced wide price fluctuations. These broad market and industry fluctuations, particularly in the semiconductor/electronics and automotive industries, may adversely affect the market price of the Company's Common Stock.

A high percentage of Rofin's sales are overseas and its results are therefore subject to the impact of exchange rate fluctuations.

Although the Company reports its results in U.S. dollars, approximately 80% of Rofin's current sales are denominated in other currencies, including the Euro, British pounds, Singapore dollars, Japanese yen and Taiwanese NT dollars. The fluctuation of the Euro and the other functional currencies against the U.S. dollar has had the effect of increasing and decreasing (as applicable) reported net sales as well as cost of goods sold and gross margin and selling, general and administrative expenses denominated in such foreign currencies when translated into U.S. dollars as compared to prior periods. The Company's subsidiaries will from time to time pay dividends in its respective functional currencies, thus presenting another area of potential currency exposure in the future.

Rofin also faces transaction risk from fluctuations in exchange rates between the various currencies in which Rofin does business. The Company believes that a certain portion of the transaction risk of its operations in multiple currencies is mitigated by its hedging activities, utilizing forward exchange contracts and forward exchange options. Rofin also continues to borrow in each operating subsidiary's functional currency to reduce exposure to exchange gains and losses. However, there can be no assurance that changes in currency exchange rates will not have a material adverse effect on Rofin's business, financial condition and results of operations.

The markets for Rofin's products are highly competitive. This competition requires Rofin to continue a high level of investment in engineering, research and development, marketing and customer service in order to be able to maintain its competitive position.

The laser industry is characterized by significant price and technical competition. Rofin's current and proposed laser products for cutting, welding (macro) and laser marking and micro applications compete with those of several well-established companies, some of which are larger and have substantially greater financial, managerial and technical resources, more extensive distribution and service networks and larger installed customer bases than Rofin. Rofin believes that competition will be particularly intense in the CO2, diode laser and solid state laser markets, as many companies have committed significant research and development resources to pursue opportunities in these markets. There can be no assurance that Rofin will successfully differentiate its current and proposed products from the products of its competitors or that the market place will consider its products to be superior to competing products. Because many of the components required to develop and produce a laser-based marking system are commercially available, barriers to entry into this market are relatively low, and Rofin expects new competitive product entries in this market. To maintain its competitive position in this market, Rofin believes that it will be required to continue a high level of investment in engineering, research and development, marketing and customer service and support. There can be no assurance that Rofin will have sufficient resources to continue to make such investments, that Rofin will be able to make the technological advances necessary to maintain its competitive position, or that its products will receive market acceptance. See also "Business?Competition."

Rofin's future growth and competitiveness depend upon its ability to develop new and enhanced products to meet market demand and to integrate the acquired Baasel Lasertech Group to substantially increase its market share for laser marking and micro products.

If Rofin is to increase its laser sales in the near term, such sales will have to come through increases in market share for its existing products, through the development of new products, or through the acquisition of competitors or their products. To date, a substantial portion of Rofin's revenues has been derived from sales of high-powered CO2 laser sources and solid state laser sources. In order to meet increasing market demand, Rofin intends to devote substantial resources to: (i) broadening its CO2 laser product range; (ii) increasing the output power of its CO2 laser sources, diode lasers and diode pumped solid state laser products and (iii) continuing to reduce the manufacturing costs of its product range to achieve more attractive pricing.

A large part of Rofin's growth strategy depends upon being able to integrate the acquired Baasel Lasertech Group and streamline the existing laser marking product portfolio to increase substantially its market share for laser marking and micro products, particularly in the United States.

If Rofin is unable to implement its strategy to develop new and enhanced products in the way described above and to integrate the Baasel Lasertech Group and streamline the laser marking and micro product portfolio, Rofin may not be able to increase its revenues. As a result, Rofin's business, operating results and financial condition could be adversely affected. No assurance can be given that Rofin will successfully implement its business strategy or that any of the newly developed or enhanced products will achieve market acceptance or not be rendered obsolete or uncompetitive by products of other companies. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-Rofin's Laser Products".

While there are currently no commitments with respect to any future material acquisitions, Rofin's business strategy includes the expansion of its products and services, which may be effected through acquisitions. Rofin, from time to time, reviews various opportunities to acquire businesses, technologies or products complementary to its present business. There can be no assurance that Rofin will be able to integrate any acquired business effectively or that any acquisition will result in long-term benefits to Rofin.

Rofin's failure to avoid litigation for infringement or misappropriation of propriety rights of third parties or to protect its propriety technology could result in a loss of revenues and profits.

Rofin, from time to time, receives notices from third parties alleging infringement of such parties' patent or other proprietary rights by its products. While such notices are common in the laser industry and Rofin has in the past been able to develop non-infringing technology or license necessary patents or technology on commercially reasonable terms, there can be no assurance that Rofin would in the future prevail in any litigation seeking damages or expenses from Rofin or to enjoin Rofin from selling its products on the basis of such alleged infringement, or that Rofin would be able to develop any non-infringing technology or license any valid and infringed patents on commercially reasonable terms. In the event any third party made a valid claim against Rofin or its customers and a license were not made available to Rofin on commercially reasonable terms, Rofin would be adversely affected.

In particular, Rofin currently is involved in a (i) proceeding pending before the EPO concerning a notice of an opposition filed by a competitor which challenges one of the two third-party patents licensed exclusively by Rofin covering certain aspects of its diffusion-cooled CO2 Slab laser, (ii) proceeding pending before the EPO concerning a notice of opposition filed by Rofin against a patent held by a competitor which Rofin believes conflicts with a third-party patent licensed by Rofin covering certain aspects of its diffusion-cooled CO2 Slab laser, and (iii) proceedings in U.S. federal court concerning lawsuits filed by a competitor for alleged infringement of a U.S. patent that will expire in 2002 covering a method of marking semiconductor material. See "Business-Intellectual Property". In the event that the respective competitors succeed in any of such proceedings, Rofin's business, financial position and results of operations would be materially adverse affected.

Rofin's future success depends in part upon its intellectual property rights, including trade secrets, know-how and continuing technological innovation. There can be no assurance that the steps taken by Rofin to protect its intellectual property rights will be adequate to prevent misappropriation or that others will not develop competitive technologies or products.

Rofin currently holds 108 United States and foreign patents on its laser sources, which expire from calendar 2001 to 2018. In addition, 86 patent applications have been filed and are under review by the patent authorities. There can be no assurance that other companies are not investigating or developing other technologies that are similar to Rofin's, that any patents will issue from any application filed by Rofin or that, if patents do issue, the claims allowed will be sufficiently broad to deter or prohibit others from marketing similar products. In addition, there can be no assurance that any patents issued to Rofin will not be challenged, invalidated or circumvented, or that the rights thereunder will provide a competitive advantage to Rofin. See also "Business ? Intellectual Property".

Rofin's inability to efficiently manage the risks associated with its international operations could adversely affect its business.

Rofin's products are currently marketed in approximately 35 countries, with Germany, the rest of Europe, the United States and the Asia/Pacific region being Rofin's principal markets. Sales in Rofin's principal markets are subject to risks inherent in international business activities, including the general economic conditions in each such country or region, overlap of differing tax structures, management of an organization spread over various jurisdictions, unexpected changes in regulatory requirements and compliance with a variety of foreign laws and regulations such as import and export licensing requirements and trade restrictions. Rofin's failure to manage the risks associated with its international business operations could have a material adverse effect on its sales and profitability.

Countries in the Asia/Pacific region, including Japan, have experienced weaknesses in their currency, banking and equity markets. As the Asia/Pacific market currently represents approximately 16% of Rofin's revenues, these weaknesses could adversely affect consumer demand for Rofin's products, the U.S. dollar value of its foreign currency denominated sales, and ultimately its consolidated results of operations.

The Euro is a new legal currency being introduced by certain European Union member states. On January 1, 1999, eleven European countries established fixed conversion rates between their existing currencies (legacy currencies) and the Euro. As of that date, the legacy currencies of such countries are not directly convertible into each other; instead a legacy currency must be converted into the Euro, which then can be converted into a target legacy currency. The legacy currencies and the Euro will both be used through December 31, 2001, after which the legacy currencies will be withdrawn. Rofin's review indicates that its information systems can operate in the "Euro only" environment.

The Company is currently unable to determine the ultimate long-term financial impact of the exclusive use of the Euro on its markets and on the economies of the countries in which Rofin operates. This impact will depend upon the evolving competitive situations and macro-economic impact of the introduction of the Euro.

An increase or decrease of interest rates for short-term and long-term debt may influence the results of the Company.

As of March 31, 2001, the Company maintained a cash equivalents portfolio of $16.0 million, consisting mainly of taxable interest bearing securities and demand deposits all with maturities of less than three months. If short-term interest rates were to increase or decrease by 10% annual interest income would increase or decrease by $0.1 million, accordingly.

As of March 31, 2001, the Company had $37.5 million of short-term debt of which the main portion bears interest at annually adjusted interest rates. The long-term debt of $34.2 million is covered by interest swaps with fixed interest rates ($9.4 million is due in 2003, $4.2 million is due in 2004, $17.5 million is due in 2005 and $3.1 million in 2006). A 10% change in the average cost of the Company's debt would result in an increase or decrease in annual pre-tax interest expense of less than $0.2 million.

Rofin's investment in laser products depends on a limited number of key employees.


The future success of Rofin is dependent, in part, on its ability to attract and retain certain key personnel. In particular, Rofin's investment in high-power CO2, solid state and diode laser products is dependent on a limited number of advanced research and development engineers, many of whom have several years of service with Rofin. Rofin may need to hire additional skilled personnel to commercialize these products and expand all areas of its business to continue to grow. While Rofin believes that its salary and incentive compensation is competitive, there can be no assurance that Rofin will be able to retain its existing personnel or attract additional qualified employees in the future. See "Business-Research and Development."

The Company is a holding company and depends on the dividend payments of its U.S. and foreign subsidiaries.

The Company conducts all of its operations through subsidiaries.
Accordingly, the primary internal source of the Company's cash is dividends and other distributions from its subsidiaries, as well as inter-company advances. Each of these subsidiaries (other than RS Inc. and RB Inc.) was formed under the laws of, and has its operations in, a country other than the United States, the jurisdiction of Rofin's organization. The subsidiaries' ability to make distributions to the Company are subject to their having sufficient funds from their operations legally available for the payment thereof which are not needed to fund their operations, obligations or other business plans. The laws under which the Company's subsidiaries in Germany, the United Kingdom, France, Italy, Spain, the Netherlands, Singapore, Japan and Taiwan are organized provide generally that dividends may be declared out of yearly profits subject to the maintenance of registered capital and required reserves and after the recovery of accumulated losses. If the Company's subsidiaries are unable to make distributions to the Company, the Company's growth may be inhibited unless the Company is able to obtain additional debt or equity financing. The Company may not be able to obtain debt financing if it cannot compel its subsidiaries to make distributions to service the debt financing or obtain upstream guarantees from its subsidiaries with respect to such debt financing. Because the Company is a stockholder of each of its subsidiaries, the Company's claims as such will generally rank junior to all other creditors of and claimants against its subsidiaries. In the event of a subsidiary's liquidation, there may not be assets sufficient for the Company to recoup its investment therein.

The Common Stock price may be volatile because of the influence of certain factors.

The Common Stock of the Company is currently listed on the NASDAQ National Market. The Company's Common Stock has also been admitted to the Regulated Market segment (Geregelter Markt) of the Frankfurt Stock Exchange with trading on the Neuer Markt and commencement of trading is expected on July 2, 2001. The closing price of the Company's Common Stock on the NASDAQ system was U.S.$ 13.00 per share on June 15, 2001. The Company believes that factors such as quarterly fluctuations in results of operations, announcements of new products, technologies or customers by the Company or its competitors and developments with respect to intellectual property, shortfalls in Rofin's operations relative to analysts' expectations, and other matters may cause the market price of its Common Stock to fluctuate, perhaps substantially. In addition, in recent years, the stock markets in general, and the shares of technology companies in particular, have experienced wide price fluctuations. These broad market and industry fluctuations, particularly in the semiconductor/electronics industry, may adversely affect the market price of the Common Stock.

Furthermore, the market price of the Common Stock may also be influenced by a future issuance of new shares of Common Stock. See "General Information - Lock-up Agreement, Further Issuance of Shares of Common Stock by the Company".

Potential Anti-Takeover Effects of Delaware Law; Possible Issuances of Preferred Stock.

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL") prohibiting publicly held Delaware corporations from engaging in business combinations with certain stockholders for a specified period of time without the approval of substantially all of its outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and make a merger, tender offer or proxy contest involving the Company more difficult, even if such events could be beneficial, in the short term, to the interests of the stockholders. The Company's Certificate of Incorporation and by-laws contain provisions relating to the limitations of liability and indemnification of its directors and officers, providing that its stockholders can take action only of deterring hostile takeovers or delaying changes in control or management of the Company. Additionally, the Company's Board of Directors has adopted a stockholder rights plan and issued rights under such plan to all holders of the Common Stock of the Company. In certain circumstances, the fact that certain corporate devices are in place which inhibit or discourage takeover attempts could reduce the market value of the Company's Common Stock. See "Description of Capital Stock-Certain Provisions of the Company's Certificate of Incorporation and By-Laws"; "?Section 203 of the Delaware General Corporation Law"; and "?Rights Agreement."

The Board of Directors may issue shares of preferred stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Moreover, although the ability to issue preferred stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. The Company has no current plans to issue any shares of preferred stock. See "Description of Capital Stock-Preferred Stock."














                                    ROFIN

Company History

The laser business of Rofin started in 1975 with the foundation of Rofin-Sinar Laser GmbH ("RSL") in Hamburg. In 1982, the first CO2-laser was delivered from own production. In 1987, all shares of RSL were acquired by Siemens AG, Munich. Through the late 1980's, in anticipation of continued growth in the machine tool industry, RSL added capacity and pursued a strategy of vertical integration to support projected growth in its business. RSL acquired Spectra Physic's industrial laser division in the United States in 1988 (integrated into the newly founded Rofin-Sinar Inc. ("RS Inc.")) and Laser-Optronic GmbH, Gunding-Munich (laser marking systems) in Germany in 1989 (merged into RSL in 1991).

The machine tool industry experienced a significant downturn during the global recession in the early 1990's. In light of this change in market conditions, in 1993, Rofin undertook a major restructuring program to reduce its manufacturing costs, fixed costs and overhead to get Rofin in a better position to benefit from improving business conditions. The restructuring occurred over a three-year period. In 1993, Rofin reduced its workforce in both the United States and Germany, closed operations in the United States and streamlined its product offering, started to outsource non-strategic components and increased the use of sub-assembled systems. In 1995, Rofin disposed of its in-house machine shop.

With the improvement of economic conditions in the United States in 1994 and in Europe in 1995, Rofin experienced significant financial improvement. In 1996, the Company was incorporated in Delaware as a holding company for RSL and RS Inc. In transfer agreements dated September 25 and 26, 1996, Siemens AG and Siemens Power Corporation, respectively, transferred all shares in RSL and RS Inc. to the Company for a purchase price of $70.1 million.
Immediately after that transfer, the shares of Common Stock of the Company were sold to the public in an initial public offering and the Company's Common Stock was listed on the NASDAQ National Market.

In 1997, the Company acquired 80% of the share capital of Dilas Diodenlaser GmbH, Mainz, and all assets of Palomar Technologies UK in 1998 and established Rofin-Sinar UK Ltd., Hull. In 1998, Rofin shifted the majority of its CO2 laser production from the traditional fast flow technology to the newly developed diffusion-cooled Slab laser technology. Quality related manufacturing problems at one of its vendors created higher than anticipated warranty costs and delayed the market introduction of the new product line. These circumstances and a downturn in the semiconductor and electronics marking business affected the revenues and net income in 1998 and 1999. In 1998, Rofin also shipped the first diode pumped laser marker out of own production. In 1999, the Company established Rofin-Sinar Technologies Europe S.L. ("RSTE") as a European holding company. All shares of RSL and 80% of the shares of Dilas Diodenlaser GmbH were transferred to RSTE. In 2000, RSL acquired 90.01% of the shares of Carl Baasel Lasertechnik GmbH, Starnberg.
In addition, RSL and Mr. Carl Baasel concluded an option agreement under which both parties mutually granted each other the option of buying and selling, respectively, the equity stake of Mr. Baasel in Baasel Lasertech for a base purchase price of DM 12,287,000. RSL granted Mr. Baasel an annual dividend payment of DM 706,502 as long as he remains a shareholder of Baasel Lasertech. In February 2001, the Company acquired 80% of the share capital of Z-Laser S.A. through its wholly owned subsidiary Rofin-Baasel Espana, S.L., Barcelona, Spain.

Corporate Name, Registered Seat, Fiscal Year, Object and Duration of the
Company

The Company was incorporated under the name Rofin-Sinar Technologies, Inc. in Delaware on July 19, 1996. The operational headquarters of the Company are at 45701 Mast Street, Plymouth, Michigan 48170, United States, and Berzeliusstrasse 83, 22113 Hamburg, Germany. The fiscal year of the Company starts on October 1 and ends on September 30 of the following year.

Pursuant to its Certificate of Incorporation, the purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

The duration of the Company is unlimited.

Group Structure

The group structure of Rofin is as follows:

Rofin-Sinar Technologies, Inc. (Plymouth, USA/Hamburg Germany)
   -  Owns 100% of Rofin-Sinar, Inc. (Plymouth, USA)
   -  Owns 100% of Rofin-Sinar Technologies Europe S.L. (Pamplona, Spain)
      -  Owns 100% of Rofin-Sinar Laser GmbH (Hamburg/Munich, Germany)
         -  Owns 90% of Carl Baasel Lasertechnik GmbH (Starnberg, Germany)
            -  Owns 100% of Rofin-Basel Inc. (Acton/Tempe, USA)
            -  Owns 100% of Wegmann-Baasel Laser GmbH (Aschheim, GermanY)
            -  Owns 100% of PMB Elektronik GmbH (Starnberg, Germany)
         -  Owns 51% of Rofin-Marubeni Laser Corp. (Atsugi, Japan)
         -  Owns 100% of RASANT-ALCOTEL Besch. GmbH (Overath, Germany)
         -  RSL-Taiwan Office
      -  Owns 80% of DILAS Diodenlaser GmbH (Mainz, Germany)
      -  Owns 100% of Rofin-Baasel France S.A. (Paris, France)
      -  Owns 100% of Rofin-Sinar Italiana S.r.l.(Milan, Italy)
      -  Owns 100% of Baasel Lasertech Italia S.r.l.(Milan, Italy) (1)
      -  Owns 100% of Rofin-Baasel UK Ltd. (Daventry, UK)
      -  Owns 100% of Rofin-Baasel Espana S.L. (Barcelona, Spain)
         -  Owns 80% of Z-Laser (Pamplona, Spain) (2)
      -  Owns 100% of Rofin-Baasel Singapore Pte. Ltd. (Singapore)
      -  Owns 74% of Rofin-Sinar UK Ltd. (Willerby, UK)
      -  Owns 100% of Rofin-Baasel Benelux B.V. (Ablasserdam, Netherlands)


1. Baasel Lasertech Italia S.r.l. is currently in the process of merging into Rofin-Sinar Italiana S.r.l., which will be renamed Rofin-Baasel Italiana S.r.l. after the merger.
2. Z-Laser S.A. is currently in the process of merging into Rofin-Baasel Espana S.L.







Subsidiaries

The following table shows the major subsidiaries of the Company specifying their primary activities, their equity, the percentage of shares held directly or indirectly by the Company, the income from investment and the liabilities due to the Company or owed by the Company as of March 31, 2001 (in thousands of U.S.$ except for shareholding):
                                                                  Liabilities
                                                                    Due to
                                                            Income  Company
                                                   Share-   From    owed) by
                            Primary                holding  Invest-  the
Subsidiary                  Activities     Equity     %     ment    Company
-------------------------   ------------   -------  -------  ------  --------
Rofin-Sinar Inc.,           CO2 lasers     16,519    100       214       50
  Plymouth

Rofin-Sinar Laser GmbH,     CO2 lasers,    41,040    100     7,835    7,696
 Hamburg and Gunding        solid state
                            lasers, laser
                            marking
                            products

Carl Baasel Lasertechnik    Laser marking  15,800    90.01   7,956       --
   GmbH, Starnberg          and micro
                            products,
                            power
                            supplies

Dilas Diodenlaser GmbH,     Diode lasers
   Mainz                    and components  5,022      80    1,536       --


Rofin-Baasel Inc.,          Laser marking    -363     100   -1,077    2,657
   Acton, USA               products

Rofin-Sinar Technologies    Holding        31,131     100       67    3,227
   Europe S.L., Pamplona,
   Spain

Ownership of Common Stock

The Company originally was a wholly-owned subsidiary of Siemens AG, Munich. Siemens AG sold all shares in the Company to the public in an Initial Public Offering ("IPO") in September 1996. Since that date the free float of the Company's Common Stock is 100%. To the Company's knowledge, there currently is no person who is a beneficial owner of more than 5% of the Company's Common Stock. With respect to the shareholdings of members of the Board of Directors and key employees of the Company, see "Management ? Ownership of Common Stock by Management".







Share Price Information

The shares of the Company's Common Stock are listed on the NASDAQ National Market. Additionally the Company's shares are traded in the unofficial market (Freiverkehr) of the following German stock exchanges: Frankfurt am Main, Munich, Duesseldorf, Berlin, Stuttgart, Bremen, Hamburg and in the automated quotation system Xetra. The table below sets forth the high, low and period end sales prices of the Company's Common Stock, as well as the average daily volume per quarter (in shares) at the NASDAQ, for each quarter ended during the last two years as reported by the NASD:

                                Rofin-Sinar Price at the NASDAQ
                       ---------------------------------------------------
                                                             Average Daily
                                                               Volume per
                                                 End of          Quarter
Quarter ended             High         Low       Period         (Shares)
---------------------   --------     --------    --------       ----------
March 31, 1999          $ 12 7/8     $ 6 1/2     $  6 3/4          40,826
June 30, 1999           $  9 1/8     $ 5 1/4     $  7 3/4          25,860
September 30, 1999      $  8         $ 6 1/8     $  6 3/8          19,140
December 31, 1999       $  8 1/2     $ 6         $  7 1/8          37,266
March 31, 2000          $ 17         $ 7 1/16    $ 12              81,559
June 30, 2000           $ 14 3/4     $ 9         $ 12 1/2          37,195
September 30, 2000      $ 16         $ 9 3/4     $ 10              57,065
December 31, 2000       $ 12 13/32   $ 6 1/2     $  7 3/4          23,719
March 31, 2001          $ 10 7/8     $ 7 1/2     $  9              19,879

The closing price of the Company's Common Stock on the NASDAQ system was U.S.$13.00 per share on June 15, 2001.

Legal Proceedings

Except as mentioned in the section "Business-Intellectual Property", neither the Company nor its subsidiaries are or have been, during the last three years, involved in any litigation or arbitration proceedings which have had or might have a material influence on the financial condition or results of operations of Rofin nor is the Company aware of any such proceedings being pending or threatened.

Accountants

KPMG LLP, 150 West Jefferson, Suite 1200, Detroit, MI 48226, USA ("KPMG LLP"), have been appointed auditors for Rofin for fiscal 2001. The Company's Consolidated Financial Statements for fiscal 2000, 1999 and 1998 were audited by KPMG LLP and have been given an unqualified audit opinion (see "Financial Statements").










                       DIVIDEND POLICY

The Company has not paid any dividends since its inception in 1996 and currently intends to retain all net earnings to fund the development of its business and does not anticipate paying dividends in the foreseeable future. The declaration and payment of future dividends by the Company, if any, will be at the sole discretion of its Board of Directors, and will depend upon, among other things, the Company's profitability, financial condition, cash requirements, future prospects, general business conditions and other factors that the Company's Board of Directors may in the future consider to be relevant.














































                      EXCHANGE RATE INFORMATION

The Company publishes its consolidated financial statements in U.S. dollars in accordance with U.S. GAAP.

The Company's Common Stock is quoted in U.S. dollars on the NASDAQ National Market and will be quoted and traded in Euro on the Neuer Markt at the Frankfurt Stock Exchange.

Exchange rate fluctuations between Euro and U.S. dollar may affect the Euro equivalent of the U.S. dollar price of the NASDAQ National Market and, as a result, are likely to affect the market price of the Common Stock on the Neuer Markt at the Frankfurt Stock Exchange. The Company will declare any cash dividends in U.S. dollars and exchange rate fluctuations will affect the Euro amounts received by holders of shares of Common Stock in Germany on conversion of cash dividends.

The following table shows, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the Euro. These rates are provided solely for convenience of the investors. The Company does not represent that the Euro could be converted into U.S. dollars at these rates or at any other rate.

The column of averages in the table below shows the averages of the relevant exchange rates on the last business day of each month during the relevant period. The high and low columns show the highest and lowest quotes, respectively, on any business day during the relevant period.

                                End of
                                Period       Average      High          Low
                               --------     ---------    ------       -------
U.S. dollars per Euro 1.00 (1)
1999 (1)                        1.0070        1.0655      1.1812       1.0016
First Quarter 2000 (1)          0.9574        0.9866      1.0335       0.9524
Second Quarter 2000 (1)         0.9545        0.9338      0.9648       0.8891
Third Quarter 2000 (1)          0.8837        0.9056      0.9548       0.8462
Fourth Quarter 2000 (2)         0.9422        0.8740      0.9425       0.8370
First Quarter 2001 (2)          0.8774        0.9070      0.9595       0.8748
April 1 -June 15 (2)            0.8611        0.8670      0.9091       0.8408

(1) Based on the U.S. Federal Reserve Bank noon buying rate for the Euro.
(2) Based on the Trade Signal bit rate for the Euro.















                          CAPITALIZATION

The following table sets forth the short-term and long-term debt and capitalization of the Company as of March 31, 2001 and September 30, 2000. The information in the table below is qualified in its entirety by, and should be read in conjunction with, the Company's Consolidated Financial Statements and Condensed Consolidated Financial Statements (unaudited) included elsewhere in this Prospectus.

                                      March 31, 2001       September 30, 2000
                                       (unaudited)             (audited)
                                     ----------------    --------------------
                                             (in thousands U.S.$)

Short-term debt (including
  lines of credit and bank loans)          37,499                34,749

Long-term debt                             34,849                40,172

Stockholders' equity
  Preferred stock, 5,000,000 shares
    authorized, none issued or
    outstanding                                 0                     0
  Common stock, $0.01 par value,
    50,000,000 shares authorized,
     11,542,700 (11,538,200 at
     September 30, 2000) issued and
      Outstanding                             115                   115
  Additional paid-in-capital               76,060                76,049
  Retained earnings                        33,269                27,145
  Accumulated other comprehensive loss    (14,197)              (12,590)
                                          --------              --------
    Total stockholders' equity             95,247                90,719
                                          ========              ========























SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

The Statement of Income Data for each of the years in the three-year period ended September 30, 2000 and the Balance Sheet Data as of September 30, 2000, 1999 and 1998 set forth below have been derived from the Company's Consolidated Financial Statements included elsewhere in this Prospectus, which have been audited by KPMG LLP, the Company's independent auditors. The Statement of Income Data for the six month periods ended March 31, 2001 and 2000 and the Balance Sheet Data as of March 31, 2001 and 2000 have been derived from the Condensed Consolidated Financial Statements (unaudited).
The Statement of Operations Data for the six month periods ended March 31, 2001 and 2000 are unaudited but in the opinion of management, such information reflects all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the financial data for the interim periods. The results for the interim periods presented are not necessarily indicative of the results for a full year. These data should be read in conjunction with "Capitalization", "Management's Discussion and Analysis of Financial Conditions and Results of Operations", the Company's Consolidated Financial Statements and other financial information appearing elsewhere in this Prospectus.

                           (unaudited)                     (audited)
                         ----------------      ------------------------------
                         Six Months Ended           Fiscal Year Ended
                            March 31,                  September 30,
                         -----------------     ------------------------------
                          2001       2000         2000       1999       1998
                         ------     ------       ------     ------     ------
                             (in thousands U.S.$, except per share amounts)
                         ----------------------------------------------------
Statement of Income Data:

Net sales                112,076    67,768      171,187    124,024    117,583
Cost of goods sold        68,037    43,658      106,890     82,230     74,476
Gross profit              44,039    24,110       64,297     41,794     43,107
Selling, general and
 administrative expenses  19,774    11,942       29,593     23,706     22,315
Goodwill amortization      1,801       170        1,701        341        341
Research and development
  Expenses                 7,685     5,701       12,953     11,808      9,960
Special charge                --        --        2,812         --         --
Income from operations    14,779     6,297       17,238      5,939     10,491
Net interest expense
 (income)                  1,721      -530          637       -702       -759
Income before income
 Taxes                    12,773     6,821       16,079      6,875     11,799
Net tax expense            6,649     3,335        8,202      3,242      5,118
Net income                 6,124     3,486        7,877      3,633      6,681
Net income per common
  share - Basic             0.53      0.30         0.68       0.32       0.58
Net income per common
  share -  Diluted          0.53      0.30         0.68       0.32       0.58
Shares used in computing
  net income per share -
     Basic                11,543    11,533       11,538     11,527     11,517
     Diluted              11,576    11,584       11,622     11,527     11,615

Operating Data (as percentage of sales:
Gross profit               39.3%     35.6%        37.6%      33.7%      36.7%
Selling, general and
  administrative expenses  17.6%     17.6%        17.3%      19.1%      19.0%
Research and development
   Expenses                 6.9%      8.4%         7.6%       9.5%       8.5%
Income from operations     13.2%      9.3%        10.1%       4.8%       8.9%
Income before income taxes 11.4%     10.1%         9.4%       5.5%      10.0%

Balance Sheet Data:
Working capital           62,601    73,940       62,648     73,734     67,119
Total assets             228,065   144,044      218,414    147,213    143,742
Line of credit and loans  72,348    24,325       74,921     27,271     22,703
Stockholders' equity      95,247    89,733       90,719     90,676     90,765

Other Data:
Depreciation and
  Amortization             3,521     1,514        4,883      3,085      2,512
Backlog                   67,195    39,889       65,590     41,020     35,900






































        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Company's Consolidated Financial Statements and the Condensed Consolidated Financial Statements (unaudited) thereto included elsewhere in this Prospectus.

Overview

Rofin is a leader in the design, development, engineering, manufacture and marketing of laser-based products used for cutting, welding and marking a wide range of materials.

During the first six months of fiscal years 2001 and 2000, respectively, approximately 45% and 65% of the Company's revenues were from sales and servicing of laser products for cutting and welding applications and approximately 55% and 35% were from sales and servicing of laser products for marking and micro applications.

During fiscal year 2000, approximately 56% of the Company's revenues were from sales and servicing of laser products for cutting and welding applications and approximately 44% were from sales and servicing of laser products for marking and micro applications.

Through its global manufacturing, distribution, and service network, Rofin provides a comprehensive range of laser sources and laser based system solutions to three principal target markets: the machine tool, automotive and semiconductor/electronics industries. Rofin sells directly to end-users, to original equipment manufacturers ("OEMs") (principally in the machine tool industry), which integrate Rofin's laser sources with other system components, and to distributors. Many of Rofin's customers are among the largest global participants in their respective industries.

On May 10, 2000, the Company acquired 90.01% of the share capital of Carl Baasel Lasertechnik GmbH ("Baasel Lasertech") through its wholly owned subsidiary RSL for Euro 44.3 million in cash. Additionally, the Company refinanced Euro 23.4 million of the then outstanding debt of Baasel Lasertech. The Company has followed the purchase method in accounting for the acquisition, and accordingly the accompanying results of operations include the results of Baasel Lasertech for only the 20 week period subsequent to the date of acquisition. In connection with the acquisition and integration of Baasel Lasertech into Rofin's operations, including the consolidation of certain product lines, the Company has recorded a special charge of $2.8 million to write-off certain of its inventories, which will be discontinued. In addition, RSL and Mr. Carl Baasel concluded an Option Agreement under which both parties mutually granted each other the option of selling and buying, respectively, the equity stake of Mr. Baasel in Baasel Lasertech for a base purchase price of DM 12,287,000.

On February 28, 2001, the Company acquired 80% of the share capital of Z-Laser, S.A. through its wholly owned subsidiary Rofin-Baasel Espana, S.A., Barcelona, Spain for $3.3 million in cash. The Company has followed the purchase method of accounting for the acquisition. Goodwill and other intangibles, resulting from the acquisition, were $2.1 million and are being amortized over a period of 15 years.

Rofin's business strategy continues to include the expansion of its products and services, which may be effected through acquisitions. Rofin, from time to time, reviews various opportunities to acquire businesses, technologies or products complementary to Rofin's present business.

Currency Exchange Rate Fluctuation

Six Months Ended March 31, 2001

Although the Company reports its results in U.S. dollars, approximately 80% of the Company's sales are denominated in other currencies, including the Euro, German marks, French francs, Italian lire, Spanish pesetas, Taiwanese NT dollars, British pounds, Singapore dollars, Dutch guilders, and Japanese yen. Net sales and costs and related assets and liabilities are generally denominated in the functional currencies of the operations, thereby serving to reduce the Company's exposure to exchange gains and losses.

Exchange differences upon translation from each operation's functional currency to U.S. dollars are accumulated as a separate component of equity. The currency translation adjustment component of stockholders' equity had the effect of decreasing total equity by $13.1 million at March 31, 2001 as compared to $12.6 million at September 30, 2000.

The fluctuation of the Deutsche Mark and the other relevant functional currencies against the U.S. dollar has had the effect of increasing and decreasing (as applicable) reported net sales as well as cost of goods sold and gross margin and selling, general and administrative expenses, denominated in such foreign currencies when translated into U.S. dollars as compared to prior periods.

The following table estimates the effect of the changes in exchange rates on the Company's net sales, gross profit and income from operations during the six month period ended March 31, 2001. For such estimation only the relevant subsidiaries of the Company were considered.

                                     March 31, 2001
                          ---------------------------------
                              At 2001           At 2000
                          Exchange Rates     Exchange Rates
                          --------------     --------------
                                (in million U.S.$)

Net sales                     112.1              123.1
Gross profit                   44.0               47.8
Income from operations         14.8               16.0


Fiscal 2000

Although the Company reports its Consolidated Financial Statements in U.S. dollars, approximately 70% of its sales are denominated in other currencies, primarily German marks, as well as French francs, Italian lire, British pounds, Singapore dollars, Dutch guilders and Japanese yen. Net sales and costs and related assets and liabilities are generally denominated in the functional currencies of the operations, thereby serving to reduce the Company's exposure to exchange gains and losses.

Exchange differences upon translation from each operation's functional currency to United States dollars are accumulated as a separate component of equity. The currency translation adjustment component of shareholders' equity had the effect of decreasing total equity by $12.6 million at September 30, 2000 as compared to $4.7 million at September 30, 1999. This change arose primarily from the strengthening of the U.S. dollar against the Euro and the other functional currencies of the Company's operations during fiscal 2000, and reflect the fact that a high portion of the Company's capital is invested in its German operations, whose functional currency is the Deutsche Mark.

The fluctuation of the Deutsche Mark and the other relevant functional currencies against the U.S. dollar has had the effect of increasing or decreasing (as applicable) reported net sales, as well as cost of goods sold and gross margin and selling, general and administrative expenses, denominated in such foreign currencies when translated into U.S. dollars as compared to prior periods.

The following table estimates the effect of the changes in exchange rates on the Company's fiscal 2000, 1999 and 1998 net sales, gross profit and income from operations. For such estimation only the relevant subsidiaries of the Company were considered.

                   Fiscal 2000        Fiscal 1999         Fiscal 1998
              ------------------  ------------------   ------------------
               At 2000   At 1999   At 1999   At 1998    At 1998   At 1997
               Exchange Exchange   Exchange Exchange    Exchange 	Exchange
                Rates    Rates      Rates    Rates       Rates     Rates
               ------   ------     ------   ------      ------    ------
                                   (in million U.S.$)

Net sales       171.2    184.5      124.0    123.5       117.6     123.3
Gross profit     64.3     69.4       41.8     41.5        43.1      45.3
Income from
   Operations    17.2     19.5        5.9      5.7        10.5      11.2


Between fiscal 1999 and 2000, the Euro weakened against the U.S. dollar by approximately 14.4%. The estimated impact of this weakening was to decrease net sales, gross profit and income from operations by $13.3, $5.1 and $2.3 million, respectively. Between fiscal 1998 and 1999, the Deutsche Mark yearly average did not change against the U.S. dollar. However, the Japanese yen, during the same period, strengthened against the U.S. dollar by approximately 11%. The estimated impact of this strengthening of the Japanese yen was to increase net sales, gross profit and income from operations by $0.5, $0.3 and $0.2 million, respectively. Between fiscal 1997 and 1998, the Deutsche Mark weakened against the U.S. dollar by approximately 6.7%. The estimated impact of this weakening was to decrease net sales, gross profit and income from operations by $5.7, $2.2 and $0.7 million, respectively.







Taxes

Rofin's subsidiaries pay taxes in many jurisdictions and the provisions for income taxes in the Company's Consolidated Financial Statements are based on separate local tax computations. On a combined basis, this practice may result in the Company incurring income tax expense even though it may not have combined pre-tax income or in paying taxes in excess of pre-tax income if some of its subsidiaries are not profitable while others are. See Note 9 of the Notes to Consolidated Financial Statements and in the Notes `Results of Operations' in Notes to Condensed Consolidated Financial Statements (unaudited). In particular, because of Rofin's substantial operations in Germany, the Company historically has had a higher effective tax rate than many of its competitors who do not have operations in Germany.

The Company currently generates taxable income in Germany, the United States, U.K., Italy, France, Spain, the Netherlands, Singapore and Japan. German corporate tax law applies the imputation system with regard to the taxation of the income of a corporation (such as RSL, Baasel Lasertech and Dilas). In general, retained corporate income is subject to a municipal trade tax (which approximates 17%), which is deductible for federal corporate income tax purposes, a federal corporate income tax rate of 40% (45% prior to January 1, 1999) and a surcharge of 5.5% on the federal corporate income tax amount.

Profits, which are distributed by a German corporate taxpayer in form of a dividend, are subject to a reduced federal corporate income tax rate of 30% plus a 5.5% surcharge on the federal corporate tax amount calculated at the reduced rate. Tax expense and deferred taxes have been recorded at rates assuming all earnings of RSL and Dilas will be dividended to Rofin-Sinar Technologies Europe S.L.

Although the Company intends to identify and implement strategies to reduce its effective tax rate, the Company does not expect its effective tax rates in future to decrease significantly below its effective tax rate for the six months ended March 31, 2001.

Pension Plan Liabilities

The Company has defined benefit pension plans for the RSL and RS Inc. employees. The Company's U.S. plan began in fiscal 1995 and is funded. As is the normal practice with German Companies, the German plan is unfunded. After the acquisition of Baasel Lasertech the RSL pension plan was discontinued for all new employees. At March 31, 2001, the amount of the accrued pension liability for both the German and the U.S. plans was approximately $4.5 million. See "Management-Executive Compensation-Pension Plans".












Results of Operations

For the periods indicated, the following table sets forth the percentage of net sales represented by the respective line items in the Company's consolidated statements of operations.

                          Six Months Ended            Fiscal Year
                               March 31,           Ended September 30,
                         ------------------    --------------------------
                            2001      2000      2000      1999      1998
                           ------    ------    ------    ------    ------
Net sales                   100%      100%      100%      100%      100%
Cost of goods sold           61%       64%       62%       66%       63%
Gross profit                 39%       36%       38%       34%       37%
Selling, general
  and administrative
  expenses                   17%       18%       17%       19%       19%
Research and
  development expenses        7%        9%        8%       10%        9%
Special charge                -         -         2%        -         -
Goodwill amortization         2%        0%        1%        0%        0%
Income from operations       13%        9%       10%        5%        9%
Income before income taxes   11%       10%        9%        6%       10%
Net income                    5%        5%        5%        3%        6%


Six Months Ended March 31, 2001 Compared to Six Months Ended March 31, 2000

Net Sales - Net sales of $112.1 million represent an increase of $44.3 million (65%) for the six months ended March 31, 2001, as compared to the corresponding period of fiscal 2000. The increase resulted from a net sales increase of $41.4 million, or 82%, in Europe/Asia and an increase of $2.9 million, or 17%, in the United States, for the corresponding six month periods as compared to the prior year. The U.S. dollar strengthened against foreign currencies which had an unfavorable effect on net sales of $11.0 million for the six month period. Net sales of laser products for cutting and welding applications for the six month period increased by 16% to $50.7 million as compared to the same period of fiscal 2000. Net sales of lasers for marking and micro applications for the six month periods increased by 156% to $61.3 million as compared to fiscal 2000, including $34.4 million due to the Baasel Lasertech acquisition.

Gross Profit - The Company's gross profit of $44.0 million for the six months ended March 31, 2001, represents an increase of $19.9 million (83%) from the same period of the prior year. As a percentage of sales over the corresponding six month period gross profit increased from 36% to 39%. The main cause of the higher percentage margin was primarily the favorable product mix towards lasers for marking and micro applications during the current quarters. Gross profit was unfavorably affected by $3.8 million for the six month period in fiscal 2001 due to the strengthening of the U.S. dollar.






Selling, General and Administrative Expenses - Selling, general and administrative expenses increased $7.8 million (66%) for the six months ended March 31, 2001, compared to the corresponding period of fiscal 2000 primarily due to Baasel Lasertech being included. Selling, general and administrative expenses were favorably affected by $1.7 million for the six month period in fiscal 2001 due to the strengthening of the U.S. dollar.

Research and Development - The Company spent net $7.7 million on research and development during the six month period of the current year. This represents an increase of 35%, for the six month period, over the corresponding period of the prior year. Gross research and development expenses for the six month periods ended March 31, 2001 and 2000 were $8.3 million and $6.4 million, respectively, and were reduced by $0.6 million and $0.7 million of government grants, respectively. R&D was favorably affected by $0.9 million for the six month period in fiscal 2001 due to the strengthening of the U.S. dollar.

Goodwill Amortization - The Company recorded $1.8 million during the six month period of the current fiscal year as goodwill amortization, $1.6 million higher compared to the corresponding period in 2000. The increase relates to the Baasel Lasertech acquisition.

Other (Income) Expense- Other (Income) Expense of $2.0 million for the six month period ended March 31, 2001 represents a decrease in income of $2.5 million compared to prior year period. The main cause of this decrease was related to interest expense on the debt used to finance the acquisition of Baasel Lasertech.

Income Tax Expense - Income tax expense of $6.6 million for the six months ended March 31, 2001 represents an effective tax rate of 52%, compared to a prior year corresponding effective tax rate of 49%. This change in effective rate is due primarily to higher amounts of nondeductible goodwill and losses in certain countries, which cannot be offset by tax benefits.

Net Income - In light of the foregoing factors, the Company realized a consolidated net income of $6.1 million for the six months ended March 31, 2001, which represents an increase of $2.6 million from the comparable prior year period.


Fiscal 2000 Compared to Fiscal 1999

Net Sales - Net sales of $171.2 million represent an increase of $47.2 million and 38%, over the prior year. The increase resulted from an increase in net sales of $35.9 million, or 39%, in Europe/Asia and an increase of $11.2 million, or 36%, in the United States, as compared to the prior year. The U.S. dollar strengthened against foreign currencies which had an unfavorable effect on net sales of $13.3 million. Net sales of laser products for cutting and welding applications increased 8% over the prior year to $95.2 million. The Baasel Lasertech acquisition accounted for $4.1 million, or 58% of the increase in net sales of laser products for cutting and welding. Net sales of lasers for marking and micro applications increased by 111% to $76.0 million compared to fiscal 1999. In fiscal 2000, $23.2 million, or 58% of the increase in marking and micro revenue was due to the Baasel Lasertech acquisition and $16.8 million, or 42% was mainly due to the high demand for laser markers in the semiconductor and electronics industry and higher shipments to the Asian markets.

Gross Profit - The Company's gross profit of $64.3 million increased by $22.5 million and 54%, over the prior year. As a percentage of sales gross profit increased from 34% to 38%. The higher percentage margin in fiscal 2000 was primarily a result of favorable product mix, with a shift to higher margin marking lasers and lower warranty costs. Gross profit was unfavorably affected by $5.1 million in fiscal 2000 due to the strengthening of the U.S. dollar.

Selling, General and Administrative Expenses - Selling, general and administrative expenses increased $5.9 million or 25% to $29.6 million, compared to fiscal 1999 primarily due to the Baasel Lasertech acquisition. As a percentage of net sales selling, general and administrative expenses decreased by 2% from 19% to 17%.

Goodwill Amortization - The Company recorded $1.7 million for fiscal year 2000 as goodwill amortization, $1.4 million higher compared to fiscal year 1999. The increase relates to the Baasel Lasertech acquisition.

Research and Development - The Company spent net $13.0 million on research and development, this represents an increase of 10% or $1.1 million over fiscal 1999, mainly related to the Baasel Lasertech acquisition. Gross research and development expenses for fiscal 2000 and 1999 were $14.4 million and $13.1 million, respectively, and were reduced by $1.4 million and $1.3 million of government grants during the respective periods.

Special Charge - In connection with the acquisition of Baasel Lasertech, Rofin has consolidated certain product lines. As a result, certain inventories related to product lines, which will be discontinued, have been written off. Therefore, the Company expensed $2.8 million, or 2% of net sales, in fiscal year 2000.

Income Tax Expense - Income tax expense of $8.2 million in fiscal 2000 and $3.2 million in fiscal 1999 represent effective tax rates of 51% and 47%, respectively. The increase in effective tax rate was due primarily to higher amounts of non-deductible goodwill and a higher portion of current year profit generated in tax jurisdictions, such as Germany, with higher statutory tax rates.

Net Income - As a result of the foregoing factors, the Company's net income of $7.9 million ($0.68 per diluted share) in fiscal 2000 increased by $4.3 million over the prior year's net income of $3.6 million ($0.32 per diluted share). The effect of currency translation was to decrease net income by $0.8 million, or 9%, of fiscal 2000 net income.


Fiscal 1999 Compared to Fiscal 1998

Net Sales - Net sales of $124.0 million for fiscal 1999 increased by $6.4 million, or 5%, over the prior year. Net sales of cutting and welding laser products increased $9.6 million, or 12%, but were partially offset by a decrease of $3.1 million, or 8%, in marking and micro welding products. The increase in cutting and welding was due to improved demand in Europe for CO2 Slab lasers by the machine tool market and for high-power CO2 welding lasers in the automotive industry. The decrease in marking and micro welding was due primarily to lower shipments to the semiconductor/electronics industry in Asia. On a geographic basis, net sales increased $11.2 million, or 14%, in Europe/Asia and decreased $4.8 million, or 13%, in North America. The effect of currency translation was to increase net sales by $0.5 million, or 0.4%, of fiscal 1999 net sales.

Gross Profit - Gross profit of $41.8 million in fiscal 1999 decreased by $1.3 million, or 3%, over the prior year. As a percentage of net sales, gross profit decreased from 37% in fiscal 1998 to 34% in fiscal 1999. The lower margin percentage was primarily caused by a lower relative portion of revenue derived from sales of marking lasers, which have higher margins. Gross profit was also negatively impacted by higher production and warranty costs on the Slab laser due to supplier-related quality issues. The effect of currency translation was to increase gross profit by $0.3 million, or 1%, of fiscal 1999 gross profit.

Selling, General and Administrative Expenses - Selling, general and administrative expenses of $23.7 million for fiscal 1999 represent an increase of $1.4 million over the prior year due to the first full year of RS UK's selling, general and administrative costs and the addition of a sales office in Taiwan. As a percentage of net sales, selling, general and administrative expenses remained level at 19% of revenue in both 1998 and 1999.

Goodwill amortization - The Company recorded $0.3 million for the fiscal year 1999 as goodwill amortization. The same goodwill amortization was recorded for the fiscal year 1998.

Research and Development Expenses - Research and development expenses of $11.8 million increased $1.8 million, or 19%, over fiscal 1998. As a percentage of sales, research and development expenses rose from 9% to 10%. Research and development expenses are incurred primarily in European currencies and are net of government grants. Gross research and development expenses for fiscal 1999 and 1998 were $13.1 million and $11.1 million, respectively, and were reduced by $1.3 million and $1.1 million of government grants during the respective periods. The increase in gross spending in fiscal 1999 was primarily due to development of high-power, diode pumped, solid state lasers in Germany and low-power CO2 Slab lasers at RS UK. Research and development spending includes a $2.7 million outlay towards the Company's diode pumped, solid state laser program in 1999.

Income Tax Expense - Income tax expense of $3.2 million in fiscal 1999 and $5.1 million in fiscal 1998 represents effective tax rates of 47% and 43%, respectively. The increase in effective tax rate was due primarily to a higher portion of current year profit generated in tax jurisdictions, such as Germany, with higher statutory tax rates, and lower utilization of net operating loss carry-forwards in Japan due to the weakness of the Japanese market.

Net Income - As a result of the foregoing factors, the Company's net income of $3.6 million ($0.32 per diluted share) in fiscal 1999 decreased by $3.1 million over the prior year's net income of $6.7 million ($0.58 per diluted share). The effect of currency translation was to increase net income by $0.2 million, or 6%, of fiscal 1999 net income.






Liquidity and Capital Resources

Six Months Ended March 31, 2001

The Company's primary sources of liquidity at March 31, 2001 were cash and cash equivalents of $26.7 million, a $25.0 million line of credit with Deutsche Bank AG, and several other lines of credit, totaling $14.2 million, to support foreign subsidiaries in their local currencies. As of March 31, 2001, $12.6 million was borrowed against the Deutsche Bank AG facility and $7.8 million against other lines of credit (including both short- and long-term borrowings), therefore $12.4 million and $6.4 million are unused and available, respectively.

On December 15, 2000, the Company refinanced certain short-term credit facilities, originally obtained to fund the acquisition and refinance the existing debt of Baasel Lasertech, with short-term borrowings of $17.6 million and long-term borrowings of $34.2 million.

Cash and cash equivalents decreased by $2.3 million during the six months ended March 31, 2001. Approximately $5.5 million in cash and cash equivalents were provided by operating activities, primarily as the result of net income but offset by an increase in inventory and accounts receivable.

Uses of cash in investing activities totaled $4.7 million for the six months ended March 31, 2001 and related primarily to the acquisition of various additions to property and equipment for general business expansion and the acquisition of the net assets of Z-Laser, S.A.

Net cash used in financing activities totaled $2.7 million, which was related to a net reduction in borrowings from banks of $0.6 million, and net repayments on the lines of credit of $2.0 million.

Management believes that the cash flow from operations, along with existing cash and cash equivalents and credit facilities, will provide adequate resources to meet its capital requirements and operational needs for the foreseeable future.

Fiscal 2000

The Company's primary sources of liquidity at September 30, 2000 were cash and cash equivalents of $29.0 million ($36.8 million at September 30, 1999), an annually renewable $25.0 million line of credit with Deutsche Bank AG and several other lines of credit to support foreign subsidiaries in their local currencies in an aggregate amount of $21.2 million (translated at the applicable exchange rate at September 30, 2000). As of September 30, 2000, $13.5 million was borrowed against the Deutsche Bank facility and $9.7 million from other lines of credit. Therefore, $23.0 million is unused and available under the Company's lines of credit.

The Company funded the acquisition and the refinancing of the existing debt of Baasel Lasertech by utilizing its own cash and by borrowing $51.7 million under new credit facilities. On December 15, 2000, the Company refinanced the $51.7 million with both short and long-term borrowings. See "Financial Statements?Notes to the Consolidated Financial Statements".



Cash and cash equivalents decreased by $7.8 million during fiscal 2000. Approximately $6.1 million in cash and cash equivalents were provided by operating activities, primarily as the result of net income but offset by an increase in inventory and accounts receivable.

Uses of cash in investing activities totaled $41.8 million for the twelve months ended September 30, 2000 and were due primarily to the acquisition of Baasel Lasertech ($38.0 million) and various additions to property and equipment ($3.9 million) related to the business expansion.

Net cash provided by financing activities totaled $29.0 million, which was related to current period bank borrowings of $51.7 million, for the acquisition of Baasel Lasertech, and repayments of $22.4 million.

Management believes that the Company's cash flow from operations, along with existing cash and cash equivalents and availability under its credit facilities, will provide adequate resources to meet its capital requirements and operational needs for the foreseeable future.

Fiscal 1999

The Company's primary sources of liquidity are cash and cash equivalents of $36.8 million at September 30, 1999. Additional sources of liquidity include the Company's $25 million line of credit with Deutsche Bank AG and $20 million lines of credit with three German banks, of which $19.7 million was unused and available as of September 30, 1999.

Cash and cash equivalents increased by $1.9 million during fiscal 1999. Net cash provided by operating activities of $0.2 million was due primarily to net income offset by increases in receivables and inventories.

Cash used in investing activities of $2.4 million included $2.3 million used to acquire property and equipment. Net cash provided by financing activities of $4.4 million was related primarily to net borrowings from banks.

Recent Accounting Pronouncements

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financials filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company is required to adopt SAB 101 in the fourth quarter of fiscal 2001. The Company is in the process of evaluating SAB 101 but believes that the implementation of SAB 101 will not have a material effect on the financial position or results of operations of the Company.










                                 BUSINESS

Company Overview

Rofin is one of the leading companies in the design, development, engineering, manufacture and marketing of laser-based products used for cutting, welding and marking a wide range of materials. Besides excimer lasers, Rofin offers all major laser types for material processing. Lasers are a non-contact technology for material processing which have several advantages that are desirable in industrial applications. Rofin's lasers all deliver a high-quality beam at guaranteed power outputs and feature compact design, high processing speed, flexibility, low operating and maintenance costs and easy integration into the customer's production process. As a technological leader in CO2, solid state and diode lasers, Rofin is able to meet a broad range of its customers' material processing requirements. Rofin believes it has a worldwide market share (based on sales volume) of approximately 15% for laser products used for cutting and welding (macro) and marking and micro applications and that it is among the largest suppliers of laser products used for marking applications worldwide. Rofin has sold more than 14,000 laser sources since 1975 and currently has over 2,500 active customers (including multinational companies with multiple facilities purchasing from Rofin). During the first six months of fiscal 2001 and during fiscal 2000, 1999 and 1998, approximately 45% and 56%, 71%, 67%, respectively, of Rofin's revenues came from sales and servicing of laser products for cutting and welding applications and approximately 55% and 44%, 29%, 33%, respectively, came from sales and servicing of laser products for marking and micro applications.

Through its global manufacturing, distribution and service network, Rofin provides a comprehensive range of laser sources and laser based system solutions to three principal target markets: the machine tool, automotive, and semiconductor/electronics industries. Rofin sells directly to end-users, to original equipment manufacturers ("OEMs") (principally in the machine tool industry) that integrate Rofin's laser sources with other system components, and to distributors. Many of Rofin's customers are among the largest global participants in their respective industries. See "?Markets and Customers" for a list of Rofin's clients. During the first six months of fiscal 2001 and during fiscal 2000, 1999, and 1998, 18% and 25%, 25%, 31%, respectively, of Rofin's sales were in North America, and 82% and 75%, 75%, 69%, respectively, in Europe/Asia.

In developing its laser solutions, Rofin offers customers its expertise in:
(i) product development and manufacturing (i.e., state-of-the-art product development and manufacturing services based on over 25 years of laser technology expertise and applications know-how); (ii) application and process development (i.e., developing new laser-based applications for manufacturing customers and assisting them in successfully integrating lasers into their production processes); (iii) system engineering (i.e., advising customers on machine design, including tooling, automation and controls, for customers in need of "turn-key" solutions); and (iv) extensive after-sales support for its laser products (including technical support, field service, maintenance and training programs and rapid spare parts delivery).

Competitive Advantages

Rofin attributes its strong market position and its long-standing customer relationships to several competitive advantages:

Technological Leadership and Product Innovation. Driven by its customers' manufacturing needs, Rofin has developed laser technology expertise which keeps it at the leading edge of technological development and product innovation. Rofin's laser products feature compact design, high processing speed, superior reliability and longer service intervals. Rofin is the only company offering diffusion-cooled CO2-Slab lasers in the power range over 500W and is the market leader in high power diode pumped solid state lasers and high power diode lasers.

Sophisticated Application Development. Rofin believes its long-standing customer relationships are built upon Rofin's sophisticated application development. Rofin has pioneered many important new laser applications, including the welding of tailored blanks (a technique used in car body welding), metal tubes and diamond-tipped saw blades, the perforating of paper and the laser marking of integrated circuit. Rofin has over 160 engineers and technical personnel (including approximately 20 Ph.D.'s) specialized in the core competencies of laser development, laser beam shaping and delivery, and laser applications, as well as power supply, control interface, software programming and systems integration, and it maintains a substantial and continuously updated applications database. As a result, Rofin is able to offer customers a broad range of material processing applications based on CO2, solid state and diode laser technology. During the initial sales process, engineers and other technical experts from Rofin's applications centers work directly with the customer to develop and customize the optimal solution for the customer's manufacturing requirements.

Broad Product Range. Rofin distinguishes itself from the majority of its competitors who are specialized in only one of the four principal laser technologies for material processing by offering its customers CO2, solid state and diode laser sources and solutions in a variety of configurations and options. As a technological leader in CO2 lasers, solid state lasers, and diode lasers, Rofin is able to meet a broad range of its customers' material processing requirements, from cutting/welding (macro) to fine cutting/fine welding (micro) to laser marking (marking).

Product Quality. Rofin has established itself as a quality supplier to its customers. Rofin is extensively testing its products and offers realistic product specifications. Rofin also provides after-sales parts and service for its products for a period of 10 years if requested by the customer. In addition, Rofin shares a common objective with its customers of pursuing internationally recognized manufacturing and product quality standards. Consistent with this commitment, Rofin's facilities in Hamburg, Gunding-Munich, Mainz and Starnberg in Germany, and Plymouth, Michigan, United States, received the ISO 9001 certification. The Plymouth operation is qualified as a "Q-1" supplier under Ford's "Q-1" quality management standards. In addition, the following facilities are ISO 9002 certified:
Pamplona, Spain, Milan, Italy and Paris, France.

Comprehensive Customer Service. Rofin is committed to a superior level of customer service from initial discussions relating to applications, through final system installation, to after-sales technical and product support. Following installation, Rofin frequently provides customized training to its customers' personnel and supports its products with a knowledgeable staff of over 230 field-based and in-house customer service representatives worldwide. Rofin believes that its customer service support organization is one of the largest among manufacturers of lasers for material processing applications.

Global Presence. Through its manufacturing capability in Germany, the United States, the UK, Singapore, and Japan and its global distribution and service network, Rofin offers its laser sources and laser based systems in approximately 35 countries. Rofin responds to the global nature of its customer base as well as the important regional areas in which certain of its customers operate by following its multinational customers into new geographic regions where it provides local service and support.

Business Strategy

Rofin's business strategy is to maximize shareholder value by (i)
strengthening its position as a leading supplier to the global market for lasers for material processing applications (macro, micro, marking) and (ii) capitalizing on its leadership in laser technology and applications
development   Rofin believes that the major sources of its growth over the next three years will be the following:

- Expansion of Rofin's worldwide sales and service network. The acquisition of the Baasel Lasertech Group has added a competent sales organization with focus on end user sales. The integration into Rofin's sales organization in the different countries increases the market coverage. Through cross training of sales and service engineers Rofin is able to offer its customers faster reaction time and better coverage.

- Cross selling of Rofin's products in its grown customer base. The combination of Rofin's traditional customer base with Baasel customers and Baasel systems technology opens up new opportunities to sell Rofin's broad laser product range and Baasel's laser based system solutions.

- Entry in new markets. With Rofin's strong laser and application development capacity Rofin works on opening up new markets for lasers, like remote laser welding, glass processing, welding of lightweight materials and special laser micro applications, such as deflashing and lead frame cutting in the semiconductor/electronics industry.

- Preparation for external growth. Rofin is looking for strategic acquisitions, which will complement its product base of laser sources or laser systems technology or laser related components. Additionally, Rofin is continually watching emerging markets.

The Industrial Laser Market for Material Processing

The laser market is generally considered to be made up of laser sources sold for the following applications: material processing, medical therapeutic, instrumentation, research, telecommunications, optical storage, entertainment, image recording, inspection, measurement and control, bar-code scanning and other end-uses.

According to Optoelectronics Report 2001, the second largest single application area besides telecommunication is industrial laser materials processing, which had total revenues of U.S.$1.33 billion in 2000, with an expected growth rate of 18% for 2001. The market for industrial laser materials processing is dominated by four major technologies: CO2 laser, solid state laser, diode laser and excimer laser. Except for excimer laser, which accounted for approximately 27% of the relevant market in 2000, Rofin is present in all these technologies and markets. While solid state lasers are expected to grow by 15% in 2001 (thereof diode-pumped solid state lasers with an expected growth rate of 30%), direct diode lasers show an even stronger increase by 61% for 2001, based on the study.

Over the past 20 years, lasers have revolutionized industrial manufacturing and have been increasingly used to provide reliable, flexible, non-contact compact and high-speed alternatives to conventional technologies for processing various kinds of metal and non-metal materials in a broad range of advanced manufacturing applications.

Current Industry Applications

The industrial laser market for material processing generally encompasses the use of CO2, solid state and diode laser sources in highly automated manufacturing or production processes. For further discussion of the principal laser technologies used for material processing, see "?Laser Technology." The laser source is typically integrated into a laser system which includes a fixed optic or flexible fiberoptic beam delivery system, control software, robotics, machine vision, motion control and parts handling, and typically reports 20-50% of a total system's cost. To date, three major categories of industrial users of lasers for material processing can be clearly defined, which are the machine tool, the automotive (including both automobile manufacturers and automotive suppliers) and the semiconductor/electronics industries. Besides these industries lasers for material processing are used in a large variety of different production industries. All customers typically demand high-speed, compact, highly durable laser sources which have a reliable power output, can be easily and flexibly integrated into the customer's production process, are easy to maintain, and are able to withstand the rigors of industrial use, such as wide extremes of temperature and humidity, dirt, dust, shock and vibration.

Currently, there are three main material processing applications for which lasers are used: (i) macro (cutting/welding), (ii) micro (fine cutting/fine welding/drilling) and (iii) marking (vector and dot-matrix). Other applications include surface treatment (cladding and alloying), soldering, rapid prototyping and laser-assisted machining.

Macro Applications - Cutting. Industrial manufacturers have traditionally utilized punch presses (nibbling), dye-cutting and stamping machines and other conventional machine tools for cutting and shaping metal materials. Such technologies tend to be economical only when large quantities of the same item are produced, as their use involves lengthy set-up times. In addition, because such machine tools come into contact with the material being worked on, the material often requires additional machining after cutting has occurred to achieve the desired finish to the cut edge or surface. Additionally, the continuous contact of the machining head with the material subjects it to wear and tear requiring ongoing maintenance and repair. Alternative cutting technologies either result in a wide cut width and heat affected zones or a very slow process (despite excellent edge quality).

By contrast, laser-based cutting technology has several advantages which are desirable in industrial applications. Laser cutting is fast, flexible and high-precision, as it can be used to cut complex contours on flat, tubular and three-dimensional materials (which is difficult if not impossible to achieve with alternative methods). The laser source can be easily programmed by a computerized numerical controller ("CNC") and is able to process many different kinds of materials (steel, aluminum, brass, copper, wood, glass, ceramics and plastics) at various thicknesses. Additionally, laser cutting technology is a non-contact, no-wear process which is easy to integrate into an automated production line. The types of laser sources most commonly used for cutting are high-power CO2 lasers and solid state laser in the power range from 1000W to 4000W, for textile and plastic materials in general lower power CO2 lasers are used in the power range below 1000W.

The adoption of just-in-time inventory and manufacturing techniques has driven the growth of laser-based cutting among industrial manufacturers. Laser cutting is the ideal tool for just-in-time production because parts can be cut only when they are needed and then only in the desired quantities, thereby reducing carrying costs and inventory obsolescence. Additionally, cutting programs can be altered quickly with easy off-line programming. Principal Rofin customers for lasers used in cutting applications are OEM's in the machine tool industry who integrate the laser source into their own cutting systems for sale to industrial end-users. The continuing efforts of all industrial manufacturers to streamline their production methods, decrease inventory through the use of just-in-time manufacturing techniques and lower overall costs are factors which lead the Company to believe that there will be long-term future market growth for laser systems used for cutting applications.

Macro Applications - Welding. Industrial manufacturers have traditionally utilized plasma arc welding, resistance welding and other conventional joining technologies for welding metal materials. Compared to laser welding, these processes result in wider weld cross-sections with much more heat input into the workpiece. Furthermore, arc welding is slower than laser welding, and resistance welding requires access to each part from two sides, has limited contouring capabilities and requires constant maintenance. Electron beam welding has similar welding properties to lasers; however, the process requires use of a vacuum environment.

Compared to conventional welding technologies, laser welding offers several important advantages which are desirable in industrial applications. Laser welding is non-contact, easy to automate, provides high process speed and results in narrow-seamed, high quality welds which require little, if any, post-processing machining. Because there is low heat input into the material being processed and therefore minimal part damage or distortion, parts can be accurately machined before welding. Additionally, because laser welding is non-contact based, the process is not subject to tool wear. As with lasers used for cutting applications, lasers can be used to weld a wide variety of materials of different thickness. The types of laser sources most suitable for welding are high-power CO2 lasers and solid state lasers for welding steel and aluminum with relatively long weld seams. Diode lasers can be used for specific metal applications, which require a very smooth weld surface, or for the welding of plastic.

To date, the principal applications for laser welding have been in the automotive industry. Automobile manufacturers and suppliers use lasers for welding of transmissions, engine components (such as injection nozzles, valve lifters and gasoline filters), airbags, tailored blanks (a laser welding technique pioneered by Rofin for welding dissimilar metals of different thickness into one sheet to reduce material cost and car weight) and other components. A laser welding application which has significant potential for growth, in the Company's opinion, in the automotive market is the remote welding (Rofin is offering a system, where spot and stitch welds can be accomplished in a very rapid way using a laser beam focused over a large distance and direct to the workpiece by the means of a rotating and tilting mirror) of car body subassemblies, like doors, and, more generally, car body framing and production. The Company expects that the demand for improved fuel economy, weight reduction, improved vehicle safety and increased production line flexibility to permit rapid model changes will contribute to automotive manufacturers' and suppliers' demand for lasers.

Micro Applications - Fine cutting/fine welding, drilling. As laser beams can be focused to very small spot sizes (less then 0.1 mm), lasers are a perfect tool to create intricate structures or work on tiny, delicate parts. Many industrial components, like read/write heads in disc drives, cathodes in TV-tubes or micro injection nozzles are spot welded with pulsed solid state lasers. Lasers have the advantage of minimal heat input into the product during welding, thereby minimizing the part distortion.

The laser beam can be directed to the work piece either using fiber optics or reflecting mirrors. It also can be split in power, enabling that more than one operation can be carried out simultaneously. Not only industrial components are processed with the laser, lasers are also used in the medical components business (dental) and in the jewelry production and repair, where the laser is able to weld even precious metals.

Fine cutting using pulsed solid state lasers creates very narrow cut widths and minimum heat affected zones, which is favorable for processing of stents (medical devices which are inserted in the artery to avoid collapsing) or soldering masks for pc-boards. Rofin offers turn-key systems for fine cutting.

Furthermore, lasers are used in the paper industry to create millions of small and precise holes for cigarette tip paper. Rofin is offering turn-key systems using an especially designed beam delivery system, enabling the creation of more than 250,000 holes per second. The same technology is tested at the moment to be used on thin plastic packaging foils.

With the ongoing demand for miniaturization, Rofin believes in a steady growth in micro applications, therefore focusing a certain portion of its R&D capacity on developing lasers especially suitable for this market and on testing new applications in its laboratories, such as deflashing and lead frame cutting.

Marking Applications. With the increasing need for source traceability, component identification and product tracking as a means to reduce product liability and prevent falsification, industrial manufacturers increasingly are demanding variable code marking systems capable of applying serialized alphanumeric, graphic or bar code identifications directly onto their manufactured components. Industrial manufacturers have traditionally utilized acid-etching and ink-based technologies to mark manufactured parts. These technologies require flat, clean surfaces, are maintenance-intensive and, most importantly, are not appropriate for serialization. Moreover, their marking is susceptible to damage by heat or light and is therefore not permanent.

By contrast, laser marking offers several important advantages which are desirable in industrial applications. Lasers can mark a wide variety of metal and non-metal (wood, glass, plastics) surfaces at high speed without contact by changing the surface structure of the material or by engraving. Laser marking systems are reliable, flexible, high speed, leave permanent marks and, because they are computer-controlled, can be easily integrated into the customer's production process. Because laser marking is contact-free, it does not subject the item being marked to any mechanical stress. In addition, these systems enable the user to avoid the mechanical problems (e.g., clogging, drying time delay, ink-bottle replacement, etc.) associated with ink-based technology and the waste disposal issues related to acid-etching.

In the semiconductor/electronics industry, lasers are used to mark electrical components such as contactors and relays, and assembled components such as printed circuit boards and keyboards. With the increase in marking speed in the last few years, laser marking of integrated circuits has decreased in cost, improving the price/performance characteristics of this technology and therefore increasingly displacing ink-based and laser mask marking installations.

In recent years the marking of smart card and ID-cards has become an important market for laser marking. Not only alphanumerical information can be inscribed but also black/white pictures can be rapidly created with the laser offering new possibilities.

In the automotive industry, the increasing trends toward component identification and the production of multiple car models on a single assembly line have driven the growth of laser marking. A substantial number of automobile components and subcomponents are currently, or have the potential to be, marked by lasers. Windshield wiper blades, gears, starter housings, safety belt buckles, headlights and control buttons are typical examples of laser marking applications.

The Company believes that the potential for laser marking has not yet been fully realized.

Outlook. The Company expects that industrial end users in each of its target markets will continue to make capital investments to streamline their production methods, increase their production line flexibility and lower their overall costs. The Company believes that the continuation of this trend, together with its continued focus on developing new applications for its laser sources and laser systems products, will provide it with significant opportunities for long-term growth in each of the machine tool, automotive and semiconductor/electronics industries. As these industries have shown some cyclicality in the past, it is Rofin's goal to diversify its product and application base in such a way that it can increase independence from single industries or markets. According to market studies (Optech Consulting AG, Deutsche Bank Research 8/2000), the market for lasers and laser systems for material processing are forecasted to grow by an average of 15% over the next years. The Company anticipates continued demand for high power CO2, solid state and diode lasers and believes that there is significant potential for further penetration in the marking and micro application markets.

Rofin's Laser Products

Rofin currently offers a comprehensive range of laser products and related services for three principal material processing applications: (1) macro, (2) micro, and (3) marking. Besides offering standardized laser systems for some specialized niche applications, Rofin works directly with its customers to develop and customize optimal solutions for their manufacturing requirements. In developing its laser-based solutions, Rofin offers customers its expertise in: (i) product development and manufacturing services based on more than 25 years of laser technology experience and applications know-how; (ii) application and process development (i.e., developing new laser-based applications for manufacturing customers and assisting them in integrating lasers into their production processes); (iii) system engineering (i.e., advising customers on machine design, including tooling, automation and controls for customers in need of "turn-key" solutions); and (iv) extensive after-sales support of its laser products (including technical support, field service, maintenance and training programs, and rapid spare parts delivery).

The following table sets forth Rofin's net sales of laser products used for cutting and welding applications and of laser products used for marking and micro applications in the first six months of fiscal 2001 and 2000 and in fiscal 2000, 1999 and 1998:

                               Six Months Ended      Fiscal Year Ended
                                   March 31,            September 30,
                               ----------------   ------------------------
Product  Category *              2001     2000     2000     1999     1998
                                ------   ------   ------   ------   ------
                                        (in thousands U.S.$)

Lasers for cutting and welding  50,739   43,777   95,195   88,056   78,472
Lasers for marking and micro
Applications                    61,337   23,991   75,992   35,968   39,111
Total sales, net               112,076   67,768  171,187  124,024  117,583

* For each product category, net sales includes sales of services (including training, maintenance and repair) and spare parts.


The Company from time to time reviews various opportunities to acquire businesses, technologies, or products complementary to Rofin's present business.

The laser sources sold by Rofin consist of a laser head (containing the lasing medium, resonator, source of excitation, resonator mirrors and cooling mechanism), power supply, and microcontroller (for control and monitoring). For a more detailed discussion of the components of a laser source, see "?Laser Technology". Rofin's lasers all deliver a high-quality beam at guaranteed power outputs and feature compact design, high processing speed, flexibility, low operating and maintenance costs and easy integration into the customer's production process. Products are offered in different configurations and utilize different design principles according to the desired application. Rofin's engineers and other technical experts work directly with customers in Rofin's applications centers to develop and customize the optimal solution for the customers' manufacturing requirements.

Laser Products for Cutting and Welding Applications - Macro

Rofin distinguishes itself from the majority of its competitors who specialize in only one or two principal laser technologies for material processing by offering its customers CO2, solid state and diode laser sources and solutions in a variety of configurations and options. As a technological leader in CO2, solid state and diode lasers, Rofin is able to meet a broad range of its customers' cutting and welding requirements.

Rofin's family of CO2 laser products for cutting and welding, and their principal markets and applications, is discussed below.


LASER SERIES               POWER RANGE                 MODE OF EXCITATION
-----------------        ---------------              --------------------
DC Slab Series            1.0kW -  3.5kW                 High Frequency
HF/RF Series              4.0kW -  8.0kW                 High Frequency
TR Series                 2.0kW - 12.0kW                 Direct Current
SC Series                  100W -   300W                 High Frequency


Rofin believes that it is the only manufacturer of diffusion-cooled, Slab-based lasers in the high-power range. In this laser design, a high-frequency
(HF) excited gas discharge occurs between two water-cooled electrodes which have a large surface area that permits maximum heat dissipation. The core diffusion-cooled technology is protected by two patents, and Rofin has exclusive license rights to this technology on a worldwide basis for power levels above 500W for material processing applications. Principal markets for the Slab Series lasers are the machine tool and automotive industries.

Rofin's HF Series lasers combine proven cross-flow design principles with modern high-frequency (HF) discharge excitation technology. Rofin has shipped this product predominantly to customers in the automotive industry and their sub-suppliers, in the United States and Europe, where it has been used in a significant number of welding applications, including transmissions, tailored blanks, steel tubing and many other car parts and components. The new RF series uses fast-axial flow technology in combination with HF excitation and is especially designed for thick metal cutting.

Rofin's TR Series fast-axial flow CO2 laser is used for both cutting and welding applications. In the fast-axial flow principle, the gas discharge occurs in a tube in the same direction as the resonator, through which the laser gas mixture flows at a high speed. TR Series products are used primarily by the machine tool industry.

Rofin's SC Series diffusion-cooled CO2 lasers are developed and produced by RS UK. The SC Series are sealed-off lasers, which are also based on the Slab laser principle used for the DC Slab Series. The lasers are used for cutting and marking applications. Principal markets are the machine tool and packaging industries. Rofin's current focus is on increasing the output power to 600W.

Rofin's family of solid state laser products for cutting and welding, and their principal markets, are discussed below.

LASER SERIES              POWER RANGE                 MODE OF EXCITATION
----------------         -------------               --------------------
DY Series                550W - 4.4kW                   Laser Diodes

Rofin's DY Series of continuous wave solid state lasers are designed exclusively for use with flexible fiber-optic beam delivery systems, making them particularly well suited for integration into complex production systems for cutting and welding applications. The key competitive advantages of the DY Series lasers are the fact that they are diode pumped and they are designed to allow multiple power output configurations. These configurations include continuous wave and pulsed power ramping modes, which allows Rofin to address a wide range of customer applications. Power ramping is particularly suited for achieving smooth welds and avoiding cracks during the welding process. In addition, several features of the DY Series laser such as the simple modular resonator design, easily accessed power supply and PC-based controller equipped with a modem, which allows easy communication with a remote service center, are designed for easy maintenance. The diode pumping technology, introduced in fiscal 1999, is characterized by high beam quality, high efficiency and long service intervals. These lasers are used principally in the automotive industry.

Rofin's family of diode laser products for welding, soldering and surface treatment applications, and their principal markets, are discussed below.

LASER SERIES              POWER RANGE                 MODE OF EXCITATION
----------------         -------------               --------------------
Diode Lasers              10W - 6.0kW                   Direct Current

Rofin's diode lasers are designed to meet the requirements of a wide range of welding, soldering, and surface treatment applications. Rofin's high-power laser diodes can be stacked into arrays achieving output powers in the multiple kilowatt range. In addition to their use in the automotive, machine tool, and semiconductor/electronic markets, these lasers are also sold into the medical device and research markets. Additionally, laser diodes are sold as components both internally and externally.

Laser Products for Marking and Micro Applications - Marking / Micro

Based on sales, Rofin established itself as the laser marking market leader in Europe (principally in the automotive and semiconductor/electronics industries) and in the Asia/Pacific region (principally in the semiconductor/electronics industry) in fiscal 1997. The acquisition of the Baasel Lasertech Group further enhanced Rofin's market position by adding customers, sales force and specialized system know-how.
Rofin's family of laser marking products is as follows:


LASER SERIES                POWER RANGE            MODE OF EXCITATION
----------------           -------------        --------------------------
PowerLine; StarMark Series    3W - 130W          Flash Lamp or Laser Diodes
CombiLine; StarMark Systems  10W - 130W          n.a.
MultiScan                    100W                High Frequency


PowerLine/StarMark Series - Rofin's standard PowerLine and StarMark laser marking products consist of a CO2 or solid state laser in the range of 3W to 130W, a galvo-head, a personal computer with state-of-the-art processor, and Rofin's proprietary Laser Work Bench, VisualLaserMarker and LaserCAD-Software. The modular design of the PowerLine and StarMark markers enables customers to order the most suitable configuration for their production processes or systems (e.g., OEM-customers may order the laser head, power supply, and laser cooling assembly plates as subassemblies without the cabinet for easier integration into the handling system specified by the end-
user). The PowerLine and StarMark solid state lasers incorporate either a dual or single lamp ceramic cavity design using "long-life" lamps or diode modules, both of which result in higher output power (and therefore higher marking speeds), higher energy efficiency (and therefore reduced operating costs), high beam quality (and therefore constant and reliable marking quality), and longer service intervals. Rofin's proprietary Laser Work Bench, VisualLaserMarker and LaserCAD-Software provide operators with a user-friendly desktop publishing environment that allows them to manipulate fonts, import graphics, preview marking and control all laser parameters and job programs. Special options and accessories include a double-marking head allowing marking speeds of up to 1,000 characters per second in certain applications (most notably marking of integrated circuits), as well as beam-switching and -splitting options for marking of products in multiple production lines using a single laser. Their main application besides a wide variety of possible applications is the marking of plastics and smart cards in the semiconductor/electronics industries.

CombiLine/StarMark Systems - Built on a modular design, the CombiLine and StarMark Systems consist of a PowerLine or StarMark laser marker that can be combined with a variety of parts handling systems developed by Rofin, including: motor driven positioning tables, foil handling systems for marking labels, conveyor belts and pick-and-place systems. These allow the CombiLine and StarMark Systems to be customized as a turn-key system.

MultiScan - This Dot-Matrix marker, introduced in fiscal 1999, utilizes a 100W sealed-off CO2 laser (SC Series) and features the ability to mark components that are moving at high speeds. The principal market is the packaging industry.

Rofin's family of laser products for micro applications is as follows:


LASER SERIES                POWER RANGE            MODE OF EXCITATION
----------------           -------------        --------------------------
P Series                  500W - 1.0kW            Flash Lamp
StarWeld Series            20W -  500W            Flash Lamp
StarCut Series            150W -  300W            Flash Lamp
PerfoLas Systems           n.a.                   n.a.

Rofin's P Series of pulsed solid state lasers are designed to meet the requirements of a wide range of welding and cutting applications. Their high peak power, flexible fiber-optic beam delivery system, and small-focused beam spot size allow these lasers to be successfully applied in many cutting and welding applications. The lasers' pulse shaping capability (achieved through programming of the power supply) makes them particularly well-suited to the processing of metallurgically difficult materials such as aluminum and its various alloys. Principal markets for these lasers are the automotive and precision welding markets.

StarWeld Series - Rofin's standard StarWeld laser products consist of pulsed solid state lasers in the range of 20W to 500W. Their main application besides a wide variety of possible applications is the fine-welding of jewelry and dental parts. Principal markets for these lasers are medical devices and the jewelry industry.

StarCut Series - Rofin's StarCut laser products use pulsed solid state lasers in the range of 150W to 300W. Their main application is the fine cutting of medical devices and integrated circuits. Principal markets for these lasers are medical devices and the semiconductor/electronics industry.

PerfoLas Systems - The PerfoLas Systems consist of a high power CO2 laser and a special designed beam delivery and paper handling system including a laser beam splitter (PerfoLas Multiplexer) which allows the customers to drill more than 250,000 holes per second into paper or foils. The main application is perforating of cigarette tip paper.

Applications Development

In addition to manufacturing and selling laser sources for macro (cutting and welding) and laser marking and micro application products. Rofin operates application centers in ten countries where it develops laser-based solutions for customers seeking alternatives to conventional manufacturing techniques. More than 25 years of laser technology experience and know-how are embodied in Rofin's applications groups, developed as a result of its participation in a broad range of industrial markets. Examples are the welding of aluminum stringers into the aircraft body using CO2 lasers or the structuring of tiles to increase their safety in respect to slippery when wet. For both applications Rofin has worked together with customers and university institutes to develop the principles, now these applications have just started to go into production.

Markets and Customers

Rofin is selling its laser products and laser based system solutions to a wide range of industries. Out of these, three industrial markets can be clearly identified: the machine tool, automotive and semiconductor/electronics industries. The following table sets forth the distribution of Rofin's laser sales among its principal markets in the first six months of fiscal 2001 and 2000 and in fiscal 2000, 1999 and 1998:

                      Six Months Ended     Fiscal Year Ended
                         March 31,           September 30,        Primary
Principal Market        2001    2000    2000    1999    1998    Applications
-----------------      ------  ------  ------  ------  ------  -------------
Machine Tool             25%     27%     27%     31%     26%     Cutting
Automotive                5%     17%     16%     14%     19%     Welding and
                                                                 component
                                                                 marking
Semiconductor/
  Electronics            21%     23%     24%     14%     19%     Marking of
                                                                 integrated
                                                                 circuits and
                                                                 smart cards
                       ------  ------  ------  ------  ------  -------------
                         51%     67%     67%     59%     64%


The remaining 49%, 33%, 33%, 41%, and 36%, respectively, of laser sales in the first six months of fiscal 2001 and 2000 and fiscal 2000, 1999 and 1998 were attributable to customers in a wide variety of other industries (including aerospace, consumer goods, medical device manufacturers, job shops, universities and institutes).




Many of Rofin's customers are among the largest global participants in their respective industries. The Company's experience is that once a customer has successfully integrated a laser system into its production process, significant opportunities are created for repeat sales and new applications, from time to time to a different division or plant of the same customer. The following is a representative list of OEM customers and end-users of Rofin's products and services worldwide (all of whom have purchased laser sources, laser marking or micro products from Rofin).

Automotive         Automotive      Machine       Semiconductor/
Manufacturers       Suppliers       Tool          Electronics       Other
-------------      ----------      -------       -------------    ---------
AUDI               Autoliv        ABB              Amkor          Aesculap
BMW                Benteler       Adige Sala       AMD            Alcatel
DaimlerChrysler    Bosch          Amada            Analog Devices Allflex
Fiat               Delphi         Arnold           Cherry         Balda
Ford               Eaton          Balliu           Cypress        Beiersdorf
General Motors     INA            Cincinnati Inc.  Epcos          Braun
Jaguar             LUK            Finnpower        Fairchild      Dentaurum
Peugeot/Citroen    Temic          Jenoptik         Hyundai        Drukker
Porsche            Thyssen-Krupp  Lectra Systems   Infineon       EADS
Renault            TRW            Nisshinbo        Mitsumi        Norton
Toyota             Visteon        Prima Industries MIT            Marcegaglia
Volkswagen         Witzenmann     Reis Robotics    Muhlbauer      Osram
Volvo              ZF             Salvagnini       Philips        Schott
                                                   Schlumberger   Siemens
                                                   ST Micro-
                                                     electronics
                                                   Tessera

None of Rofin's customers represents more than 10% of total sales. The largest customers vary from year to year.

Sales, Marketing and Distribution

Rofin sells its products in approximately 35 countries to OEMs and to major end-users who have in-house engineering resources capable of integrating Rofin's products into their own production systems. Laser sources for cutting applications are marketed and sold principally to OEMs in the machine tool industry who sell laser-cutting machines incorporating Rofin's products without any substantial involvement by Rofin. Laser sources for welding applications are marketed and sold both to systems integrators and to end-users. Laser marking products are marketed and sold directly to end-users and to OEMs for integration into their handling systems (mainly for integrated circuit and smart card marking applications). Laser micro products are marketed and sold directly to end-users and to distributors (mainly for jewelry and dental applications). In the case of both welding lasers and laser marking products, the end-user is significantly involved in the selection of the laser component and will often specify to the OEM that it desires a Rofin laser. In such cases, Rofin's application engineers work directly with the end-user to optimize the application's performance and demonstrate the advantages of Rofin's products.





Rofin has approximately 100 direct sales engineers operating in 20 countries, of which approximately 30 employees are dedicated to marketing CO2 and solid state lasers for cutting and welding and approximately 70 are dedicated to marketing laser marking and micro products. In addition, Rofin has 12 independent distributors and agents marketing Rofin's welding and cutting laser products and laser marking products in Australia, Brazil, Denmark, India, Israel, the Philippines, Thailand, the People's Republic of China, Poland, Singapore, Sweden and Finland. Rofin directs its worldwide sales and marketing of cutting and welding lasers from its offices in Hamburg, Germany and for laser diode components from Mainz, Germany. Worldwide sales and marketing of laser marking products is directed from the Rofin's offices in Gunding-Munich, Germany and for laser micro products it is directed from its offices in Starnberg, Germany. U.S. sales of Rofin's cutting, welding and micro laser products are managed out of its Plymouth, Michigan facility and for marking products out of its Acton, Massachusetts facility. Rofin also maintains a sales office in Tempe, Arizona to support the expansion of Rofin's laser marking business in the North American market. In Europe, Rofin also maintains sales and service offices in Italy, France, Spain, the United Kingdom, the Netherlands and Belgium. Sales and service offices are also maintained in South Korea, Taiwan and Singapore to cover the Asia/Pacific region (other than Japan).

In Japan, the Company's principal distributor is its joint venture with Marubeni Corporation and Nippei Toyama Corporation.

During the first six months of fiscal 2001 and during fiscal 2000, 1999, and 1998, 18% and 25%, 25%, 31%, respectively, of Rofin's sales were in North America, and 82% and 75%, 75%, 69%, respectively, in Europe/Asia. A more detailed overview of the geographical distribution of the Company's sales cannot be provided, because Rofin-Sinar's customer distribute the final laser system into other countries.

Customer Service, Spare Parts and Components

During the first six months of fiscal 2001 and 2000 and during fiscal 2000, 1999 and 1998, approximately 29%, 29%, 30%, 31% and 27% of the Company's revenues were generated from sales of after-sale services, replacement parts and components for its laser products. The Company believes that a high level of customer support is necessary to successfully develop and maintain long-term relationships with its OEM and end-user customers in its laser products and laser marking and micro systems business. This close relationship is maintained as customers' needs change and evolve. Recognizing the importance of its existing and growing installed multinational customer base, Rofin has expanded into new geographic regions by providing local service and support. As of March 31, 2001, Rofin had 230 customer service personnel. Rofin's field service and in-house technical support personnel receive ongoing training with respect to Rofin's laser products, maintenance procedures, laser-operating techniques and processing technology. Most of Rofin's distributors also provide customer service and support.

Many of Rofin's laser products are operated 24 hours a day in high speed, quality-oriented manufacturing operations. Accordingly, Rofin provides 24-hour, year-round service support to its customers in Germany, the United States, and the majority of other countries in which it operates. Rofin plans to continue adopting similar service support elsewhere. In addition, eight-hour response time is provided to certain key customers. This support includes field service personnel who reside in close proximity to Rofin's installed base. Rofin provides customers with process diagnostic and verification techniques, as well as specialized training in the operation and maintenance of its systems. Rofin also offers regularly scheduled and intensive training programs and customized maintenance contracts for its customers.

Of Rofin's customer service personnel, approximately 165 employees operated in the field in approximately 50 countries as of March 31, 2001. Field service personnel are also involved in the installation of Rofin's systems.

Rofin's approach to the sale of replacement parts is closely linked to Rofin's strategic focus on rapid customer response. Rofin provides around-the-clock order entry and same or next day delivery of parts worldwide in order to minimize disruption to customers' manufacturing operations. Rofin generally agrees to provide after sale parts and service for 10 years if requested by the customer. Rofin's growing base of installed laser sources and laser based systems is expected to continue to generate a stable source of parts and service sales.

Competition

Rofin competes with manufacturers of conventional non-laser products in applications such as cutting, welding, drilling, soldering and marking. The Company believes that as industries continue to modernize, seek to reduce production costs and require more precise and flexible manufacturing, the features of laser-based systems will become more desirable than systems incorporating conventional manufacturing techniques and processes. This increased acceptance of laser applications by industrial users will be enhanced by product line expansion to include lower and higher power C02 lasers, advancements in fiber-optic beam delivery systems, improvements in reliability, and the introduction of diode lasers and diode pumped, solid state lasers capable of performing heavy industrial material processing and marking and micro applications.

Laser Products for Cutting and Welding - Macro

The market for laser products and systems for cutting and welding is fragmented, and includes a large number of competitors, many of which are small or privately owned or which compete with Rofin on a limited geographic, industry-specific or application-specific basis. However, Rofin also competes in certain target markets with competitors that are part of large industrial groups and have access to substantially greater financial and other resources than Rofin. Competition among laser manufacturers includes attracting and retaining qualified engineering and technical personnel. The overall competitive position of Rofin will depend upon a number of factors, including product performance and reliability, customer support, manufacturing quality, the compatibility of its products with existing laser systems, and the ability to continue to successfully develop products utilizing the technologies of diode lasers and diode pumped, solid state lasers.

Rofin believes it is among the top three suppliers of laser sources in the worldwide market for cutting and welding applications. Companies such as Trumpf, Fanuc and PRC (for high-power CO2 lasers), Excel/Synrad and Coherent (for low-power CO2 lasers), Trumpf-Haas and GSI Lumonics (for solid state lasers) and Optopower and Jenoptik (for diode lasers and laser diode components) compete in certain of the markets in which Rofin operates. However, in Rofin's opinion, none of these companies competes in all of the industries, applications and geographic markets currently served by Rofin. Only Trumpf-Haas has a product range and worldwide presence similar to those of Rofin. Rofin believes that it has a competitive advantage over such companies due to its exclusive access (for output powers of 500W and above) to the patented diffusion-cooling technology incorporated in its CO2 Slab lasers and due to the in-house technology and assembling know-how of high-power laser diodes. See "Intellectual Property".

Laser Marking and Micro Products

Significant competitive factors in the laser marking and micro market include system performance and flexibility, cost, the size of each manufacturer's installed base, capability for customer support, and breadth of product line. Because many of the components required to develop and produce a laser product for marking applications are commercially available, barriers to entry into this market are low, and Rofin expects new competitive product entries into this market. Rofin believes that its product range for marker and micro applications will compete favorably in this market primarily due to the performance and price characteristics of such products.

Rofin's products compete in the laser marking market with conventional ink-based and acid-etching technologies, as well as with laser mask marking. In the micro market, Rofin's products compete with conventional welding, etching and spark erosion technologies. Rofin believes that its principal competitors in the laser marking and micro market include Trumpf-Haas, GSI Lumonics, Miyachi, Lasag and Excel/Control Laser.

Manufacturing and Assembly

Rofin manufactures and tests its high-power CO2 and solid state laser products for cutting and welding at its Hamburg, Aschheim-Munich (Germany), Plymouth (Michigan, USA) and Atsugi-shi (Japan) facilities. Rofin's laser marking products are manufactured and tested at its facilities in Gunding-Munich and Starnberg (Germany), Singapore, and Acton (Massachusetts, USA). The products for micro applications are manufactured and tested in Starnberg, Germany.
The diode laser products are manufactured and tested at its Mainz, Germany facility. Low-power CO2 laser products are manufactured and tested in Kingston upon Hull (United Kingdom). Coating of the Slab laser electrodes is performed at the Overath, Germany facility.

Given the competitive nature of the laser business, Rofin focuses substantial efforts on maintaining and enhancing the efficiency and quality of its manufacturing operations. Rofin utilizes just-in-time and cell-based manufacturing techniques to reduce manufacturing cycle times and inventory levels, thus enabling it to offer on-time delivery and high quality products to its customers.

Rofin's in-house manufacturing includes only those manufacturing operations that are critical to achieve quality standards or protect intellectual property. These manufacturing activities consist primarily of product development, testing of components and subassemblies (some of which are supplied from within Rofin and others of which are supplied by third party vendors and then integrated into Rofin's finished products), assembly and final testing of the completed product, as well as proprietary software design and hardware/software integration. Rofin minimizes the number of suppliers and component types; however, wherever practicable, it has at least two sources of supply for key items. Rofin has a qualifying program for its vendors and generally seeks to build long-term relationships with such vendors. Rofin purchases certain major components from single suppliers. Rofin has reason to believe that it could, if necessary, purchase such components from alternative sources of supply following appropriate qualification of such new vendors. The Company cannot assure, however, that alternative sources of supply could be obtained on as favorable terms.

Rofin is committed to meeting internationally recognized manufacturing standards. Its Hamburg, Gunding-Munich, Starnberg, Mainz and Plymouth facilities are ISO 9001 certified. The Plymouth operation is qualified as a "Q-1" supplier of Ford's "Q-1" quality management standards. In addition the following facilities are ISO 9002 certified: Pamplona (Spain), Milan (Italy) and Paris (France).

Research and Development

During the first six months of 2001 and 2000 and during fiscal 2000, 1999 and 1998, Rofin's net spending on research and development was $7.7 million, $5.7
million, $13.0 million, $11.8 million, and   $10.0 million, respectively.
Rofin received funding under German government and European Union grants totaling $0.6 million, $0.7 million, $1.4 million, $1.3 million, and $1.1 million in the first six months of fiscal 2001 and 2000 and in fiscal 2000, 1999 and 1998, respectively.

Rofin's research and development activities are directed at meeting customers' manufacturing needs and application processes. Core competencies include CO2 lasers, solid state lasers, diode lasers, precision optics, electronic power supplies, fiber optics, beam delivery, control interfaces, software programming and systems integration. Rofin strives for customer-driven development activities and promotes the use of alliances with key customers and joint development programs in a wide range of its target markets.

Rofin's research and development activities are carried out in seven centers in Hamburg, Aschheim-Munich, Gunding-Munich, Starnberg and Mainz (all Germany), Kingston upon Hull (United Kingdom), and Plymouth (Michigan, USA) and are centrally coordinated and managed. Rofin maintains close working relationships with the leading industrial, government and university research laboratories in Germany, including the Fraunhofer Institute for Laser Technology in Aachen, the Institute for "Technische Physik" of the German Space and Aerospace Research Center in Stuttgart, the Fraunhofer Institute for Material Science in Dresden, the Laser Center in Hanover, and elsewhere around the world, including the University of Alberta in Canada and the University of Edinburgh, United Kingdom. Such relationships include funding of research, joint development programs, personnel exchange programs and licensing of patents developed at such institutes.










Capital Expenditures

The following table shows Rofin's capital expenditures in the first six months of fiscal 2001 and 2000 and in fiscal 2000, 1999 and 1998:

                               Six Months Ended      Fiscal Year Ended
                                   March 31,            September 30,
                               ----------------   ------------------------
                                 2001     2000      2000      1999     1998
                                ------   ------    ------    ------   ------
                                        (in thousands U.S.$)

Fixed assets                    2,196     1,216     3,923     2,313     3,525
Acquisition of business,
   net of cash required         2,565        --    38,041        --        --
                               -------   -------  --------   -------   ------
Total                           4,761     1,216    41,964     2,313     3,525
                               =======   =======  ========   =======   ======

In the current fiscal year the Company is planning to capitalize various additions to property and equipment related to the business expansion and intends to finance them from its future free cash flow and existing credit lines.

Intellectual Property

Rofin owns intellectual property, which includes patents, proprietary software, technical know-how and expertise, designs, process techniques and inventions. While policies and procedures are in place to protect critical intellectual properties, Rofin believes that its success depends to a larger extent on the innovative skills, know-how, technical competence and abilities of Rofin's personnel. Rofin is also an exclusive licensee on a worldwide basis of two U.S. patents and its corresponding foreign counterparts, one of which expires in July 2007 and one of which expires in January 2005 (as to which the license is exclusive for the duration of the patent), covering the diffusion-cooled technology used in its Slab Series CO2 lasers for industrial material processing applications of 500W and above and a non-exclusive license for application below 500W. In Rofin's view, the technology protected by these two patents represents a significant step forward in industrial laser technology for material processing and is an important source of Rofin's future growth and profitability.

Rofin protects its intellectual property in a number of ways including, in certain circumstances, patents. Rofin has sought patent protection primarily in Germany and the United States. Some patents have also been registered in other jurisdictions including Great Britain, France, Italy and Japan. Rofin currently holds 108 separate patents for inventions relating to lasers, processes and power supplies that expire from calendar 2001 to 2018. In addition, 86 patent applications have been filed and are under review by the patent authorities. Rofin requires its employees and certain of its customers, suppliers, distributors, agents and consultants to enter into confidentiality agreements to further safeguard Rofin's intellectual property.

Rofin from time to time receives notices from third parties alleging infringement of such parties' patent or other intellectual property rights by Rofin's products. While such notices are common in the laser industry and Rofin has in the past been able to develop non-infringing technology or license necessary patents or technology on commercially reasonable terms, Rofin cannot assure that it would in the future prevail in any litigation seeking damages or expenses from Rofin or to enjoin Rofin from selling its products on the basis of such alleged infringement. Nor can Rofin assure that it would be able to develop any non-infringing technology or to license any valid and infringed patents on commercially reasonable terms. In the event any third party made a valid claim against Rofin or its customers and a license were not made available to Rofin on commercially reasonable terms, Rofin would be adversely affected.

In July 1996, Rofin received notice of an opposition filed by a competitor in the European Patent Office ("EPO") which challenges on a number of grounds one of the two third-party patents licensed exclusively to Rofin covering certain aspects of its diffusion-cooled CO2 Slab laser. The holder of the patent has filed a response to the opposition, in response to which the party opposing the patent has filed further submissions. The last submission in the matter was made in September 1999. The Company has no information when a decision can be expected. [No hearing has been scheduled by the EPO.] The U.S.-issued counterpart of this patent was previously the subject of a reexamination proceeding in the U.S. Patent and Trademark Office ("PTO"), at the conclusion of which the patent was upheld. While the decision of the PTO is not binding on the EPO, based on the outcome of the U.S. reexamination proceeding and management's review of the arguments made in the opposing party's notice of opposition and subsequent submissions, Rofin believes that such notice of opposition is without substantial merit and that the patent will be upheld by the EPO. However, no assurance can be given that there will be a successful outcome for the holder of the patent and therefore for Rofin in this opposition proceeding. If the patent will not be upheld by the EPO Rofin can no longer use the technology in Europe on an exclusive basis and, therefore, its business, results of operations and future growth and profitability would be materially affected.

From time to time, Rofin files notices of opposition to certain patents on laser technologies held by others, including academic institutions and competitors of Rofin, which Rofin believes could inhibit its ability to develop products in this area. In particular, Rofin has a pending notice of opposition in the EPO against a patent held by a competitor which Rofin believes conflicts with a third-party patent licensed to Rofin covering certain aspects of its diffusion-cooled CO2 Slab laser. The opposition was rejected by the Opposition Division of the EPO, in May 1997. Rofin appealed this decision to the Board of Appeal of the EPO in July 1997. Oral proceedings in the Board of Appeals of the EPO were held on May 29, 2001. Rofin expects the decision to be pronounced within two month after the oral proceedings. No assurance can be given that Rofin will be successful in its opposition of the conflicting patent or that Rofin will be able to avoid an action by such competitor or others or not be forced to initiate its own actions to protect its proprietary position.

A competitor sued A-B Laser, Inc., now Rofin-Baasel, Inc. in December 1999 in U.S. federal court for alleged infringement of a U.S. patent that will expire in 2002 concerning a method of marking semiconductor material. In February 2001, that competitor also filed a complaint against Carl Baasel Lasertechnik GmbH, for alleged infringement of the same patent. From Rofin-Baasel, Inc., the competitor seeks an injunction, claims actual damages of $7 million (plus interest) for past infringement and requests that the damages be increased to three times its actual damages and that it be awarded its attorney fees for alleged willful infringement of the patent. Because the case against Carl Baasel Lasertechnik GmbH was only recently filed, no specific damages claim has yet been made against that entity. The case against Rofin-Baasel, Inc. is scheduled for trial in August 2001. No date for the trial of the case against Carl Baasel Lasertechnik GmbH has been set. The Company believes that these lawsuits are without merit, that the patent is invalid and not infringed, that the damages sought are excessive and that there was no willful infringement of the patent. In the event the competitor prevails and his claims are upheld as filed, this would have a material adverse effect on Rofin's business, financial position and results of operations.

Order Backlog

Rofin's order backlog was $67.2 million, $39.9 million, $65.6 million, $41.0 million and $35.9 million, and as of March 31, 2001 and 2000 and September 30, 2000, 1999, and 1998, respectively. Rofin's order backlog, which contains relatively little service, training and spare parts, represents approximately four months of laser shipments. The increase in Rofin's order backlog from September 30, 2000, to March 31, 2001, was primarily attributable to a higher order entry for cutting and welding applications in the automotive sector. The increase in Rofin's order backlog from September 30, 1999, to September 30, 2000, was primarily attributable to the adding of the backlog of the acquired Baasel Lasertech Group with $24.1 million and the higher order entry for marking of integrated circuits and smart cards in fiscal 2000 in Europe and Asia. The strengthening of the U.S. dollar in the first six month of fiscal 2001 had a negative impact of approximately $3.1 million on the order backlog. The increase in backlog from September 30, 1998, to September 30, 1999, was primarily attributable to strong demand for cutting and welding lasers in Europe, especially to the machine tool market, and the increase in demand for semiconductor marking lasers in the second half of fiscal 1999. Exchange rate fluctuations had negligible effect on the change in backlog from September 30, 1998, to September 30, 1999.

An order is booked by the Company when a purchase order with an assigned delivery date has been received. Delivery schedules range from one week to six months, depending on the size, complexity and availability of the product or system ordered, although typical delivery dates for laser source products range between 8-16 weeks from the date an order is placed. Orders in backlog are subject to cancellation (subject to penalties), or rescheduling by the customer. Rofin's backlog on any particular date is not necessarily indicative of actual sales for any future period.

Rofin anticipates shipping the present backlog during fiscal 2001 and fiscal
2002.

Laser Technology

General

The term "laser" is an acronym for "Light Amplification by Stimulated Emission of Radiation". Lasers were first developed in the early 1960s in the United States. A laser consists of an active lasing medium that gives off its own light (radiation) when excited, an optical resonator with a partially-reflective output mirror at one end, a fully-reflective rear mirror at the other that permits the light to bounce back and forth between the mirrors through the lasing medium, and an external energy source used to excite the lasing medium. A laser works by causing the energy source to excite (pump) the lasing medium, which converts the energy from the source into an emission consisting of particles of light (photons). These photons stimulate the release of more photons, as they are reflected between the two mirrors, which form the resonator. The resulting build-up in the number of photons is emitted in the form of a laser beam through an output port or "window." By changing the energy and the lasing medium, different wavelengths and types of laser light can be produced. The laser produces light from the lasing medium to achieve the desired intensity, uniformity and wavelength through a series of reflective mirrors. The heat generated by the excitation of the lasing medium is dissipated through a cooling mechanism, which varies according to the type of laser technology.

The principal factors that distinguish different types of lasers and determine the particular laser suitable for a specific application are pulse duration, wavelength, output power, spatial coherence and cost per watt of laser power. Lasers can be used for material processing because of their excellent focusability. When focused by means of lenses or mirrors the energy density in the focus spot is so high that metals and other materials can be melted and vaporized.

The first type of industrial laser, the continuous wave CO2 laser, was first commercialized in the mid-1970s. Successive laser technologies, such as pulsed CO2, diffusion-cooled high-power CO2, solid state and diode pumped technology, have required or will require (as the case may be) more than a decade between initial development and industrial commercialization. Although industrial applications for lasers were developed in the United States in the 1960's and 1970's, beginning in the late 1980's the focus of laser technology development shifted to Germany, principally due to the significant level of research and development activity at government-funded research institutes and universities. Rofin maintains close working relationships with a number of these important research institutes and universities.

Principal Laser Technologies.

The principal types of laser technology used for material processing are CO2 lasers, solid state lasers (flash-lamp pumped and diode pumped), diode lasers and excimer lasers. Whereas CO2 lasers in general have the advantage of better mode structure (i.e., the shape of the laser beam as it burns into the material being processed) and lower running costs, solid state lasers have the advantage of a shorter wavelength, thereby enabling the use of more flexible fiberoptic beam delivery systems, which does not exist for CO2 lasers (due to the longer wavelength of the light they emit). Diode Lasers cannot be focused on similar small spot sizes, but they show the highest efficiency well over 30%. Excimer lasers are pulsed lasers and emit laser light in the ultraviolet region.

CO2 lasers, which use CO2 gas as the lasing medium, are divided into high-power (above 500W) and low-power (below 500W) applications. There are two methods for CO2 excitation, radio frequency ("HF") and direct current ("DC") excitation. Most high power CO2 lasers are based on gas flow (i.e., a continuous supply of fresh laser gas flows through the laser cavity to create the energy necessary for excitation). Due to their ability to generate comparatively high levels of continuous wave ("CW") power, CO2 lasers are a particularly attractive laser medium for material processing applications. Material processing applications for CO2 laser sources vary according to the power output and configuration of the laser system. The primary applications for high power CO2 lasers are cutting and welding of metal. Low power CO2 lasers are used principally for marking, cutting and engraving of non-metal materials. While both low- and high-power CO2 lasers are used for cutting, the materials they are used to process and their physical size can vary significantly.

Solid state lasers traditionally have used flash lamps as the source of excitation (and are therefore called "flash-lamp pumped"). The lasing medium is a solid state crystal rod. The solid state crystal rod and the flash lamps are positioned in a cavity, which is either a gold or a ceramic reflector. The output power is determined by the size of the rod and by the numbers of cavities within the laser resonator. In the meantime flash-lamps can be replaced by laser diodes, this diode pumping technology has the advantage that the emission spectrum of the diodes can be matched to the absorption spectrum of the crystal, thereby optimizing the efficiency of the laser and improving its mode structure. Typical output powers vary from 50W to 4000W. Solid state lasers can be run in either a pulsed or continuous wave manner. Marking applications generally require higher pulsing frequencies than can be achieved with pulsed flash lamps or diodes. Such frequencies are achieved by inserting a q-switch (a fast electro-optical shutter) into the laser resonator, enabling frequencies to be switched up and down in multiples of 10 kHz at a time.

It is Rofin's intention to continue to develop cost effective solutions for diode pumped solid state laser sources for macro, micro and marking applications.

Diode lasers are semiconductor devices which allow high output power when efficiently cooled. The so called diode bars are soldered onto special designed heat sinks and then stacked on top of each other. Different stacks can be optically coupled and this technology allows output powers in the range of several kilowatts. In contrast to the traditional CO2 and solid state lasers diode lasers can only be focused to larger spots and are mainly used in the industry for surface treatment, heat conductivity welding of steel, plastic welding, brazing and soldering.

Excimer lasers are short pulse lasers with output in the ultraviolet range. In the industry their main usage is for lithography, drilling small holes in thin layers using a mask technology (e.g. for ink jet printers) or annealing of very thin layers (used in flat panel display production). Rofin is not involved in excimer laser technology.

CO2 lasers and solid state lasers accounted for 40% and 31% of the total industrial laser market for material processing in 2000, and are forecasted to grow by 8% and 15% in 2001, respectively. Diode lasers accounted for only 1% of the market in 2000 with a forecasted growth of 61% in 2001, whereas excimer lasers had a market share of 27% of laser sources for material processing in 2000 and are expected to grow by 33% in 2001 (Optoelectronic Report, January 2001).








Employees

The following table shows the average number of employees of Rofin in fiscal 2000, 1999 and 1998:
                                            Fiscal Year
                              ---------------------------------------
                                  2000          1999            1998
                                 -----       -------          ------
Germany                           492           388              363
Europe (without Germany)           94            72               44
North America                     122           103              104
Asia                               23            21               21
                                 -----         -----            -----
Total average                     731           584              532

At March 31, 2001, Rofin had 1,111 full-time employees, of which 762 were in Germany, 153 in the United States, 29 in France, 36 in Italy, 60 in UK, 24 in Spain, 6 in the Netherlands, 20 in Singapore and 21 in Japan.

While Rofin's employees are not covered by collective bargaining agreements and Rofin has never experienced a work stoppage, slowdown or strike, Rofin's employees at its Hamburg, Gunding-Munich and Starnberg facilities are each represented by a seven-person works council. Additionally, Hamburg and Gunding-Munich are represented by a four-person central works council. Matters relating to compensation, benefits and work rules are negotiated and resolved between management and the works council for the relevant location. Rofin considers its relations with its employees to be excellent.

Properties

Rofin's manufacturing facilities include the following:

                             Owned or         Size
Location of Facility          Leased       (sq. ft.)(1)   Primary Activity
---------------------        --------      -----------   -----------------
Hamburg, Germany              Owned*         110,840      CO2 lasers, solid
                                                            state lasers
Starnberg, Germany            Leased          78,735      Laser marking and
                                                            micro products
                                                          Power supplies
Plymouth, Michigan, USA       Leased           58,075     CO2 lasers
Gunding-Munich, Germany       Leased           54,757     Solid state lasers,
                                                            laser marking
                                                            products
Kingston upon Hull,           Leased           48,504      Low-power Co2
  United Kingdom                                            lasers
Aschheim-Munich, Germany      Leased           23,080      CO2 lasers
Acton, Massachusetts, USA     Leased           20,000      Laser marking
                                                             products
Mainz, Germany                Leased           19,142      Diode lasers &
                                                             components
Overath, Germany              Leased           14,447      Coating of
                                                             materials
Sakai Atsugi-shi, Japan       Leased           11,245      CO2 lasers
Singapore                     Leased            6,047      Laser marking
                                                             products

* The facility is owned by RSL; the real property on which the facility is located is leased by RSL under a 99-year lease.
(1)    1.00 sq. ft. = 0.0929 m2

Rofin's leases of its facilities in Plymouth (Michigan, USA) expire in 2001 (with renewal options until 2002). The Kingston upon Hul (United Kingdom) facility lease expires in 2007, with an option to purchase the facility in June 2002. The Gunding-Munich (Germany) facility lease expires in 2005 and 2007, with an optional yearly notice of termination. The leases on its Japanese facilities in Atsugi-shi expire in 2001 with a renewal option for three years. The Mainz (Germany) facility lease expires in 2010 and the Overath (Germany) facility leases expire in 2003 and 2004. The Singapore facility lease expires in 2003, with a renewal option for three years. The Starnberg (Germany) main facility is leased until 2017, including a clause to terminate the lease contract within a two-year notice period during the contract period. The Aschheim-Munich (Germany) facility lease expires in 2010, with a renewal option until 2015. The leases on its facilities in Acton (Massachusetts, USA), expire in 2001 with a renewal option for five years.

Rofin maintains sales, administration and research and development facilities at each of the Hamburg, Aschheim-Munich, Starnberg, Gunding-Munich, Mainz, Kingston upon Hull and Plymouth locations. Rofin also maintains sales and service offices worldwide, all of which are leased.

Rofin believes that its existing facilities are adequate to meet its currently projected needs for the next 12 months and that suitable additional or alternative space would be available, if necessary, in the future on commercially reasonable terms.




























                       RELATED PARTY TRANSACTIONS

The Company had sales to its joint venture partners in Japan amounting to $0.05 million, $0.5 million, and $2.2 million in fiscal years 2000, 1999, and 1998, respectively.

The Company's purchases from and sales to related parties have generally been on terms comparable to those available in connection with purchases from or sales to unaffiliated parties.

The main facility in Starnberg is rented from the minority shareholder of Baasel Lasertech. The Company paid rent expense of $0.2 million to the minority shareholder during fiscal 2000.

As of March 31, 2001, the Company has accrued $5.5 million for the option purchase price for the minority interest in Baasel Lasertech. This amount is included in accounts payable related parties in the consolidated balance sheet included in this Prospectus. This obligation bears interest at 5.75% per annum payable to the minority shareholder of Baasel Lasertech, of which $0.2 million is included in interest expense in the consolidated statement of operations for the six month period ended March 31, 2001 included in this Prospectus.

As of March 31, 2001, accounts payable trade also include short-term loans from the minority shareholders of Dilas of $0.2 million.
































                          GOVERNMENT REGULATION

The majority of Rofin's laser products sold in the United States are classified as Class IV Laser Products under applicable rules and regulations of the Center for Devices and Radiological Health ("CDRH") of the U.S. Food and Drug Administration. The same classification system is applied in the European markets. Safety rules are formulated with Deutsche Industrie Norm (i.e., German Industrial Standards) or ISO standards which are internationally harmonized. Such regulations generally require a self-certification procedure pursuant to which a manufacturer must file with the CDRH with respect to each product incorporating a laser device, periodic reporting of sales and purchases and compliance with product labeling standards. Rofin's laser products for cutting, welding, marking and micro applications can result in injury to human tissue if directed at an individual or otherwise misused. Rofin believes that its laser products for cutting, welding, marking and micro applications are in substantial compliance with all applicable laws for the manufacture of laser devices.








































                            MANAGEMENT

Executive Officers, Key Employees and Directors of the Company

The following table sets forth certain information and ages as of May 25, 2001 regarding each of the Company's executive officers, key employees and directors:

Name                 Age             Position with the Company
----------------   ------            ----------------------------------------
Peter Wirth          54              Chairman of the Board of Directors,
                                        Chief Executive Officer and President
                                        responsible for macro business
Gunther Braun        43              Executive Vice President, Finance
                                        and Administration, Chief Financial
                                        Officer, Treasurer and Director
Carl F. Baasel       60              Director and Managing Director of
                                        Carl Baasel Lasertechnik GmbH
William R. Hoover    71              Director
Ralph E. Reins       60              Director
Gary K. Willis       55              Director
Ulrich Hefter        48              Managing Director Rofin-Sinar Laser
                                        GmbH, responsible for R&D
Thomas Merk          38              Managing Director Carl Baasel
                                        Lasertechnik GmbH, responsible for
                                        micro business
Louis Molnar         47              President, Rofin-Sinar Inc.
Walter Volkmar       58              Managing Director Rofin-Sinar Laser
                                        GmbH, responsible for marking
                                        business

Business Experience

Peter Wirth is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. He has also served as the General Manager of RSL since October 1994. From 1991 until October 1994, Dr. Wirth was President of RS Inc. He joined RSL in 1979 as Sales Manager for Industrial Lasers, and became Director, Sales and Marketing in 1983. He holds a Master's Degree and a Ph.D. in Physics from the Technical University in Munich, Germany.

Gunther Braun has been Executive Vice President, Finance and Administration, Chief Financial Officer and Treasurer, as well as a member of its Board of Directors, since September 1996. Since 1994, he has also been the Financial Director for RSL. He joined RSL in 1989 when RSL acquired the Laser Optronics marking division of Coherent General Inc. Mr. Braun holds a Business Administration Degree from the Fachhochschule in Regensburg, Germany.

Carl F. Baasel was Founder and General Manager of Baasel Lasertech since 1975. He became a member of the Company's Board of Directors in October 2000, shortly after the Company acquired a majority share of Baasel Lasertech. Mr. Baasel is currently Managing Director of Carl Baasel Lasertechnik GmbH, a majority owned subsidiary of the Company. Mr. Baasel holds a Master's Degree in Physics from the Technical University of Munich, Germany.

William R. Hoover has been a member of the Company's Board of Directors since September 1996. He is the Chairman of the Executive Committee of Computer Sciences Corporation, a provider of information technology consulting, systems integration and outsourcing to industry and government, and Chairman of the Board of that company from November 1972 to March 1997. He has been a consultant to that company since March 1995; prior to that, he was its President from November 1969 to March 1995 and its Chief Executive Officer from November 1972 until March 1995. Mr. Hoover serves as Director on the Boards of Computer Sciences Corporation, Merrill Lynch & Co., and Storage Technology Corp.

Ralph E. Reins has been a member of the Company's Board of Directors since September 1996. He is the Chairman and Chief Executive Officer of Qualitor Inc. Mr. Reins served as President and Chief Executive Officer of AP Parts International, Inc. from 1995 to 1997, as President and Chief Executive Officer of Envirotest Systems Corp. in 1995, as President of Allied Signal Automotive from 1991 through 1994 and as President of United Technologies Automotive from 1990 to 1991. Prior to that, he was Chairman, Chief Executive Officer, President and Chief Operating Officer of Mack Truck from 1989 to 1990 and President and Chief Executive Officer of ITT Automotive from 1985 to 1989. Mr. Reins is a director of Wierton Steel Corporation and a member of the Society of Automotive Engineers.

Gary K. Willis has been a member of the Company's Board of Directors since September 1996. Mr. Willis recently retired from Zygo Corporation, where since November 1998, he had been Chairman of the Board of Directors. Mr. Willis had also served as director of Zygo Corporation since February 1992 and as President (1992-1999) and Chief Executive Officer (1993-1999) of that Corporation. Prior to joining Zygo, he was the Chairman, President and Chief Executive Officer of The Foxboro Company. Mr. Willis is also a Director of Hpower Corporation and Middlesex Health Services, Inc. Mr. Willis has a BS in mechanical engineering from Worcester Polytechnical Institute.

Ulrich Hefter was appointed technical director of Rofin-Sinar Laser GmbH, effective April 1st 2001. Mr. Hefter holds a Master's Degree and a Ph.D. in Physics from the University of Kaiserslautern. In 1984 he started his career as research manager for Laser-Optronic, a company which developed, manufactured and sold laser marking systems. Since 1987 he had also been responsible for the engineering department. Laser-Optronic has been part of the marking business of Rofin-Sinar Laser GmbH since 1989.

Thomas Merk joined Carl Baasel Lasertechnik GmbH in May 2000 as Managing Director responsible for sales. He is now leading Rofin's micro activities. He started his career 1989 at Boehringer Werkzeugmaschinen Vertriebs GmbH, Germany, and remained until 2000, most recently serving as sales director. Thomas Merk holds a Master's Degree in mechanical engineering from the Technical University of Stuttgart, Germany.

Louis Molnar has been President of RS Inc. since August 2000. Mr. Molnar served as President and COO of GALCO Industrial Electronics, a company offering electrical and electronic control products, from July 1997 to August 2000. Prior to this, Mr. Molnar served as Director for FANUC Robotics, where he was responsible for the entire business infrastructure and operations, as well as all engineering functions for the automotive components and general industries markets. Mr. Molnar holds a BS in Electrical Engineering from Oakland University and a Master's Degree in Business Administration, with a Minor in Marketing, from Michigan State University.

Walter Volkmar has been the Manager of the marking division of RSL since 1994. He joined RSL in 1989 when RSL acquired the Laser Optronics marking division of Coherent General Inc. Dr. Volkmar holds Master's Degrees in Mechanical Engineering and Business Administration from the Technical University in Darmstadt, and an advanced degree in Economics and Trade from the University of Parma in Italy. He became Managing Director of RSL in 1997 and President of Rofin-Baasel Inc. in 2000.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms, the absence of a Form 3, Form 4 or Form 5 or written representations that no Form 4's or 5's were required, the Company believes that, with respect to the fiscal year ended September 30, 2000, its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for the filing of a Form 3 and Form 5 for Louis Molnar, which were filed approximately one month and two months late, respectively.

Meetings, Committees of The Board of Directors and Compensation of Directors

During fiscal 2001 four and in fiscal 2000 six regular meetings of the Board of Directors were held. The Board has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

The Audit Committee. The responsibilities of the Audit Committee are to recommend to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, review the proposed scope of such audit and approve the audit fees to be paid, review the adequacy and effectiveness of the accounting and internal financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and review and approve transactions between the Company and its directors, officers and affiliates. The Board of Directors has adopted a written Charter for the Audit Committee. During fiscal year 2000, the members of the Audit Committee were Mr. Reins and Mr. Willis. In November 2000, Mr. Hoover was also elected to the Audit Committee and was appointed Chairman of the Committee. Mr. Reins, Mr. Willis and Mr. Hoover are independent directors within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers' Marketplace Rules. In fiscal 2001, one meeting of the Audit Committee was held.




The Compensation Committee. The responsibilities of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate financial and strategic objectives. The responsibilities of the Compensation Committee also include administering the Equity Incentive Plan and the Annual Incentive Plan (both of which are described below), including selecting the officers and salaried employees to whom awards will be granted and making such awards. The members of the Compensation Committee are Mr. Hoover and Mr. Reins. Neither Mr. Hoover nor Mr. Reins are employees of the Company. In fiscal 2001, one meeting of the Compensation Committee was held.

Compensation of Directors. Directors who are not employees of the Company are entitled to an annual cash retainer fee of $15,000 plus an honorarium of $1,000 and $500 for each board meeting and committee meeting, respectively, which they attend. Furthermore, directors are reimbursed for reasonable travel expenses incurred in connection with their duties as directors of the Company. In addition, in 1997 the Company adopted a non-employee director stock plan (the "Directors' Plan") which authorizes 100,000 shares of Common Stock for issuance pursuant to stock awards and restricted stock awards to non-employee directors. Under the Directors' Plan, each non-employee director who is first elected or appointed to the Board of Directors prior to age 65 will receive an initial grant of 1,500 shares of Common Stock and an annual grant of 1,500 shares of Common Stock, which vest immediately, in each subsequent year in which he or she serves on the board. Each non-employee director who is first appointed or elected to the Board of Directors after attaining age 65 will receive upon his or her initial appointment or election a one-time grant of 7,500 shares of restricted stock which will vest in five equal installments on the date of grant and each of the following four anniversaries thereof.

Loans to members of the Board of Directors

The Company has not granted any loans to members of its Board of Directors, nor has it assumed any guaranties or other warranties for their benefit. Ownership Of Common Stock By Management

The following table sets forth information as of March 31, 2001, with respect to beneficial ownership of the Company's Common Stock and exercisable options by each director, each of the executive officers and the directors and executive officers of the Company as a group. To the Company's knowledge, each of the directors and executive officers has sole voting and investment power with respect to the shares he owns.















                       Number of Shares         Number of       Percentage
                        Of Common Stock        Excercisable         of
Name                   Beneficially Owned     Options Owned        Class
-------------------  ---------------------    --------------    ----------
Peter Wirth                 3,300                73,600              *
Gunther Braun               6,000                44,800              *
Carl F. Baasel             42,000                     0              *
Walter Volkmar             11,500                44,000              *
William R. Hoover (1)      37,500                     0              *
Ralph E. Reins (1)         12,500                     0              *
Gary K. Willis (1)         11,000                     0              *
Hinrich Martinen (2)        2,000                44,800              *
Louis Molnar (3)                0                     0              *
Thomas Merk                 7,000                     0              *
Ulrich Hefter                   0                14,800              *
All directors and
  Executive officers as
  a group (11 persons)    132,800               222,000              2


*     Less than one (1) percent of class.
(1)   Outside, non-executive directors
(2) Mr. Martinen terminated his employment on April 30, 2001, and continued to work as a consultant for the Company. He receives payments according to market conditions. The options did not terminate upon his termination of employment..
(3)   President, Rofin-Sinar, Inc.

Components of Compensation

Base Salaries

In fiscal year 2000, executive officers' base salaries have increased compared to their base salaries in fiscal year 1999, between 5% and 10% on average, and are enumerated in the summary compensation table below. The Compensation Committee reviews executive officer base salaries on an annual basis and determines those base salaries by an evaluation of factors which may include individual performance and comparisons with salaries paid at comparable companies in the Company's industry.

Annual Incentives

The Annual Incentive Plan was established in 1996 and provides that key employees, including executive officers, are eligible to participate at the discretion of the Compensation Committee. The maximum bonus each participant may receive under the Annual Incentive Plan is expressed as a percentage of salary, with percentages varying among participants based upon their positions at the Company. Bonus opportunities with respect to fiscal year 2001 are based upon the degree to which the Company (or, with respect to middle management, the applicable business unit or division of the Company) achieved certain preset performance goals related to net sales, order entry, operating profits and after-tax profits. The Compensation Committee anticipates that, in the future, survey data and comparisons to peer companies will continue to be considered in determining performance criteria and bonus levels.


In fiscal year 2000, the Company did achieve the preset performance goals under the Annual Incentive Plan and the Company's executive officers were awarded the bonuses outlined in the summary compensation table below.

Long-Term Incentives

In 1996, the Company adopted an Equity Incentive Plan, which provides for grants of stock options, restricted stock and performance shares to officers and other key employees of the Company.

Stock Options

Options (each an "Option") to purchase shares of Common Stock, which may be nonqualified or incentive stock options, may be granted under the Equity Incentive Plan at an exercise price (the "Option Price") determined by the Compensation Committee in its discretion, provided that, with respect to incentive stock options, the Option Price may be no less than the fair market value of the underlying Common Stock on the date of grant (110% of fair market value in the case of an incentive stock option granted to a ten percent shareholder). Each option represents the right to purchase one share of Common Stock at a specified price.

Options will expire not later than ten years after the date on which they are granted (five years in the case of an incentive stock option granted to a ten percent shareholder). Options become exercisable at such times and in such installments as determined by the Compensation Committee and such exerciseability will generally be based on (i) length of service or (ii) the attainment of performance goals established by the Compensation Committee; provided that no Option may be exercised within the first six months following the date of grant. The Compensation Committee may also accelerate the period for the exercise of any or all Options held by an optionee. Payment of the Option Price must be made in full at the time of exercise in cash, certified or bank check, note or other instrument acceptable to the Compensation Committee.

In fiscal 2001, the Company granted 30,000 stock options to Peter Wirth, Gunther Braun and Walter Volkmar; 15,000 stock options to Louis Molnar; 10,000 to Ulrich Hefter, Carl F. Baasel and Thomas Merk. The first 20% of such stock options can be exercised in November 2001.
The Compensation Committee believes that stock options are an important part of incentive compensation because stock options only have value if the Company's stock price increases over time. Thus, the Compensation Committee anticipates that additional option grants will be made to the executive officers and other key employees of the Company from time to time to reflect their ongoing contributions to the Company, to provide additional incentives and to take into account practices at competitive companies.

Restricted Stock

An award of restricted stock ("Restricted Stock") is an award of Common Stock that is subject to such restrictions as the Compensation Committee deems appropriate, including forfeiture conditions and restrictions against transfer for a period specified by the Compensation Committee. Restricted Stock awards may be granted under the Equity Incentive Plan for or without consideration. Restrictions on Restricted Stock may lapse in installments based on factors selected by the Compensation Committee. The Compensation Committee, in its sole discretion, may waive or accelerate the lapsing of restrictions in whole or in part. Prior to the expiration of the restricted period, except as otherwise provided by the Compensation Committee, a grantee who has received a Restricted Stock award has the rights of a shareholder of the Company, including the right to vote and to receive such dividends on the shares subject to the award. Stock dividends issued with respect to shares covered by a Restricted Stock award will be treated as additional shares under such award and will be subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued. As of today no Restricted Stocks have been issued.

Performance Shares

A performance share award (a "Performance Share") is an award of a number of units that represent the right to receive a specified number of shares of Common Stock upon satisfaction of certain specified performance criteria, subject to such other terms and conditions as the Compensation Committee deems appropriate. Performance objectives will be established before, or as soon as practicable after, the commencement of the performance period (the "Performance Period") and may be based on net earnings, operating earnings or income, absolute and/or relative return on equity or assets, earnings per share, cash flow, pre-tax profits, earnings growth, revenue growth, comparisons to peer companies, any combination of the foregoing and/or such other measures, including individual measures of performance, as the Compensation Committee deems appropriate. Prior to the end of a Performance Period, the Compensation Committee, in its discretion and only under conditions that do not affect the deductibility of compensation attributable to Performance Shares under Section 162(m) of the Code, may adjust the performance objectives to reflect an event that may materially affect the performance of the Company, or a subsidiary or a division of the Company, including, but not limited to, market conditions or a significant acquisition or disposition of assets or other property by the Company, or a subsidiary or a division of the Company. The extent to which a grantee is entitled to payment in settlement of a Performance Share award at the end of the Performance Period will be determined by the Compensation Committee, in its sole discretion, based on whether the performance criteria have been met.

Payment in settlement of a Performance Share award will be made as soon as practicable following the last day of the Performance Period, or at such other time as the Compensation Committee may determine, in shares of Common
Stock.   No Performance Shares have been issued since the incorporation of the Company in 1996.

Additional Information

Under the Equity Incentive Plan, if there is any change in the outstanding shares of Common Stock by reason of any stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares or other form of reorganization, or any other change involving the Common Stock, such proportionate adjustments as may be necessary (in the form determined by the Compensation Committee) to reflect such change will be made to prevent dilution or enlargement of the rights with respect to the aggregate number of shares of Common Stock for which awards in respect thereof may be granted under the Equity Incentive Plan, the number of shares of Common Stock covered by each outstanding award, and the price per share in respect thereof. Generally, an individual's rights under the Equity Incentive Plan may not be assigned or transferred (except in the event of death).

In the event of a change in control and except as the Compensation Committee (as constituted immediately prior to such change in control) may otherwise determine in its sole discretion: (i) all Options then outstanding will become fully exercisable as of the date of the change in control, whether or not then exercisable; (ii) all restrictions and conditions of all Restricted Stock awards then outstanding will lapse as of the date of the change in control; (iii) all Performance Share awards will be deemed to have been fully earned as of the date of the change in control; and (iv) in the case of a change in control involving a merger if, or consolidation involving, the Company in which the Company is (A) not the surviving corporation (the "Surviving Entity") or (B) becomes a wholly owned subsidiary of the Surviving Entity or a parent thereof, each outstanding Option granted under the Equity Incentive Plan and not exercised (a "Predecessor Option") will be converted into an Option (a "Substitute Option") to acquire Common Stock of the Surviving Entity or its parent, which Substitute Option will have substantially the same terms and conditions as the Predecessor Option, with appropriate adjustments as to the number and kind of shares and exercise prices. The above notwithstanding, any award granted within six months of a change in control will not be afforded any such acceleration as to exercise, vesting and payment rights or lapsing as to conditions or restrictions. For purposes of the Equity Incentive Plan, a "change in control" shall have occurred when (A) any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any subsidiary of the Company for or pursuant to the terms of any such plan), alone or together with its affiliates and associates (collectively, an "Acquiring Person"), shall become the beneficial owner of 20% or more of the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities (except pursuant to an offer for all outstanding shares of Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors (as defined below) determine to be in the best interests of the Company and its shareholders (other than an Acquiring Person on whose behalf the offer is being made)); (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the "Continuing Directors"), no longer constitute a majority of the Board of Directors, (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity or any parent of such Surviving Entity) at least 80% of the combined voting power of the Company, such Surviving Entity or the Parent of such Surviving Entity outstanding immediately after such merger or consolidation, or (D) the shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; provided, that a change in control shall not be deemed to have occurred in the event of (x) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company or (y) any transaction undertaken for the purpose of incorporating the Company under the laws of another jurisdiction if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

The Equity Incentive Plan will remain in effect until terminated by the Board of Directors and thereafter until all awards granted thereunder are satisfied by the issuance of shares of Common Stock or the payment of cash or otherwise terminated pursuant to the terms of the Equity Incentive Plan or under any award agreements. Notwithstanding the foregoing, no awards may be granted under the Equity Incentive Plan after the fifth anniversary of the effective date of the Equity Incentive Plan. The Board of Directors may at any time terminate, modify or amend the Equity Incentive Plan; provided, however, that no such amendment, modification or termination may adversely affect an optionee's or grantee's rights under any award theretofore granted under the Equity Incentive Plan, except with the consent of such optionee or grantee, and no such amendment or modification will be effective unless and until the same is approved by the shareholders of the Company when such shareholder approval is required to comply with applicable law, regulation or stock exchange rule.

Executive Compensation

The following table presents certain summary information concerning compensation paid for services to the Company for the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer of the Company (the "Named Executive Officers") for the year ended September 30, 2000, 1999 and 1998, respectively.





























SUMMARY COMPENSATION TABLE
                                                      Long-Term
                                                     Compensation
                                                      Securities    All Other
Name and                                              Underlying     Compens-
Principal Position    Year    Salary(1)     Bonus(2)    Options       ation
------------------    ----   ----------  -----------  ----------   ---------
                             (in U.S.$)   (in U.S.$)               (in U.S.$)
 Peter Wirth          2000   $ 194,644     $ 93,893       50,000          --
   Chairman, Chief    1999   $ 215,788           --           --          --
   Executive Officer  1998   $ 215,825           --           --          --
   and President
 Hinrich Martinen (3) 2000   $ 163,210     $ 63,214        5,000          --
   Executive Vice     1999   $ 186,933           --           --          --
   President Research 1998   $ 186,965           --           --          --
   & Development, and
   Chief Technical
   Officer
 Gunther Braun        2000    $ 131,619    $ 54,986       20,000          --
   Executive Vice     1999    $ 135,238          --           --          --
   President Finance  1998    $ 135,261          --           --          --
   And Administration
   and Chief Financial
   Officer
 Walter Volkmar       2000    $ 118,742     $ 41,313       	20,000         --
   General Manager,   1999    $ 124,407     $  4,865       10,000         --
   RSL Marking        1998    $ 121,549     $ 19,464           --         --
   Division
 Curtis Nichols       2000    $ 142,724           --     30,000(5)$104,890(4)
   President, RSI

-------------------
(1) Amounts paid in German marks have been translated into U.S. dollars at the weighted average exchange rate for the relevant fiscal year (for fiscal year ended September 30, 1998: US$1.00 : DM 1.7802; for fiscal year ended September 30, 1999: US$1.00 : DM 1.7805; and for fiscal year ended September 30, 2000: US$1.00 : DM 2.0369).

(2) Bonus' are reflected on the accrual method of accounting, consistent with the presentation in audited financial statements. Fiscal year 2000 bonuses were paid in November 2000.

(3) Mr. Martinen terminated his employment on April 30, 2001. The options did not terminate upon termination of his employment.

(4) Pursuant to an agreement between the Company and Mr. Nichols, Mr. Nichols' employment with the Company terminated effective July 12, 2000. Mr. Nichols received $99,842 in severance payments during fiscal 2000 as part of this agreement. In addition $5,048 of matching contributions were made by RSI on behalf of Mr. Nichols in accordance with the Rofin-Sinar, Inc. 401(k) Plan in which Mr. Nichols, and other RSI employees participated.

(5) These options terminated pursuant to Mr. Nichols' termination of employment.


The following table presents information concerning grants of stock options during fiscal 2000 to each of the Named Executive Officers.

Individual Option Grants in Fiscal Year ended September 30, 2000


                                                              Potential
            Number of  % of Total                         Realizable Value at
            Securities   Options                         Assumed Annual Rates
            Underlying  Granted to                           of Stock Price
             Options    Employees    Exercise                Appreciation for
            Granted(#)  in Fiscal   Price($/Sh)  Expiration    Option Term(3)
Name          (1)         Year         (2)           Date     5%($)    10%($)
----------  ---------- ---------- ------------  ----------  -------- --------
Peter
  Wirth       50,000     23.70%     $ 7.375      11/01/09  $231,905  $587,693

Hinrich
  Martinen (4) 5,000      2.37%     $ 7.375      11/01/09  $ 23,190  $ 58,769

Gunther
  Braun       20,000      9.48%     $ 7.375      11/01/09  $ 92,762  $235,077

Walter
  Volkmar     20,000      9.48%     $ 7.375      11/01/09  $ 92,762  $235,077

Curtis
  Nichols(5)  30,000     14.22%      $7.375      11/01/09  $139,143  $352,616

------------
(1) All option grants to the Named Executive Officers were made pursuant to the Equity Incentive Plan and have a ten-year term.

(2) All options were granted to the Named Executive Officers at an exercise price equal to the fair market value of the underlying stock on the date of grant. All options will vest and become exercisable in equal installments on each of the first five anniversaries of the date of grant. Pursuant to the terms of the awards, all options will, subject to the discretion of the Compensation Committee, become fully exercisable upon the occurrence of a change in control as defined in the Equity Incentive Plan.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent assumed rates of appreciation only, based on SEC rules, and do not represent the Company's estimate or projection of the Company's stock price in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of Common Stock and the continued employment of the option holders through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(4) Mr. Martinent terminated his employment on April 30, 2001. The options did not terminate upon termination of his employment.

(5) These options terminated pursuant to Mr. Nichols' termination of employment.


Aggregated Option Exercises in Fiscal Year 2000 and Fiscal Year 2000 Year-End Option Values

                                              Value of
                                            Number of           Unexercised
                                           Unexercised          In-The-Money
                                            Options at           Options at
                    Shares                   FY-End (#)           FY-End ($)
                 Acquired on    Value      Exercisable/        Exercisable /
 Name              Exercise (#)Realized  ($)Unexercisable    Unexercisable(1)
--------------   ----------- ----------  ----------------   -----------------
 Peter Wirth           --         --       63,600/78,400     $4,200/$113,550
 Hinrich Martinen (2)  --         --       43,800/22,200     $3,600/$12,150
 Gunther Braun         --         --       40,800/35,200     $3,600/$45,900
 Walter Volkmar        --         --       38,000/42,000     $3,500/$47,750
 Curtis Nichols        --         --           0/0               $0/$0


-------------
(1) Based on the closing price of Common Stock, as reported on the NASDAQ National Market, at September 30, 2000, which was $9-5/8 per share.

(2) Mr. Martinent terminated his employment on April 30, 2001. The options did not terminate upon termination of his employment.


Pension Plans

RSL Pension Plan

Messrs. Wirth, Braun, Hefter, Martinen and Volkmar participate in the Rofin-Sinar Laser GmbH Pension Plan (the "RSL Pension Plan") for RSL executives, an unfunded plan in accordance with the typical practices of German companies. The RSL Pension Plan provides pensions to participants who (i) retire on or after age 60 or terminate employment due to a permanent disability and (ii) have served at least ten years with RSL at the time of separation.

The annual benefits payable under the RSL Pension Plan, which commence at the statutory retirement age of 65 (according to German law), are based upon the age at which the participant leaves RSL. Book reserves are kept to record benefits accruals under the RSL Pension Plan. Messrs. Wirth, Braun, Hefter, Martinen and Volkmar joined or were deemed to have joined (as applicable), the RSL Pension Plan on July 1, 1979, November 1, 1984, October 1, 1984, October 1, 1981 and March 1, 1985, respectively. Assuming retirement at or after age 60, Messrs. Wirth, Braun, Hefter, Martinen and Volkmar would receive a monthly pension benefit of $2,155, $1,456, $671, $2,082 and $1,131, respectively (at the Deutsche Mark/U.S. dollar exchange rate in effect on December 31, 2000).








RS Inc. Pension Plan

In 1996, RS Inc. adopted a defined benefit plan for its employees known as the Rofin-Sinar Inc. Pension Plan (the "RS Inc. Plan"). Under the RS Inc. Plan, employees receive annual pension benefits equal to the product of (i) the sum of 1.125% of the first $12,000 of average final compensation and 1.5% of "average final compensation" in excess of that amount, and (ii) the number of years of service in which the employee was employed by a participating employer. Average final compensation is based upon the period of four consecutive plan years out of the last ten full plan years preceding the employee's retirement that produces the highest amount.

There are currently no Named Executive Officers who currently participating in the RS Inc. Plan.











































                     DESCRIPTION OF CAPITAL STOCK

General

As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation and By-Laws, and to the applicable provisions of the DGCL.

Common Stock

As of the date hereof, the Company has 11,542,700 shares of Common Stock outstanding.

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to the rights of any holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of Preferred Stock. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities. In addition, there are no redemption or sinking fund provisions available to the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Changes in the Capital Stock in the Past Three Years

In the past three years the Company has issued shares of Common Stock only upon exercise of option rights granted to its directors and key employees. During calendar year 1998, 1999 and 2000 a total number of 8,200, 9,000 and 10,800, respectively, new shares of Common Stock were issued. In calendar year 2001, no new shares of Common Stock were issued to date.

Book-Entry-Only Issuance of Common Stock Trading on the Neuer Markt

The Company's Common Stock is traded on the NASDAQ National Market and will trade on the Neuer Markt only through book-entry transfers of book-entry interests therein held through Clearstream Banking AG, Frankfurt am Main ("Clearstream Frankfurt"). However, any investor who received an actual certificate representing shares of Common Stock, rather than such a book-entry interest, and who desires to sell such shares of Common Stock on the Neuer Markt will be required to deposit, through a Clearstream Frankfurt participant, such shares with Clearstream Frankfurt, or with The Depository Trust Company ("DTC") for credit to Clearstream Frankfurt's account as described below, and receive a book-entry interest therein that is reflected on Clearstream Frankfurt's books and records. Certificates representing shares of Common Stock held through Clearstream Frankfurt will not be issued unless such shares are withdrawn from Clearstream Frankfurt, in which case the shares will not be eligible to trade on the Neuer Markt unless redeposited as described above. Clearstream Frankfurt will not hold actual Common Stock, but will hold book-entry interests therein through its account with DTC in New York. DTC, or its nominee, will be the registered owner of all shares of Common Stock that are held by investors through Clearstream Frankfurt.

Investors who are owners of book-entry interest in Common Stock held through Clearstream Frankfurt will receive confirmations and statements of their holdings only from Clearstream Frankfurt (through their brokers or other financial institutions). Clearstream Frankfurt will register all transfers of such Common Stock on its books and records through its book-entry system. Common Stock held by DTC will be registered in the name of DTC's nominee, Cede & Co. DTC will not know the beneficial owners of the Common Stock that is held through Clearstream Frankfurt because DTC's records will reflect only that such shares are credited to Clearstream Frankfurt's account.
Clearstream Frankfurt will be responsible for keeping account of its Common Stock holdings on behalf of its customers.

Any communications by DTC to Clearstream Frankfurt and by Clearstream Frankfurt to beneficial owners will be governed by arrangements between DTC and Clearstream Frankfurt and by the general rules and practices of DTC and Clearstream Frankfurt, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to any Common Stock held through Clearstream Frankfurt. Under its usual procedures, DTC will mail an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy will assign Cede & Co.'s consenting or voting rights to Clearstream Frankfurt for all Common Stock credited to Clearstream Frankfurt's account on the record date. Clearstream Frankfurt will consent or vote with respect to such shares on behalf of beneficial owners thereof in accordance with its standard rules and procedures.

Any dividend or other payments on Common Stock held through Clearstream Frankfurt will be made by the Company to Cede & Co., as nominee of DTC. DTC, upon receipt of such payments, will credit Clearstream Frankfurt's account at DTC for the amount of such payments. Payments by Clearstream Frankfurt to the beneficial owners of Common Stock will be governed by standing instructions and Clearstream Frankfurt's customary practices, and will be the sole responsibility of Clearstream Frankfurt, subject to any statutory or regulatory requirements as may be in effect from time to time. Any future dividend payments will be converted into Euro and distributed by Clearstream Frankfurt.

Preferred Stock

The Board of Directors of the Company is authorized, without further shareholder action, to divide any or all shares of authorized Preferred Stock into one or more series and to fix and determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or impeding a change in control of the Company. As of the date of this Prospectus, the Board of Directors of the Company has not authorized any series of Preferred Stock and there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

Certain Provisions of the Company's Certificate of Incorporation and By-Laws

Shareholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and By-laws. Certain provisions of the Certificate of Incorporation and By-laws, which are summarized below, may have the effect, either alone or in combination with each other and the ability of the Board of Directors to issue Preferred Stock without further stockholder approval, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by the Company's Board of Directors but that a shareholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the Common Stock. See "Risk Factors?Potential Anti-Takeover Effects of Delaware Law; Possible Issuances of Preferred Stock." The Company believes that such provisions are necessary to enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Board of Directors to be in the best interests of the Company and its stockholders.

Classified Board of Directors and Related Provisions. The Certificate of Incorporation provides that the Board of Directors shall be classified with approximately one-third of the Board of Directors elected each year. The By-laws provide that the Board of Directors will consist of not less than three nor more than ten directors, with the exact number of directors initially to be equal to six and thereafter to be fixed from time to time by a majority of the total number of directors which the Company would have if there were no vacancies. See "Management?Executive Officers, Key Employees and Directors." The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of stockholders beginning in 1997, successor to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. In addition, subject to certain limited exceptions, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Subject to the rights of holders of any outstanding preferred stock issued by the Company, vacancies on the Board of Directors may be filled only by the Board of Directors or the shareholders acting at an annual meeting.

The Certificate of Incorporation also provides that, subject to the rights of holders of any preferred stock then outstanding and any requirements of law, directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the outstanding shares of the Company then entitled to vote generally in the election of directors, voting as a single voting group.

Shareholders' Meeting; Action by Written Consent; Special Meeting. As required by Delaware Law Section 6 of Article II of the Company's By-laws provides that 33 ?% of the outstanding Common Stock must be present in a shareholders' meeting in order to constitute a quorum. The Certificate of Incorporation and By-laws provide that an action may be taken by written consent in lieu of a meeting of shareholders only with the consent of the holders of 100% of the outstanding shares of the Company. The Certificate of Incorporation and By-laws provide that special meetings of shareholders may only be called by the Chairman of the Board or a majority of the Board of Directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Certificate of Incorporation and By-laws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the previous year's annual meeting or, if the date of the annual meeting is not within 30 days of the anniversary date of the previous year's annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the meeting of shareholders was made, whichever first occurs. The notice of shareholder nominations must set forth certain information with respect to the shareholder giving the notice and with respect to each nominee.

Indemnification. The Certificate of Incorporation and By-laws provide that the Company shall advance expenses to and indemnify each director and officer of the Company to the fullest extent permitted by law.

Amendments. Shareholders may adopt, alter, amend or repeal provisions of the By-laws only by vote of the holders of 80% or more of the outstanding Common Stock and any other voting securities. In addition, the affirmative vote of the holders of 80% or more of the outstanding Common Stock and any other voting securities is required to amend certain provisions of the Certificate of Incorporation, including the provisions referred to above relating to the classification of the Company's Board of Directors, filling vacancies on the Board of Directors, removal of directors only for cause, prohibiting shareholder action by written consent, prohibiting the calling of special meetings by shareholders and approval of amendments to the By-laws.

Limitations on Directors' Liability

The Company's Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws.

Section 203 of Delaware General Corporation Law

Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Rights Agreement

The Company has entered into a Rights Agreement with the Bank of New York, as Rights Agent. Pursuant to the Rights Agreement, a right (a "Right") to purchase one share of Common Stock at a price of $28.50 (the "Purchase Price"), exercisable only in certain circumstances, was issued along with each share of Common Stock offered in the Company's 1996` IPO. A Right will be issued along with each other share of Common Stock issued by the Company until the earliest of the Distribution Date (as defined below), the redemption of the Rights or the Expiration Date (as defined below). Rights may also be issued with respect to shares of Common Stock issued after the Distribution Date in certain circumstances.

Until the earlier of (i) such time as the Company learns that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock (such person or group, subject to certain exceptions, being an "Acquiring Person") and (ii) such date, if any, as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding Common Stock which could result in the offeror becoming the beneficial owner of 20% or more of the outstanding Common Stock (the earlier of such dates, subject to certain exceptions, being the "Distribution Date"), the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders thereof (which certificates for Common Stock will also be deemed to be Right Certificates, as defined below) and not by separate Right Certificates. Therefore, until the Distribution Date, the Rights will be transferred with and only with the Common Stock.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date (and to each initial record holder of certain Common Stock originally issued after the Distribution Date), and such separate Right Certificates alone evidence thereafter the Rights.

The Rights are not exercisable until the Distribution Date and will expire on the tenth anniversary of the closing of the offerings in 1996 (the "Expiration Date") unless earlier redeemed or canceled by the Company as described below.

The number of shares of Common Stock or other securities issuable upon exercise of a Right, the Purchase Price, the Redemption Price (as defined below) and the number of Rights associated with each outstanding share of Common Stock are all subject to adjustment by the Board of Directors in the event of any change in the Common Stock, whether by reason of stock dividends, stock splits, re-capitalization, mergers, consolidations, combinations or exchanges of securities, other similar changes in capitalization, or any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Stock (other than the Rights or regular quarterly cash dividends), or otherwise.

In the event a person becomes an Acquiring Person, the Rights will entitle each holder of a Right (other than those held by an Acquiring Person (or any affiliate or associate of such Acquiring Person)) to purchase, for the Purchase Price, that number of shares of Common Stock equivalent to the number of shares of Common Stock which at the time of the transaction would have a market value of twice the Purchase Price. Any Rights that are at any time beneficially owned by an Acquiring Person (or any affiliate or associate of an Acquiring Person) will be null and void and nontransferable and any holder of any such Right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such Right.

After there is an Acquiring Person, the Board of Directors may elect to exchange each Right (other than Rights that have become null and void and nontransferable as described above) for consideration per Right consisting of one-half of the securities that would be issuable at such time upon the exercise of one Right pursuant to the terms of the Rights Agreement, and without payment of the Purchase Price.

In the event the Company is acquired in a merger by, or other business combination with, or 50% or more of its assets or assets representing 50% or more of its earning power are sold, leased, exchanged or otherwise transferred (in one or more transactions) to, a publicly traded corporation, each Right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, that number of common shares of such corporation which at the time of the transaction would have a market value of twice the Purchase Price. In the event the Company is acquired in a merger by, or other business combination with, or 50% or more of its assets or assets representing 50% or more of the earning power of the Company are sold, leased, exchanged or otherwise transferred (in one or more transactions) to, an entity that is not a publicly traded corporation, each Right will entitle its holder (subject to the next paragraph) to purchase, for the Purchase Price, at such holder's option, (i) that number of shares of such entity (or, at such holder's option, of the surviving corporation in such acquisition, which could be the Company) which at the time of the transaction would have a book value of twice the Purchase Price or (ii) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Purchase Price.

At any time prior to the earlier of (i) such time as a person becomes an Acquiring Person and (ii) the Expiration Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price (in cash or Common Stock or other securities of the Company deemed by the Board of Directors to be at least equivalent in value) of $0.01 per Right, subject to adjustment as provided in the Rights Agreement (the "Redemption Price"); provided that, for the 120-day period after any date of a change (resulting from a proxy or consent solicitation) in a majority of the Board in office at the commencement of such solicitation, the Rights may only be redeemed if (A) there are directors then in office who were in office at the commencement of such solicitation and (B) the Board, with the concurrence of a majority of such directors then in office, determines that such redemption is, in its judgment, in the best interests of the Company and its stockholders. Immediately upon the action of the Board of Directors electing to redeem the Rights, the Company will make an announcement thereof, and, upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

At any time prior to the Distribution Date, the Company may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement (including the date on which the Distribution Date would occur or the time during which the Rights may be redeemed), except that no supplement or amendment shall be made which reduces the Redemption Price (other than pursuant to certain adjustments therein), provides for an earlier Expiration Date or makes certain changes to the definition of Acquiring Person. However, for the 120-day period after any date of a change (resulting from a proxy or consent solicitation) in a majority of the Board of Directors in office at the commencement of such solicitation, the Rights Agreement may be supplemented or amended only if (A) there are directors then in office who were in office at the commencement of such solicitation and (B) the Board of Directors, with the concurrence of a majority of such directors then in office, determines that such supplement or amendment is, in their judgment, in the best interests of the Company and its stockholders.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on substantially all the Rights being acquired. The Rights will not interfere with any merger or other business combination approved by the Board since the Board of Directors may, at its option, at any time prior to any person becoming an Acquiring Person, redeem all but not less than all of the then outstanding Rights at a redemption price of $0.01 per Right (subject to adjustment).








                              TAXATION IN GERMANY

German Taxation

The following section discusses certain German tax consequences of acquiring, owning and disposing of shares of the Company. This discussion does not purport to be a comprehensive description of all tax considerations relevant to a decision to invest in the Company. This discussion is based on the tax law applicable in Germany as of the date of this prospectus and on the Act for the Reduction of Tax Rates and Reform of Business Taxation of July 14, 2000 ("Tax Reduction Act") including further modifications to this act. The modified Tax Reduction Act will become partly effective as of January 1, 2001. Many provisions with respect to dividends and capital gains will become applicable in general as of January 1, 2002. This tax legislation may be subject to amendments, possibly with retroactive effect. Apart from certain explanatory details, this discussion addresses only corporate income tax, income tax and dividend withholding tax, as applied to dividends and capital gains, as well as the inheritance and gift tax, and is limited to certain aspects of these types of taxes. This summary does not address the individual tax circumstances of particular shareholders. Persons who are in doubt as to their tax position are urged to consult their tax advisors.

Taxation of Shareholders

Taxation of Dividends Received by Individuals

Dividends on the Company's shares paid out to individual shareholders resident in Germany are subject to income tax at the level of these shareholders. Only one half of the dividends received on the Company's shares will be subject to income tax (Halbeinkunfteverfahren). Likewise, only one half of the expenses related to the taxable dividend income will be deductible for tax purposes. The taxable amount is subject to German income tax at regular rates (up to a top tax rate of 48.5% plus 5.5% solidarity surcharge thereon, total tax burden 51.17%). In addition, church tax, if any, at a rate ranging from 8% to 9% of the income tax might be possible.

However, dividend payments to individuals are tax free to the extent that such payments, together with other investment income (proceeds after deduction of income related expenses), do not exceed an annual exemption amount (Sparerfreibetrag and Werbungskostenpauschbetrag) of DM 3,100
(DM 6,200 in case of a married couple filing jointly).

Individuals resident in Germany whose shares form part of the assets of a trade or business and corporations and partnerships conducting a trade or commercial business are subject to a trade tax on income. In general, the trade tax rate is 15% to 21%, depending on the local multiplier applicable in the municipalities in which the shareholder maintains permanent establishment(s). Under special conditions there is a possibility of an income tax credit for parts of the trade income tax.

Taxation of Dividends Received by Corporations

Dividends on the Company's shares received by corporations resident in Germany are generally exempted from corporate and trade income tax. However, 5% of the received dividends have to be treated as non-deductible expenses for tax purposes. Therefore, only 95% of the dividends are tax exempted.

For a corporate shareholder non-resident in Germany which holds shares as assets of a permanent establishment in Germany, the same tax exemption applies.

U.S. Withholding Tax

According to the U.S. double taxation convention U.S. withholding tax on dividends will generally be withheld at a tax rate of 15%. This withholding is credited to the shareholder's individual income tax. However, if the remaining German income tax - after the deduction of income related expenses
- is less than the withholding tax of 15%, the withholding tax can be credited up to the extent of the German income tax. Instead of the credit, the shareholder is able to apply for a deduction of the withholding tax of his income alternatively. If the shares are held as business assets in a permanent establishment of a partnership resident in Germany, the dividends and the U.S. withholding tax are imputed to the partners of the partnership pro rata.

If a corporation, resident in Germany, holds at least 10% of the issued share capital of the Company as a beneficial owner, the corporation is entitled to a reduction/refund of U.S. withholding tax which exceeds 5%. The U.S. withholding tax is credited to the German corporate income tax up to the amount of the corporate income tax levied on the dividend.

Taxation of Capital Gains

An individual shareholder resident in Germany is subject to taxation in Germany on capital gains from the disposal of the Company's shares with one half of the realized capital gains, if the disposal has been done within one year after the acquisition of the shares and if the capital gains exceed in total an amount of DM 1,000.

One half of the capital gains is taxable, if the shareholder at any time during the five years preceding the disposal held, directly or indirectly, at least 1% of the corporation's issued share capital.

Capital gains realized on the disposal of shares forming part of the assets of a trade or business of German individuals are taxable. In general only one half of this capital gain is taxable (Halbeinkunfteverfahren).

Capital gains realized on the disposal of shares by a corporation resident in Germany and subject to corporate income tax are generally tax exempted. The same tax exemption applies for a corporate shareholder non resident in Germany holding the shares as assets of a permanent establishment in Germany. However, capital losses from the disposal of shares will not be deductible.












Inheritance and Gift Tax

Under German tax law, the transfer of shares at death or by way of gift is generally subject to German inheritance and gift tax, if:

(i) the shares are part of the assets of a trade of business of the decedent or donor for which a permanent establishment is maintained or a permanent representative has been appointed in Germany;

(ii) the decedent or donor, or the heir at the time of the death or the donee at the time of the gift, has his domicile or habitual abode in Germany, or is a German national not resident in Germany who has not resided continuously abroad for more than five years; or

(iii) the decedent or donor, alone or together with related parties directly or indirectly, held at least one tenth of the issued share capital of a joint stock corporation having its statutory seat or place of management in Germany.

The few double taxation conventions on inheritance and gift tax currently in force (e.g., the convention entered into with the United States) usually provide that the German inheritance and gift tax may only be levied in (ii) above and, subject to certain restrictions, item (i) above.

Other German Taxes

The sale or transfer of shares is not subject to transfer tax, stamp duty or similar tax in Germany. At present, net worth tax and trade tax on capital are not levied. The unification or transfer of 95% or more of shares may trigger real estate transfer tax.

Further Amendments as from January 1, 2001

The marginal income tax rate for individuals will be reduced as follows: from 2003, to 47%; and from 2005, to 42%.






















            CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                  FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of the principal U.S. federal income and state tax considerations with respect to the ownership and disposition of Common Stock by "Non-U.S. Holders" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations thereunder and administrative and judicial interpretations thereof (all as of the date hereof and all of which are subject to change, possibly with retroactive effect). This summary does not address all U.S. federal income and estate tax consequences that may be relevant to a Non-U.S. Holder in light of its particular circumstances or to certain Non-U.S. Holders that may be subject to special treatment under U.S. federal income tax laws, such as banks, insurance companies, tax-exempt entities and certain U.S. expatriates. Furthermore, the following summary does not discuss any aspects of foreign, state or local taxation. As used herein, the term "Non-U.S. Holder" means a holder of Common Stock that for U.S. federal income tax purposes is not (i) a citizen or individual resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust if both: (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. EACH PROSPECTIVE NON-U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION.

Dividends

Dividends that are paid to a Non-U.S. Holder and that are not effectively connected with a trade or business carried on by such Non-U.S. Holder in the United States (or, if one or more of certain tax treaties apply, are attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder) generally are subject to a 30% U.S. withholding tax, unless reduced to the extent provided by a tax treaty between the United States and the country of which the Non-U.S. Holder is a resident for tax purposes.

In order to claim the benefit of an applicable tax treaty, a Non-U.S. Holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty. Non-U.S. Holder seeking a reduced rate of withholding under an income tax treaty generally will be required to provide to the Company a valid Internal Revenue Service Form W-8 certifying that such Non-U.S. Holder is entitled to benefits under an income tax treaty. Treasury Regulations also provide special rules for determining whether, for purposes of assessing the applicability of an income tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as being paid to the entity itself or to the persons holding an interest in that entity. A Non-U.S. Holder that is eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

In the case of dividends that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States or, if an income tax treaty applies, attributable to a U.S. permanent establishment of the Non-U.S. Holder, the Non-U.S. Holder will generally be subject to regular U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. resident, and will be exempt from U.S. withholding tax provided that the Non-U.S. Holder complies with the requirements for the exemption from withholding described above. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the non-U.S. corporation's "effectively connected earnings and profits," subject to certain adjustments.

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States, (ii) in the case of a Non-U.S. Holder who is an individual and holds Common Stock as a capital asset, such individual is present in the United States for 183 or more days in the taxable year of the disposition and either (a) such individual has "tax home"(as defined for U.S. federal income tax purposes) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to certain U.S. expatriates whose loss of U.S. citizenship has as one of its principal purposes the avoidance of U.S. taxes or (iv) under certain circumstances, if the Company is or has been during certain time periods a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code and, assuming that the Common Stock is regularly traded on an established securities market for U.S. federal income tax purposes, the Non-U.S. Holder held, directly or indirectly at any time within the five-year period preceding such disposition, more than 5% of the outstanding Common Stock. The Company is not, and does not anticipate becoming, a United States real property holding corporation.

Information Reporting Requirements and Backup Withholding

Under the Treasury regulations, the Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends.
This information reporting requirements apply regardless of whether withholding is required because the dividends were effectively connected with a trade or business of the Non-U.S. Holder in the United States or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

U.S. backup withholding is imposed at the rate of 31% on certain payments to persons that fail to furnish information under the U.S. information reporting requirements. Non-U.S. Holder generally will be subject to backup withholding tax unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary procedures) are satisfied, directly or through a foreign intermediary. Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States to beneficial owners that are not "exempt recipients" and that fail to provide, in the manner required, certain identifying information.

Non-U.S. Holders should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available. Backup withholding does not constitute an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Federal Estate Tax

An individual Non-U.S. Holder who is treated as the owner of or has made certain lifetime transfers of an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL INCOME TAX AND FEDERAL ESTATE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX JURISDICTION.



























                   GLOSSARY OF SELECTED TECHNICAL TERMS

Beam-switching/beam-splitting. . . .Techniques used in laser beam delivery systems which permit the laser beam to be
                                    used alternately or simultaneously at
                                    different workstations.
C02 lasers . . . . . . . . . . . . .Lasers in which the lasing medium is carbon dioxide.  CO2 lasers used today for
                                    material processing usually are based
                                    either on cross-flow or axial flow
                                    designs.
C02 Slab lasers . . . . . . . . . . C02 lasers in which a HF discharge takes place between water-cooled copper
                                    electrodes which have a large surface
                                    allowing maximum heat dissipation (known
                                    as "diffusion-cooling") and achieving
                                    high power density.
Cross-flow C02 lasers . . . . . . . C02 lasers in which the laser gas flows perpendicularly to the resonator axis.
Diffusion-cooling technology . . . .See definition of Slab lasers.
Diode pumped solid state lasers . . Solid state lasers in which the source of excitation is a laser diode instead of a
                                    flash lamp.
Diode lasers . . . . . . . . . . . .Lasers in which the lasing medium is a semiconductor.
Electrical efficiency . . . . . . . The ratio of output light energy to input electrical energy.
Excimer laser . . . . . . . . . . . Excimer lasers are pulse lasers emitting light in the UV-range.
Fast axial-flow C02 lasers . . . . .C02 lasers in which the laser gas discharge occurs in a tube, through which
                                    the laser gas mixture flows at a high
                                    speed, ensuring that heat is effectively
                                    removed.
Flash lamp-pumped solid state . . . Solid state lasers in which the source of
    Lasers                          excitation is a krypton arc lamp.
Galvo-head . . . . . . . . . . . . .A moving mirror system used in a laser marker to deflect the ND: YAG laser beam
                                    during the vector marking process.
Macro . . . . . . . . . . . . . . . Applications for high power C02, diode and solid state lasers, typically cutting
                                    and welding.
Marking . . . . . . . . . . . . . . Applications, where lasers are used for creating alphanumerical signs, logos or
                                    codes, which can be read by human or an
                                    optical device.  Typically q-switch solid
                                    state and low power C02 lasers are used.
Micro . . . . . . . . . . . . . . . Applications for pulsed and q-switched solid state lasers, where parts and/or
                                    structures are small, typically fine
                                    cutting, fine and spot welding, drilling.
Optical resonator . . . . . . . . . The part of the laser in which the excited emission of photons bounces back
                                    and forth through the lasing medium.
Photons . . . . . . . . . . . . . . Particles of light.
Q-switch . . . . . . . . . . . . . .A fast electro-optical shutter inserted into the laser resonator, enabling
                                    frequencies to be switched at multiples
                                    of 10kHz.
Solid state lasers . . . . . . . . .Lasers in which the lasing medium is usually neodymium located in a rod-shaped
                                    solid state crystal.
Spatial coherence . . . . . . . . . One of the main characteristics of a laser beam: light in which the light
                                    waves are all moving along together in
                                    unison.
Tailored blank welding . . . . . . .A welding technique pioneered by Rofin for welding dissimilar metals of
                                    different thicknesses into one sheet.













































                     BUSINESS DEVELOPMENT AND OUTLOOK

In the first six month of fiscal 2001, which ended March 31, 2001, the Company has reached its goal with revenues of $112.1 million and a net income of $6.1 million. Rofin has experienced growth in all market segments, besides automotive. At March 31, 2001, the Company had a record backlog of $67.2 million. Rofin's backlog consists of laser sources and laser based systems shippable during the following six months and typically only includes a small amount of service and spare parts. However, Rofin may not be able to insulate its business development from the currently weaker general economic development, especially in the semiconductor and electronic markets; therefore, no assurance can be given that in particular order backlog in the current fiscal quarter will remain at the high levels reached in previous quarters.

The Company expects that industrial end users in each of its target markets will continue to make capital investments to streamline their production methods, increase their production line flexibility and lower their overall costs. The Company believes that the continuation of this trend, together with its continued focus on developing new applications for its laser sources and laser system products, will provide it with significant opportunities for long-term growth in each of the machine tool, automotive and semiconductor/electronics industries. As these industries have shown some cyclicality in the past it is Rofin's goal to diversify its product and application base in such a way that it can increase independence from single industries or markets.

The Company is focused to broaden its product range for macro, micro and marking applications. In the current fiscal year Rofin has introduced a new, compact diode pumped laser marker, it introduced the StarWeld Tool, a special laser system for the repair of dies and molds, it has started the production of the C02 laser RF series, especially designed for thick metal cutting and has plans to further develop its large scale remote laser welding system.

According to the market studies (Optech Consulting AG, Deutsche Bank Research 8/2000) the market for laser and laser systems for material processing will grow by an average of 15% over the next years. The Company anticipates continued demand for high power CO2 solid state and diode lasers and believes that there is significant potential penetration in the marking and micro application market.

The Company currently expects to increase its share capital by issuing at least 2,000,000 shares of Common Stock within one year from the admission to the Neuer Markt depending on the general market development and, in particular, subject to a future performance of the price of its shares of Common Stock which, in the Company's opinion, adequately reflects the value and prospects of Rofin.

                    On the basis of this Prospectus



            11,542,700 registered shares of Common Stock
                        with par value of $0.01

                  and carrying full dividend rights
            for the fiscal year beginning October 1, 2000,

deliverable in form of book-entry interests in the collective deposit held by The Depository Trust Company in favor for Clearstream Banking AG,

                                 and up to

              1,457,300 registered shares of Common Stock
                          with par value of $0.01

           from authorized capital covering option rights to acquire registered shares of Common Stock of Rofin-Sinar Technologies, Inc.

            each with full dividend rights for the fiscal year in
                       which the shares will be issued

                                    of

                  Rofin-Sinar Technologies, Inc.
                     Plymouth, Michigan, USA

      have been admitted to the Regulated Market segment (Geregelter Markt)
                                 of the
           Frankfurt Stock Exchange with trading on the Neuer Markt


Hamburg and Plymouth, June 2001



Hamburgische Landesbank                        Rofin-Sinar Technologies, Inc.
- Girozentrale -




                Aufgrund dieses Unternehmensberichts sind die

                11.542.700 auf den Namen lautende Stammaktien
                    mit einem Nennbetrag von je $0,01

                    und mit voller Gewinnberechtigung
             fur das am 1. Oktober 2000 beginnende Geschaftsjahr,

           lieferbar in Form von Kontogutschriften an dem von der
     The Depository Trust Company fur die Clearstream Banking AG verwahrten
                              Sammelbestand

                              sowie bis zu

                1,457,300 auf den Namen lautende Stammaktien
                     mit einem Nennbetrag von je $0,01

          aus autorisiertem Kapital (authorized capital) zur Sicherung von Optionsrechten zum Erwerb von auf den Namen lautenden Stammaktien der
                      Rofin-Sinar Technologies, Inc.

            jeweils mit voller Gewinnberechtigung vom Beginn des
           Geschaftsjahres an, in dem die Aktien ausgegeben werden

                                   der

                     Rofin-Sinar Technologies, Inc.
                       Plymouth, Michigan, USA

            zum Geregelten Markt an der Frankfurter Wertpapierborse mit
             Aufnahme des Handels im Neuen Markt zugelassen worden.


Hamburg und Plymouth, im Juni  2001




Hamburgische Landesbank                        Rofin-Sinar Technologies, Inc.
 - Girozentrale -















                     ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES
                       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      Page

INDEPENDENT AUDITORS REPORT
   For the fiscal year ended September 30, 2000. . . . . . . . . . . . 93

CONSOLIDATED BALANCE SHEETS
   September 30, 2000, 1999, and 1998. . . . . . . . . . . . . . . . . 94

CONSOLIDATED STATEMENTS OF OPERATIONS
   Years ended September 30, 2000, 1999, and 1998. . . . . . . . . . . 96

CONSOLIDATED STATEMENTSOF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
   Years ended September 30, 2000, 1999, and 1998. . . . . . . . . . . 97

CONSOLIDATED STATEMENTS OF CASH FLOWS
   Years ended September 30, 2000, 1999, and 1998. . . . . . . . . . . 98

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   September 30, 2000, 1999, and 1998. . . . . . . . . . . . . . . . .100

VALUATION AND QUALIFYING ACCOUNTS - ALLOWANCE FOR DOUBTFUL ACCOUNTS
   Years ended September 30, 1998, 1999, and 2000. . . . . . . . . . .120

EXHIBIT 11.1
   Earnings per share table. . . . . . . . . . . . . . . . . . . . . .121

EXHIBIT 21.1
   List of Subsidiaries of Rofin-Sinar Technologies Inc. . . . . . . .122

CONDENSED CONSOLIDATED BALANCE SHEET PERIODS
   March 31, 2001 and September 30, 2000. . . . . . . . . . . . . . . 123

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
   Periods ended March 31, 2001 and 2000. . . . . . . . . . . . . . . 124

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
   Six months ended March 31, 2001 and 2000. . . . . . . . . . . . . .125

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Unaudited)
   March 31, 2001. . . . . . . . . . . . . . . . . . . . . . . . . . .126














                            INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Rofin-Sinar Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Rofin-Sinar Technologies Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rofin- Sinar Technologies Inc. and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP
Detroit, Michigan
November 3, 2000, except for Note 6,
which is dated December 15, 2000





















                       ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES
                          CONSOLIDATED FINANCIAL STATEMENTS
                                (dollars in thousands)

                                                            September 30,
                                            ---------------------------------
                                                 2000        1999       1998
                                            ---------------------------------
ASSETS
Current Assets:
  Cash and cash equivalents                 $  28,973    $  36,805  $  34,874
  Accounts receivable, trade                   53,259       37,296     34,722
  Less allowance for doubtful accounts       (  1,957)    (  1,207)   (1,093)
                                            ----------    ----------  -------
      Trade accounts receivable, net           51,302       36,089     33,629
  Accounts receivable, related party                8           35        379
  Other accounts receivable                     2,021          866      1,600
  Inventories (note 2)                         56,584       40,314     38,372
  Prepaid expenses                                577          299        280
  Deferred income tax assets - current (note 9) 5,673        3,714      2,680
                                            ----------   ----------  --------
         Total current assets                 145,138      118,122    111,814
Property and equipment, at cost (note 3)       38,991       40,484     41,689
    Less accumulated depreciation             (18,411)    ( 18,572)  (17,691)
                                            ----------   ----------   -------
         Property and equipment, net           20,580       21,912     23,998

Deferred income tax assets -
   noncurrent (note 9)                          1,769        2,341      2,833
Goodwill, net (note 4)                         50,343        4,373      4,713
Other assets                                      584          465        384
                                           ----------    ---------   --------
         Total assets                       $ 218,414    $ 147,213  $ 143,742
                                           ==========    =========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Line of credit (notes 6 and 7)          $  34,749    $  19,984  $  19,123
    Accounts payable, trade (note 12)          16,297        6,917      6,257
    Income taxes payable (note 9)               4,580        1,058      3,154
    Accrued liabilities (notes 5 and 12)       26,864       16,429     16,161
                                           ----------    ---------  ---------
        Total current liabilities              82,490       44,388     44,695

Long-term debt (notes 6 and 7)                 40,172        7,287      3,580
Pension obligations (note 10)                   4,180        4,279      3,673
Minority interests                                844          513        430
Other long-term liabilities                         9           70        599
                                             ---------     -------  ---------
        Total liabilities                     127,695       56,537     52,977







Commitments and contingencies (note 8)
Stockholders' equity:
  Preferred stock, 5,000,000 shares
     authorized, none issued or outstanding         --          --         --
  Common stock, $0.01 par value, 50,000,000
     shares authorized, 11,538,200
     (11,527,400 at September 30, 1999) shares
     issued and outstanding                        115         115        115
  Additional paid-in capital                    76,049      75,956     75,861
  Retained earnings                             27,145      19,268     15,635
  Accumulated other comprehensive income     (  12,590)   (  4,663)     (846)
                                           ----------    ---------  ---------
        Total stockholders' equity              90,719      90,676     90,765
                                            ----------   ---------- ---------
        Total liabilities and stockholders'
             equity                          $ 218,414   $ 147,213  $ 143,742
                                            ==========  ==========  =========


See accompanying notes to consolidated financial statements





































               ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                Years ended September 30, 2000, 1999 and 1998
              (dollars in thousands, except per share amounts)

                                                  Years ended September 30,
                                              -------------------------------
                                                 2000       1999      1998
                                              ---------- ---------- ---------
Net sales                                     $ 171,187  $ 124,024  $117,583
Cost of goods sold                              106,890     82,230    74,476
                                              ---------- ---------- ---------
     Gross profit                                64,297     41,794    43,107
                                              ---------- ---------- ---------

Selling, general, and administrative expenses    29,593     23,706    22,315
Research and development expenses                12,953     11,808     9,960
Goodwill amortization                             1,701        341       341
Special charge (note 1)                           2,812         --        --
                                              ---------- ---------- ---------
     Income from operations                      17,238      5,939    10,491

Other expense (income):
     Interest, net (note 12)                        637    (   702)  (   759)
     Minority interest                              757         78       111
     Miscellaneous                             (    235)   (   312)  (   660)
                                              ---------- ---------- ---------
         Total other expense (income), net        1,159    (   936)  ( 1,308)
                                              ---------- ---------- ---------
         Income before income taxes              16,079      6,875    11,799

Income tax expense (note 9)                       8,202      3,242     5,118
                                              ----------  --------- ---------
         Net income                           $   7,877   $  3,633  $  6,681
                                              ==========  ========= =========

Net income per share (note 11):
Basic                                         $    0.68   $   0.32  $   0.58

Diluted                                       $    0.68   $   0.32  $   0.58
                                              ==========  ========= =========

Weighted average shares used in computing net income per share (note 11):

Basic                                        11,538,200 11,527,400 11,516,631

Diluted                                      11,621,889 11,527,400 11,614,692
                                             ========== ========== ==========


See accompanying notes to consolidated financial statements





               ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES
   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
              Years ended September 30, 2000, 1999, and 1998
                         (dollars in thousands)

                                                                                      Accumulated
                                              Common     Additional                     Other          Total
                                               Stock       Paid-in       Retained    Comprehensive Stockholders'
                                             Par Value     Capital       Earnings     Income(loss)    Equity
                                           ------------  ------------  ------------  ------------  ------------
BALANCES at September 30, 1997                   $ 115     $ 75,666        $ 8,954    $ ( 2,810)      $ 81,925
  Comprehensive income:
  Foreign currency translation adjustment           --           --             --        1,964          1,964
  Net income                                        --           --          6,681           --          6,681
                                                                                                   ------------
Total comprehensive income                                                                               8,645

Common stock issued                                 --          195             --	           --            195
                                          	 ------------  ------------  ------------  -----------   ------------
BALANCES at September 30, 1998              $      115   $   75,861     $   15,635    $  (  846)     $  90,765
  Comprehensive income:
  Foreign currency translation adjustment           --           --             --      ( 3,817)       ( 3,817)
  Net income                                        --           --          3,633           --          3,633
                                                                                                   ------------
Total comprehensive income (loss)                                                                        ( 184)

Common stock issued                                 --           95             --           --             95
                                          	 ------------  ------------  ------------  ------------  ------------
BALANCES at September 30, 1999               $     115   $   75,956     $   19,268    $  ( 4,663)    $  90,676
  Comprehensive income:
  Foreign currency translation adjustment           --           --             --       ( 7,927)     (  7,927)
  Net income                                        --           --          7,877            --         7,877
                                                                                                   ------------
Total comprehensive income (loss)                                                                          (50)

Common stock issued                                 --           93             --            --            93
                                          	 ------------  ------------  ------------  ------------  ------------
BALANCES at September 30, 2000               $     115   $   76,049    $    27,145    $ ( 12,590)    $  90,719
                                           ============  ============  ============  ============  ============

See accompanying notes to consolidated financial statements




             ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
             Years ended September 30, 2000, 1999 AND 1998
                        (dollars in thousands)


                                                    Years ended September 30,
                                                   --------------------------
                                                     2000     1999     1998
                                                   -------- -------- --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                       $ 7,877  $ 3,633    6,681
  Adjustments to reconcile net income
   to net cash provided by (used in)
    operating activities:
    Depreciation and amortization                    4,883     3,085   2,512
    Issuance of restricted stock                        33        42      63
    Provision for doubtful accounts                    672       182     148
    Loss on disposal of property and equipment         115        21       2
    Deferred income taxes                            ( 864)     ( 65)    831
    Increase in minority interest                      757       208     400
    Change in operating assets and liabilities:
       Trade accounts receivable                   (14,256)  ( 3,876)( 5,846)
       Other accounts receivable                      (375)      696  (1,040)
       Inventories                                 ( 5,650)  ( 3,897) (8,339)
       Prepaid expenses and other                  (    56)  (    46)    242
       Accounts payable, trade                       5,102       614   1,352
       Income taxes payable                          3,769   ( 1,942)( 2,902)
       Accrued liabilities and pension obligations   4,076     2,107      53
                                                   -------- -------- --------
Net cash provided by (used in) operating activities  6,083       162 ( 5,843)
                                                   -------- -------- --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment              ( 3,923)  ( 2,313)( 3,525)
  Proceeds from the sale of property and equipment     186        66      37
  Acquisition of business, net of cash acquired    (38,041)       --      --
  Investment in subsidiaries                            --     ( 165)     --
  Goodwill                                              --        --     376
                                                   -------- -------- --------
  Net cash used in investing activities            (41,778)  ( 2,412)( 3,112)
                                                   -------- -------- --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings from bank                              51,683    23,552   4,003
  Repayments to bank                               (18,899)  (19,182)     --
  Repayments to related party                      ( 3,461)       --    (942)
  Payment to subsidiary's minority shareholders       (419)       --      --
  Other                                                 89        52     132
                                                   -------- -------- --------
  Net cash provided by financing activities         28,993     4,422   3,193
                                                   -------- -------- --------
Effect of foreign currency translation on cash     ( 1,130)  (   241)(   107)
                                                   -------- -------- --------





Net increase (decrease)
  in cash and cash equivalents                      (7,832)   1,931  ( 5,869)
Cash and cash equivalents at beginning of year      36,805   34,874   40,743
                                                  -------- -------- --------
Cash and cash equivalents at end of year          $ 28,973 $ 36,805 $ 34,874
                                                  ======== ======== ========

Cash paid during the year for interest            $  2,217 $    756 $    777
                                                  ======== ======== ========
Cash paid during the year for income taxes        $  4,954 $  5,534 $  6,921
                                                  ======== ======== ========

See accompanying notes to consolidated financial statements












































                    ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     September 30, 2000, 1999, and 1998
                          (dollars in thousands)

1.  SUMMARY OF ACCOUNTING POLICIES

(a) Description of the Company and Business

The primary business of Rofin-Sinar is to develop, manufacture and market industrial lasers and supplies used for material processing applications. The majority of the Company's customers are in the machine tool, automotive, semiconductor/electronics industries and are located in the United States, Europe, and Asia. For the year ended September 30, 2000, Rofin-Sinar generated approximately 72% of its revenues from the sale of new lasers and laser systems and approximately 28% from aftermarket support for the Company's existing laser products.

The accompanying financial statements present the historical financial information of Rofin-Sinar Technologies Inc. ("Rofin-Sinar" or "the Company") and its wholly owned subsidiaries. Rofin-Sinar consists of Rofin-Sinar, Inc. ("RSI") and Rofin-Sinar Technologies Europe S.L. ("RSTE"). RSTE, a European holding company formed in 1999 owns 100% of Rofin-Sinar Laser GmbH ("RSL"), 80% of Dilas Diodenlaser GmbH ("Dilas") and 73.88% of Rofin-Sinar UK Ltd. ("RS UK"). RSL includes the consolidated accounts of its 99.97% owned subsidiary, Rofin-Sinar France S.A.; its 94.19% owned subsidiary Rasant-Alcotec Beschichtungstechnik GmbH; its 90.65% owned subsidiary Rofin-Sinar Italiana S.r.l.; its 51% owned subsidiary Rofin-Marubeni Laser Corporation (a Japanese corporation); and its 90.01% owned subsidiary Carl Baasel Lasertechnik GmbH ("CBL"). CBL includes the consolidated accounts of its 99% owned subsidiary Rofin-Baasel Espana S.A.; its 90% owned Baasel Lasertech France S.A.R.L.; and its wholly owned subsidiaries Baasel Lasertech Italia S.r.l.; Baasel Lasertech U.K. Ltd.; Rofin-Baasel Benelux B.V.; Rofin-Baasel Singapore Pte Ltd; Rofin-Baasel Inc; Wegmann-Baasel Laser und elektrooptische Gerate GmbH and PMB Elektronik GmbH. All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Acquisitions

On May 10, 2000, the Company acquired 90.01% of the share capital of Carl Baasel Lasertechnik GmbH (Baasel Lasertech) through its wholly owned subsidiary Rofin-Sinar Laser GmbH, Hamburg, Germany for 44.3 million Euro in cash. Additionally, RSTI refinanced 23.4 million Euro of the then outstanding debt of Baasel Lasertech. RSTI has followed the purchase method in accounting for the acquisition, and accordingly the accompanying results of operations include the results of Baasel Lasertech for the period subsequent to the date of acquisition. The fair value of tangible assets acquired and liabilities assumed approximated $34.5 million and $39.1 million, respectively. Goodwill and other intangibles, resulting from the acquisition, were $46.5 million and are being amortized over a period aggregating approximately 15 years. In connection with the acquisition and integration of Baasel Lasertech into the Company's operations, including the consolidation of certain product lines, RSTI has recorded a special charge of $2.8 million to write-off certain of its inventories, which will be discontinued.


In addition to the 90.01% of share capital owned by the Company, the Company and the minority shareholder are parties to a put/call option agreement for the remaining 9.99% of share capital held by the minority shareholder for a fixed price of 12.3 million German marks. Accordingly the accompanying financial statements present Baasel Lasertech as if it was 100% owned.

Pro-forma financial information as if the Baasel Lasertech acquisition occurred at the beginning of the respective fiscal years, is as follows:

                                                  2000        1999
                                               ----------  ----------
  Pro-forma sales                              $ 208,563   $ 192,401
  Pro-forma net income                         $   1,468   $(     30)
  Pro-forma earnings per share - BASIC           $  0.13     $  0.00
  Pro-forma earnings per share - DILUTED         $  0.13     $  0.00


In July 1999, RSL acquired 94.19% of the common stock of Rasant-Alcotec Beschichtungstechnik GmbH, a German limited liability company based in Overath, Germany for $165. The primary business of Rasant involves the use of advanced techniques in the coating of metals. RSL uses this technology to coat the electrodes used in the CO2 Slab laser. The net assets and annual revenues of Rasant are not material.

In January 1998, Rofin-Sinar formed a 74% owned company, Rofin-Sinar UK Ltd., based in Kingston upon Hull, England, and acquired certain business assets from Palomar Technologies Ltd. UK to design and manufacture low-power CO2 lasers for cutting and marking applications to be sold mainly to the machine tool and packaging industries.

(c) Cash Equivalents

Cash equivalents consist of liquid instruments with an original maturity of three months or less as well as taxable and tax-exempt variable rate demand obligations, which are redeemable upon a five day minimum notice. Interest income was $2,354, $1,697, and $1,579 for the years ended September 30, 2000, 1999, and 1998, respectively, and was offset by interest expense in the accompanying consolidated statements of operations.

(d) Inventories

Inventories are stated at the lower of cost or market, after provisions for excess and obsolete inventory salable at prices below cost. Costs are determined using the first in, first out and weighted average cost methods.

(e) Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives, except for leasehold improvements, which are amortized over the lesser of their estimated useful lives or the term of the lease. The methods of depreciation are straight line for financial reporting purposes and accelerated for income tax purposes. Depreciable lives for financial reporting purposes are as follows:




                                                     Useful
                                                     Lives
                                                   ----------
                 Buildings                           40 Years
                 Machinery and equipment           3-10 Years
                 Furniture and fixtures            3-10 Years
                 Computers and software             3-4 Years
                 Leasehold improvements            3-15 Years

(f) Goodwill

Goodwill, which represents the excess of purchase price over the fair value of the net assets acquired, in a purchase business combination, is amortized on a straight-line basis over 15 years. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flow using a discount rate reflecting the Company's average cost of funds. The Company believes that no impairment exists at September 30, 2000.

(g) Revenue Recognition

Product revenues are recorded at the time of delivery or factory acceptance by the customer. Spare parts sales are recorded at the time of shipment and service revenues are recognized when performed. Maintenance service contracts are billed in advance as deferred revenue and are recognized as the service is performed.

(h) Income Taxes

Income taxes are accounted for under the asset and liability method.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

(i) Accounting for Warranties

The Company issues a standard warranty of one year for parts and labor on lasers that are sold. Additionally, extended warranties are negotiated on a contract-by-contract basis. The Company provides for estimated warranty costs as products are shipped.

(j) Foreign Currency Translation

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation", the assets and liabilities of the Company's operations outside the United States are translated into U.S. dollars at exchange rates in effect on the balance sheet date, and revenues and expenses are translated using a weighted average exchange rate during the period. Gains or losses resulting from translating foreign currency financial statements are recorded as a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in net income.

(k) Net Earnings per Share (EPS)

Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution from common stock equivalents (stock options).

(l) Comprehensive Income

Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the consolidated statements of stockholders' equity and comprehensive income.

(m) Research and Development Expenses

Research and development costs are expensed when incurred and are net of German government grants of $1,377, $1,293, and $1,145 received for the years ended September 30, 2000, 1999, and 1998, respectively. The Company has no future obligations under such grants.

(n) Financial Instruments

The fair value of financial instruments, consisting principally of cash, accounts receivable, accounts payable, and bank loans, approximate carrying value due to the short-term nature of such instruments.

The Company enters into foreign exchange contracts to hedge sales transactions denominated in foreign currencies. The Company does not engage in currency speculation. At September 30, 2000, the Company held Japanese yen contracts with notional amounts of 1.7 million German marks and $0.3 million U.S. dollars. Additionally, the Company held German mark put options with a notional amount of $0.9 million. The fair value of these off-balance sheet financial instruments was approximately ($0.5) million at September 30, 2000.

(o) Use of Estimates

Management of the Company make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.













2.  INVENTORIES

Inventories are summarized as follows:
                                                       September 30,
                                                  ----------------------
                                                     2000         1999
                                                  ---------    ---------
         Finished goods                           $  7,630     $  3,607
         Work in progress                           17,302       11,141
         Raw materials and supplies                 17,783       10,634
         Demo inventory                              5,975        6,118
         Service parts                               7,894        8,814
                                                  ---------    ---------
         Total inventories, net                   $ 56,584     $ 40,314
                                                  =========    =========

3.  PROPERTY AND EQUIPMENT

Property and equipment include the following:
                                                       September 30,
                                                  ----------------------
                                                     2000         1999
                                                  ---------    ---------
         Buildings                                $ 16,556     $ 20,077
         Technical machinery and equipment           8,127        7,474
         Furniture and fixtures                      6,601        6,389
         Computers and software                      4,157        3,865
         Leasehold improvements                      3,550        2,679
                                                  ---------    ---------
         Total property and equipment, at cost    $ 38,991     $ 40,484
                                                  =========    =========

4.  GOODWILL

Goodwill, net is as follows:
                                                      September 30,
                                                  ----------------------
                                                     2000         1999
                                                  ---------    ---------
         Goodwill                                 $ 52,668      $ 5,111
         Accumulated amortization                    2,325          738
                                                  ---------    ---------
         Total goodwill, net                      $ 50,343      $ 4,373
                                                  =========    =========













5.  ACCRUED LIABILITIES

Accrued liabilities are comprised of the following:
                                                       September 30,
                                                  ----------------------
                                                     2000         1999
                                                  ---------    ---------
         Employee compensation                    $  7,382     $  4,581
         Warranty reserves                           7,935        6,570
         Other taxes payable                           457          629
         Customer deposits                           4,600        1,647
         Other                                       6,490        3,002
                                                  ---------    ---------
         Total accrued liabilities                $ 26,864     $ 16,429
                                                  =========    =========

6.  LINE OF CREDIT

The Company maintains a $25,000 annually renewable line of credit with Deutsche Bank AG to support its working capital needs. As of September 30, 2000 and 1999, $13,004 and $14,570, respectively, was outstanding under this loan facility by RSL, BLT, Rofin-Marubeni, Rofin-Sinar S.r.L., Rasant, Rofin-Sinar Uk Ltd., Dilas and Rofin-Baasel Singapore at an average fixed interest rate of 4.0% for fiscal 2000 and 3.0% for fiscal 1999.

In addition, the Company's non-U.S. subsidiaries have several lines of credit which allow them to borrow in the applicable local currency. At September 30, 2000 and 1999, direct borrowings under these agreements totaled $4,166 and $6,803, respectively. The remaining unused portion of the lines of credit, at September 30, 2000, was $9,791. Fixed interest rates vary from 1.1% up to 7.0%, depending upon the country and usage of the available credit.

During the third quarter, the Company entered into additional short-term credit facilities with two German banks to fund the acquisition and the refinancing of existing debt of Baasel Lasertech. As of September 30, 2000, $51,683 was outstanding under these facilities at an average fixed interest rate of 5.8%.

On December 15, 2000, the Company refinanced the $51,683 short-term credit facilities with the following new borrowings:

     Note payable to bank bearing interest at
     6 month Euribor, due December 15, 2003
     (actual face amount of 10.6 million Euro).
     Rate converted to 6.02% fixed with an
     interest rate swap agreement.                   $  9,317

     Note payable to bank bearing interest at
     6 month Euribor, due December 15, 2005
     (actual face amount of 12.8 million Euro).
     Rate converted to 6.73% fixed with an
     interest rate swap agreement.                   $ 11,251





     Note payable to bank bearing interest at
     6 month Euribor (actual face amount of
     15.4 million Euro).  Matures $4.2 million
     in fiscal 2004, $6.2 million in fiscal 2005,
     and $3.1 million in fiscal 2006.  Rate
     converted to 6.46% fixed with an interest
     rate swap agreement.                             $ 13,536

     Short-term note payable bearing interest at 6 month Euribor (face amount of 20 million
     Euro)                                            $ 17,579

Based on the above refinancing, $34,104 has been reclassified to long-term debt in the accompanying consolidated balance sheet.

7.  LONG-TERM DEBT

At September 30, 2000 and 1999, respectively, $450 and $545 was borrowed under the credit line with Deutsche Bank AG at a fixed interest rate of 3.9% (see note 6). Further, RSL, Dilas, Rasant and Rofin-Sinar France entered into loan agreements with some banks for long-term credit facilities of $ 6,925. As of September 30, 2000 and 1999, $5,618 and $6,742, respectively, were borrowed against such loans at an average interest rate of 4.2% during fiscal 2000 and 4.0% during fiscal 1999. The agreements expire in 2001, 2003 and 2009. Maturities of long-term debt are as follows: $5.4 million is due in fiscal 2002, $0.5 million is due in fiscal 2003 and $0.2 million in fiscal 2009.


8.  LEASE COMMITMENTS

The Company leases operating facilities and equipment under operating leases, which expire at various dates through 2007. The lease agreements require payment of real estate taxes, insurance and maintenance expenses by the Company.

Minimum lease payments for future fiscal years under non-cancelable operating leases as of September 30, 2000, are:


        Fiscal Year Ending September 30,                Total
        --------------------------------             --------
        2001                                        $  3,315
        2002                                           2,586
        2003                                           1,759
        2004                                           1,333
        2005 and thereafter                            2,698


Rent expense charged to operations for the years ended September 30, 2000, 1999, and 1998, approximates $2,857, $1,917, and $1,656, respectively.






9.  INCOME TAXES

Income before income taxes is attributable to the following geographic regions:

                                                 Years ended September 30,
                                              ------------------------------
                                                 2000       1999      1998
                                              ---------  --------  ---------
         United States                        $( 2,250) $     412  $    864
         Germany                                16,341      6,732    10,256
         France                                    728        431       570
         Italy                                     190        354       296
         Japan                                     534    (     3)      125
         United Kingdom                            376    ( 1,051)   (  312)
         Other                                     160         --        --
                                              ---------  --------- ---------
         Total income before income taxes     $ 16,079   $  6,875  $ 11,799
                                              =========  ========= =========

The provision for income tax expense is comprised of the following amounts:

                                                Years ended September 30,
                                             -------------------------------
                                                2000       1999       1998
                                             ---------   --------  ---------
     Current:
         United States                        $   350    $    425  $  ( 101)
         Foreign                                8,914       3,370     4,481
                                              --------   --------- ---------
              Total current                     9,264       3,795     4,380
                                              --------   --------- ---------
     Deferred:
         United States                         (  736)      ( 170)      348
         Foreign                               (  326)      ( 383)      390
                                              --------   --------- ---------
              Total deferred                   (1,062)      ( 553)      738
                                              --------   --------- ---------
              Total income tax expense        $ 8,202     $ 3,242   $ 5,118
                                              ========   ========= =========

Statutory tax rates in the U.S., U.K., Italy, France, and Japan approximate 34%, 20%, 41%, 42%, and 51%, respectively. German corporate tax law applies the imputation system with regard to the taxation of the income of a corporation (such as RSL, CBL, and Dilas). In general, retained corporate income is subject to a municipal trade tax (which approximates 17%), which is deductible for federal corporate income tax purposes, a federal corporate income tax of 40% (45% prior to January 1, 1999), and a surcharge of 5.5% on the federal corporate income tax amount.

Profits which are distributed by a German corporate taxpayer in the form of a dividend are subject to a reduced federal corporate income tax rate of 30% plus the 5.5% surcharge on the federal corporate income tax amount calculated at the reduced rate.

Tax expense and deferred taxes have been recorded at rates assuming all earnings of RSL and Dilas will be dividended to Rofin-Sinar Technologies Europe S.L..

The difference between actual income tax expense and the amount computed by applying the U.S. federal income tax rate of 34% is as follows:

                                                  Years ended September 30,
                                                 --------------------------
                                                   2000     1999     1998
                                                 -------- -------- --------
     Computed "expected" tax expense            $  5,467 $  2,338  $ 4,012
     Difference between U.S. and foreign
         statutory rates                           1,786      872    1,083
     Tax exempt interest                              --       --    ( 248)
     Adjustment of Valuation allowance               573      106    ( 525)
     Adjustment of prior-year tax estimates         (191)      --      434
     Other                                           567    (  74)     362
                                                 -------- -------- --------
     Actual tax expense                          $ 8,202  $ 3,242  $ 5,118
                                                 ======== ======== ========


The tax effects of temporary differences that give rise to the net deferred tax assets are as follows:
                                                       September 30,
                                                  ----------------------
                                                     2000         1999
                                                  ---------    ---------
    Deferred tax assets:
         Foreign:
            German reorganization benefits        $    457       $  997
            Net operating loss carryforwards           591          573
            Pension accrual                            256          243
            Inventory                                1,191          619
            Other, net                                 481           11
                                                  ---------    ---------
               Total Foreign                         2,976        2,443

     United States:
            Net operating loss carryforwards        3,308         2,398
            Depreciation                              151           221
            Warranty accrual                          918           869
            Inventory                               2,694         1,376
            Alternative Minimum Tax and Foreign
               Tax Credits                            229           435
            Other                                     941           582
                                                  ---------    ---------
               Total United States                  8,241         5,881



            Gross deferred tax assets              11,217         8,324
            Less:  Valuation allowance            ( 2,063)       (  183)
                                                  ---------    ---------
               Net deferred tax assets              9,154         8,141
                                                  ---------    ---------

       Deferred tax liabilities:
         Foreign:
            Depreciation                           ( 1,318)     ( 1,979)
            Accrued liabilities                    (   394)     (   107)
                                                  ---------    ---------
               Total Foreign                       ( 1,712)     ( 2,086)
                                                  ---------    ---------
            Net deferred income tax assets        $  7,442      $ 6,055
                                                  =========    =========

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at September 30, 2000.

At September 30, 2000, the Company has net operating loss carryforwards available of $9,730 in the United States (which expire in 2008), $1,213 in the UK (which has no expiration date), and $675 in Germany (which has no expiration date). The annual utilization by the Company of its U.S. net operating loss carryforwards will be subject to certain annual limitations under Section 382 of the Internal Revenue Code.


10.  EMPLOYEE BENEFIT PLANS

Substantially all of the Company's U.S. and German employees participate in defined benefit pension plans. The Company's U.S. plan began in fiscal 1995 and is funded. As is the normal practice with German companies, the German plan is unfunded.

The following table sets forth the funded status of the plans at the balance sheet dates:

                                                        September 30,
                                                   ----------------------
                                                      2000         1999
                                                   ---------    ---------
   Change in benefit obligation:
   Benefit obligation at beginning of year           $7,155       $5,977
   Service cost                                         599          595
   Interest cost                                        427          408
   Actuarial (gains) and losses                      (  539)         574
   Foreign exchange rate changes                     (  835)      (  328)
   Benefits paid                                     (  133)      (   71)
                                                   ---------   ---------
   Benefit obligation at end of year                 $6,674       $7,155
                                                   ---------   ---------

   Change in plan assets:
   Fair value of plan assets at beginning of year     2,165        1,899
   Actual return on plan assets                         397          318
   Employer contributions                               208            -
   Benefits paid                                    (   115)       (  52)
                                                   ---------   ---------
   Fair value of plan assets at end of year           2,655        2,165
                                                  ---------   ---------

   Funded status                                    ( 4,019)    (  4,990)
   Unrecognized net actuarial loss (gain)           (   501)         307
   Unrecognized prior service cost                      340          404
                                                   ---------    ---------
   Accrued benefit cost                             ( 4,180)      (4,279)
                                                   =========    =========

   Discount rate:
       United States                                   7.5%         7.5%
       Foreign                                         7.0%         7.0%
   Expected return on plan assets -
       United States only                              8.0%         8.0%
   Rate of compensation increase
       United States                                   6.0%         6.0%
       Foreign                                         2.0%         2.0%

The following table sets forth the components of net periodic benefit cost for the respective fiscal years:

                                              Years ended September 30,
                                        -----------------------------------
                                            2000        1999        1998
                                        ----------- ----------- -----------
Components of net periodic benefit cost:
Service cost                              $  598       $  575     $  451
Interest cost                                427          408        338
Expected return on plan assets             ( 177)      (  150)    (  140)
Amortization of prior service cost            63           63         63
Recognized net actuarial loss                  6            7         --
                                        ---------    ---------   ---------
Net periodic benefit cost                  $ 917        $ 903      $ 712
                                        =========    =========   =========

RSI has a 401(k) plan for the benefit of all eligible U.S. employees, as defined by the plan. Participating employees may contribute up to 16% of their qualified annual compensation. The Company matches 50% of the first 6% of the employees' compensation contributed as a salary deferral. Company contributions for the years ended September 30, 2000, 1999, and 1998 were $153, $146, and $148, respectively.









11. NET INCOME PER COMMON SHARE

The calculation of the weighted average number of common shares outstanding for each period is as follows:

                                             Years ended September 30,
                                        -----------------------------------
                                            2000        1999        1998
                                        ----------- ----------- -----------
Weighted average number of
  shares for BASIC net income
  per common share                      11,538,200  11,527,400  11,516,631

Potential additional shares
  due to outstanding dilutive
  stock options                             83,689          --      98,061
                                        ----------- ----------- -----------
Weighted average number of
  shares for DILUTED net
  income per common share                11,621,889  11,527,400  11,614,692
                                        =========== =========== ===========

Excluded from the calculation of diluted EPS for the year ended September 30, 2000, were 604,800 outstanding stock options. These could potentially dilute future EPS calculations but were not included in the current period because their effect on earnings per share would be antidilutive.

12.  RELATED PARTY TRANSACTIONS

The Company had sales to its joint venture partners in Japan amounting to $49, $511, and $2,153 in fiscal years 2000, 1999, and 1998, respectively.

The Company's purchases from and sales to related parties have generally been on terms comparable to those available in connection with purchases from or sales to unaffiliated parties.

The main facility in Starnberg is rented from the minority shareholder of Baasel Lasertech. The Company paid rent expense of $158 to the minority shareholder during fiscal 2000.

The Company has accrued $5,524 for the option purchase price for the minority interest in Baasel Lasertech (see note 1). This amount is included in accrued liabilities in the accompanying consolidated balance sheet. This obligation bears interest at 5.75% per annum, of which $275 is included in interest expense in the accompanying consolidated statement of operations.

Accounts payable trade also includes short-term loans from the minority shareholders of Dilas of $182.









13.  SEGMENT AND GEOGRAPHIC INFORMATION

The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", during fiscal 1999. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and related disclosures about products and geographic areas. The Company manages its business under two primary geographic regions that are aggregated together as one segment in the global industrial laser industry. Sales from these regions have similar long-term financial performance and economic characteristics. The products from these regions utilize similar manufacturing processes and use similar production equipment, which may be interchanged from group to group. The Company distributes, sells and services final product to the same type of customers from both regions.

Assets, revenues and income before taxes, by geographic region are summarized below:

      ASSETS                                         September 30,
                                                -----------------------
                                                   2000          1999
                                                ---------    ----------
           United States                        $ 56,393     $  61,643
           Germany                               157,864        81,053
           Other                                  35,840        18,311
           Intercompany eliminations             (31,683)    (  13,187)
                                                ---------    ----------
           Total assets                         $218,414     $ 147,820
                                                =========    ==========

       REVENUES                                    TOTAL BUSINESS
                                             Years ended September 30,
                                        ----------------------------------
                                           2000        1999        1998
                                        ----------  ----------  ----------
           United States                $  43,020   $  37,377   $  39,594
           Germany                        144,195     102,628      91,842
           Other                           36,551      23,748      20,434
           Intercompany eliminations     ( 52,579)   ( 39,729)   ( 34,287)
                                        ----------  ----------  ----------
                                        $ 171,187   $ 124,024   $ 117,583
                                        ==========  ==========  ==========

       INTERCOMPANY REVENUES
                                             Years ended September 30,
                                        -----------------------------------
                                           2000         1999       1998
                                        ----------   ---------  -----------
           United States                 $    382    $  5,952    $   3,412
           Germany                         48,053      31,440       30,000
           Other                            4,144       2,337          875
           Intercompany
           Eliminations                (  52,579)   ( 39,729)    ( 34,287)
                                        ----------   ---------   ----------
                                         $     --    $     --    $      --
                                        ==========   =========   ==========

                                              EXTERNAL REVENUES
                                            Years ended September 30,
                                        ----------------------------------
                                           2000        1999        1998
                                        ----------  ----------  ----------
           United States                $  42,638   $  31,425   $  36,181
           Germany                         96,142      71,188      61,842
           Other                           32,407      21,411      19,560
                                        ----------  ----------  ----------
                                        $ 171,187   $ 124,024   $ 117,583
                                        ==========  ==========  ==========

      INCOME BEFORE INCOME TAXES
                                             Years ended September 30,
                                        ----------------------------------
                                           2000        1999         1998
                                        ----------  ---------   ----------
           United States                $ ( 2,250)   $    412   $     864
           Germany                         16,341       6,732      10,256
           Other                            1,988       ( 270)        679
                                        ----------   ---------  ----------
                                        $  16,079    $  6,875   $  11,799
                                        ==========   =========  ==========


14.  SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

The following represents the Company's quarterly results (millions of dollars, except per share amounts):

                                                Quarters ended
                               ---------------------------------------------
                                 Dec.31,    March 31,   June 30,   Sept. 30,
                                  1999        2000        2000        2000
                               ----------  ----------  ----------  ---------
Net sales                        $ 33.2      $ 34.6      $ 45.5      $ 57.9
Gross profit                       11.1        13.0        17.7        22.5
Net income                          1.6         1.9         0.6         3.9
Net income per share - Basic       0.14        0.16        0.05        0.33
Net income per share - Diluted     0.14        0.16        0.05        0.33


                                                Quarters ended
                               ---------------------------------------------
                                 Dec.31,    March 31,   June 30,   Sept. 30,
                                  1998        1999        1999        1999
                               ----------  ----------  ----------  ---------
Net sales                        $ 28.6      $ 31.0      $ 28.5      $ 35.9
Gross profit                        9.2        10.5         9.4        12.7
Net income                          0.4         0.9         0.6         1.7
Net income per share - Basic       0.03        0.08        0.06        0.15
Net income per share - Diluted     0.03        0.08        0.06        0.15





15.  STOCK INCENTIVE PLANS

Directors' Plan

The Company has reserved 100,000 shares of common stock for the Directors' Plan, which covers non-employee members of the Board of Directors. Under this plan each member of the Board of Directors who is not an employee of the Company and who is elected or continues as a member of the Board of Directors is entitled to receive an initial grant of 1,500 shares of common stock and thereafter an annual grant of 1,500 shares of common stock. The Directors' Plan provides that non-employee directors aged 65 or older, upon their appointment or election to the Board of Directors, will receive, in lieu of such initial and annual grants of shares of common stock, 7,500 shares of restricted stock which shall vest in five equal installments on the date of grant and each of the following four anniversaries thereof. Prior to vesting, no shares of restricted stock may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of, subject to certain exceptions. The Directors' Plan will continue in effect until the earlier of ten years from the date of the first grant or the termination of the Directors' Plan by the Board of Directors. A total of 19,500 shares are issued and outstanding under the plan at September 30, 2000, of which 1,500 vest in future periods.

Equity Incentive Plan

The Company maintains an Equity Incentive Plan, whereby incentive and nonqualified stock options, restricted stock and performance shares may be granted to officers and other key employees to purchase a specified number of shares of common stock at a price not less than the fair market value on the date of grant. There were no incentive stock options, restricted stock or performance shares granted in fiscal 2000, 1999 or 1998. Nonqualified stock options were granted to officers and other key employees in fiscal 2000 and 1999. Options generally vest over five years and will expire not later than ten years after the date on which they are granted. The balance of outstanding stock options for the three year periods ended September 30, 2000, and all options activity for the periods then ended are as follows:


                                                         Price per Share
                                                   -------------------------
                                         Number        Price        Weighted
                                        of Shares      Range         Average
                                        ---------  --------------  ---------
     Outstanding at September 30, 1997   475,000  $9 1/2 - 16 7/8   $ 12 1/2
                                        ---------  --------------  ---------
     Granted                                   -
     Exercised                          ( 13,900)
     Forfeited                          (  9,600)
                                        ---------  --------------  ---------
     Outstanding at September 30, 1998   451,500  $9 1/2 - 16 7/8   $ 12 1/2
                                        ---------  --------------  ---------
     Granted                              36,000        $9 3/8
     Exercised                                 -
     Forfeited                          ( 45,600)
                                        ---------  --------------  ---------
     Outstanding at September 30, 1999   441,900  $9 3/8 - 16 7/8   $ 12 1/8
                                        ---------  --------------  ---------

     Granted                             191,000        $ 7 3/8
     Granted                              20,000        $12 5/8
     Exercised                          (  6,300)
     Forfeited                          ( 41,800)
                                        ---------  --------------  ---------
     Outstanding at September 30, 2000   604,800  $7 3/8 - 16 7/8  $ 11 1/19
                                        ---------  --------------  ---------


                          Outstanding Options        Exercisable Options
                    -------------------------------  -------------------
                            Remaining    Weighted             Weighted
                              Life        Average              Average
                    Shares   (years)       Price     Shares     Price
                    ------  ----------  -----------  ------  -----------
                   225,800       6       $  9 1/2   179,600    $ 9 1/2
                   165,000       7       $ 16 7/8    99,000    $16 7/8
                    36,000       8       $  9 3/8     7,200    $ 9 3/8
                   158,000       9       $  7 3/8         0    $ 7 3/8
                    20,000       9       $ 12 5/8         0    $12 5/8


The Company follows Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees", to account for stock options. No compensation cost is recognized because the option exercise price is equal to the market price of the underlying stock on the date of grant. Had compensation cost for these plans, as prescribed by SFAS 123, been determined based on the Black-Scholes value at the grant dates for awards, pro forma net income and earnings per share would have been:

                                              Year ended September 30,
                                         ----------------------------------
                                            2000        1999        1998
                                         ----------  ----------  ----------
  Pro forma net income                     $ 7,357     $ 3,222     $ 6,292
  Pro forma earnings per share - BASIC     $  0.64     $  0.28     $  0.55
  Pro forma earnings per share - DILUTED   $  0.63     $  0.28     $  0.54
                                         ----------  ----------  ----------

The pro forma disclosures above include the amortization of the fair value of all options vested during 2000 and are not necessarily representative of actual results which will be reported in future years.

                                      2000 Grant     2000 Grant   1999 Grant
                                      (20,000        (191,000      (36,000
                                       Shares)         Shares)      Shares)
                                      ----------     -----------  ----------
Weighted Average Grant
   Date Fair Value                      $7.26           $3.90        $5.23
Expected Life                         5 YEARS         5 YEARS      5 YEARS
Volatility                              59.3%           52.9%        57.9%
Risk-Free Interest Rate                  6.6%            6.0%         6.0%
Dividend Yield                             0%              0%           0%
Annual Forfeiture Rate                   2.8%            2.8%         3.0%



16.  RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet, and measure those instruments at fair value. In June 1999, the FASB issued SFAS 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement 133" and in June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments - an Amendment of FASB Statement No. 133". As a result of SFAS 137, SFAS 133 and SFAS 138 will be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company adopted this standard as of October 1, 2000, with no material impact on its financial position and results of operations.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financials filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company is required to adopt SAB 101 in the fourth quarter of fiscal 2001. The Company is in the process of evaluating SAB 101 but believes that the implementation of SAB 101 will not have a material effect on the financial position or results of operations of the Company.































Independent Auditors' Report


The Board of Directors and Stockholders
Rofin-Sinar Technologies Inc. and Subsidiaries:

On November 3, 2000, except for note 6 which is dated December 15, 2000, we reported on the consolidated balance sheets of Rofin-Sinar Technologies Inc. and Subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2000, which are included in the annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule in the annual report on Form 10-K. This financial statement schedule, Valuation and Qualifying Accounts, is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




KPMG LLP
Detroit, Michigan
November 3, 2000




























                ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES
      VALUATION AND QUALIFYING ACCOUNTS - ALLOWANCE FOR DOUBTFUL ACCOUNTS
                Years ended September 30, 1998, 1999 and 2000
                         (dollars in thousands)



                    Balance at            Charged to             Balance at
                    Beginning   Acquired  Costs and                End of
                    Of Period   Reserve   Expenses   Deductions    Period
                     --------   --------   --------  ----------    -------

  September 30,
     1998           $   910      $   --     $  148    $     35     $ 1,093

  September 30,
     1999             1,093          --        182         (68)      1,207

  September 30,
     2000             1,207         207        672       ( 129)      1,957






































INDEX TO EXHIBITS



Exhibit No.                Exhibit
-----------        --------------------------------------------------------

   11.1             Earnings Per Share Table
   21.1             List of Subsidiaries of Rofin-Sinar Technologies Inc.
















































Exhibit 11.1

                           EARNINGS PER SHARE TABLE


                                             Years ended September 30,
                                        -----------------------------------
                                            2000        1999        1998
                                        ----------- ----------- -----------

Net Income                              $   7,877   $    3,633  $    6,681

Weighted average number of
  shares for BASIC net income
  per common share                      11,538,200  11,527,400  11,516,631

Net income per share - BASIC            $     0.68  $     0.32  $     0.58
                                        =========== =========== ===========


Weighted average number of
  shares for DILUTED net
  income per common share                11,621,889 11,527,400  11,614,692

Net income per share - DILUTED          $      0.68 $     0.32  $     0.58
                                        =========== =========== ===========































EXHIBIT 21.1

             LIST OF SUBSIDIARIES OF ROFIN-SINAR TECHNOLOGIES INC.



Rofin-Sinar, Inc.
Rofin-Sinar Technologies Europe S.L.
Rofin-Sinar Laser GmbH
Rofin-Sinar France S.A.
Rofin-Sinar Italiana S.r.l.
Rofin-Marubeni Laser Corporation
Rasant-Alcotec Beschichtungstechnik GmbH
Carl Baasel Lasertechnik GmbH
PMB Elektronic GmbH
Rofin-Baasel, Inc.
Wegmann-Baasel Laser und elektrooptische Gerate GmbH
Rofin Baasel Benelux B.V.
Baasel Lasertech UK Ltd.
Baasel Lasertech Italia S.r.L.
Rofin-Baasel Espana S.A.
Baasel Lasertech France S.A.R.L.
Rofin-Baasel Singapore PTE Ltd.
DILAS Diodenlaser GmbH
Rofin-Sinar U.K., Ltd.































                 ROFIN-SINAR TECHNOLOGIES INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS PERIODS
                           (dollars in thousands)

                                                     March 31,  September 30,
                                                        2001         2000
ASSETS                                              (Unaudited)    (Audited)
Current Assets:                                     -----------   -----------
  Cash and cash equivalents                           $ 26,684     $  28,973
  Accounts receivable, trade, net                       52,664        51,302
  Inventories (Note 3)                                  64,669        56,584
  Deferred income tax assets - current                   5,515         5,673
  Other current assets and prepaid expenses              3,772         2,606
                                                    -----------    ----------
    Total current assets                               153,304       145,138

Property and equipment, net                             21,541        20,580
Goodwill, net                                           50,955        50,343
Deferred income tax assets - noncurrent                  1,662         1,769
Other noncurrent assets                                    603           584
                                                    -----------    ----------
    Total assets                                     $ 228,065     $ 218,414
                                                    ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit                                     $  37,499     $  34,749
  Accounts payable, trade                               12,169        10,760
  Income tax payable                                     9,135         4,580
  Accrued liabilities                                   31,900        32,401
                                                    -----------    ----------
    Total current liabilities                           90,703        82,490

Long-term debt                                          34,849        40,172
Pension obligations                                      4,525         4,180
Minority interests                                       1,616           844
Other long-term liabilities                              1,125             9
                                                    -----------    ----------
    Total liabilities                                  132,818       127,695

Stockholders' equity
  Preferred stock, 5,000,000 shares authorized,
    none issued or outstanding                               0             0
  Common stock, $0.01 par value, 50,000,000 shares
    authorized, 11,542,700 (11,538,200 at
    September 30, 2000) issued and outstanding             115           115
  Additional paid-in-capital                            76,060        76,049
  Retained earnings                                     33,269        27,145
  Accumulated other comprehensive loss (Note 6)        (14,197)      (12,590)
                                                    -----------    ----------
    Total stockholders' equity                          95,247        90,719

    Total liabilities and stockholders' equity       $ 228,065     $ 218,414
                                                    ===========    ==========


See accompanying notes to condensed consolidated financial statements

                Rofin-Sinar Technologies Inc. and Subsidiaries
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                 Periods ended March 31, 2001 and 2000
            (dollars in thousands, except per share amounts)


                                    Three Months             Six Months
                                   Ended March 31,         Ended March 31,
                               ----------------------  ----------------------
                                  2001        2000        2001        2000
                               ----------  ----------  ----------  ----------

Net sales                      $  58,255   $  34,614   $ 112,076   $  67,768
Cost of goods sold                35,221      21,591      68,037      43,658
                               ----------  ----------  ----------  ----------
    Gross profit                  23,034      13,023      44,039      24,110

Selling, general, and
    administrative expenses       10,296       6,329      19,774      11,942
Research and development expenses  3,966       3,119       7,685       5,701
Goodwill amortization                911          85       1,801         170
                               ----------  ----------  ----------  ----------
    Income from operations         7,861       3,490      14,779       6,297

Other expense (income):
  Interest expense (income), net   1,076      (  261)      1,721      (  530)
  Other expenses (income)            367          69         285           6
                               ----------  ----------  ----------  ----------
    Income before income taxes     6,418       3,682      12,773       6,821

Income tax expense                 3,327       1,827       6,649       3,335
                               ----------  ----------  ----------  ----------

    Net income                  $  3,091    $  1,855    $  6,124    $  3,486
                               ==========  ==========  ==========  ==========


Net income per common
  share (Note 4):

    Basic                       $   0.27    $   0.16    $   0.53    $   0.30

    Diluted                     $   0.27    $   0.16    $   0.53    $   0.30
                               ==========  ==========  ==========  ==========
Weighted average shares
  used in computing net
  income per share (Note 4):

    Basic                      11,542,700  11,533,400  11,542,700  11,533,400

    Diluted                    11,578,096  11,653,302  11,576,287  11,584,225
                               ==========  ==========  ==========  ==========

See accompanying notes to condensed consolidated financial statements



                 Rofin-Sinar Technologies Inc. and Subsidiaries
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                   Six months ended March 31, 2001 and 2000
                          (dollars in thousands)


                                                            Six Months
                                                          Ended March 31,
                                                     ------------------------
                                                         2001         2000
                                                     -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                          $   6,124    $   3,486
  Adjustments to reconcile net income to net
    cash provided (used) by operating activities:
    Changes in operating assets and liabilities        (  4,787)     ( 3,343)
    Other adjustments                                     4,190        1,723
                                                      ----------   ----------
     Net cash provided by operating activities            5,527        1,866
                                                      ----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from the sale of property and equipment           22           25
  Additions to property and equipment                  (  2,196)     ( 1,216)
  Acquisition of business, net of cash acquired        (  2,565)          --
                                                      ----------   ----------
     Net cash used in investing activities             (  4,739)     ( 1,191)
                                                      ----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings from bank                                   52,889           --
  Repayments to bank                                   ( 53,518)          --
  Net repayments on line of credit                     (  1,995)     (   874)
  Other                                                (     42)          46
                                                      ----------   ----------
     Net cash used in financing activities             (  2,666)     (   828)
                                                      ----------   ----------

Effect of foreign currency translation on cash         (    411)     (   639)
                                                      ----------   ----------
Net decrease in cash and cash equivalents              (  2,289)     (   792)

Cash and cash equivalents at beginning of period         28,973       36,805
                                                      ----------   ----------
Cash and cash equivalents at end of period             $ 26,684     $ 36,013
                                                      ==========   ==========





See accompanying notes to condensed consolidated financial statements





              Rofin-Sinar Technologies Inc. and Subsidiaries
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
                        (dollars in thousands)


1.   Summary of Accounting Policies

The accompanying consolidated condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, consistent with those reflected in the Company's annual report to stockholders for the year ended September 30, 2000. All adjustments necessary for a fair presentation have been made which comprise only normal recurring adjustments; however, interim results of operations are not necessarily indicative of results to be expected for the year. September 30, 2000 balances are derived from audited financial statements, however, all interim period amounts have not been audited.


2.   Acquisitions

On February 28,2001, the Company acquired 80% of the share capital of Z-Laser S.A. through its wholly owned subsidiary Rofin-Baasel Espana, S.A., Barcelona, Spain for $3.3 million in cash. Rofin-Sinar Technologies Inc.
(RSTI) has followed the purchase method of accounting for the acquisition. Goodwill and other intangibles, resulting from the acquisition, were $2.1 million and are being amortized over a period of 15 years.

On May 10, 2000, the Company acquired 90.01% of the share capital of Carl Baasel Lasertechnik GmbH (Baasel Lasertech) through its wholly owned subsidiary Rofin-Sinar Laser GmbH, Hamburg, Germany for 44.3 million Euro in cash. Additionally, RSTI refinanced 23.4 million Euro of the then outstanding debt of Baasel Lasertech. RSTI has followed the purchase method in accounting for the acquisition. The fair value of tangible assets acquired and liabilities assumed approximated $34.5 million and $39.1 million, respectively. Goodwill and other intangibles, resulting from the acquisition, were $46.5 million and are being amortized over a period aggregating approximately 15 years.


3.   Inventories:

Inventories are stated at the lower of cost or market, after provisions for excess and obsolete inventory salable at prices below cost. Costs are determined using the first in, first out and weighted average cost methods and are summarized as follows:

                                                  March 31,    September 30,
                                                    2001            2000
                                                ------------   ------------
Raw materials and supplies                       $  19,302       $  17,783
Work in progress                                    21,371          17,302
Service parts                                       10,508           7,894
Finished goods                                       7,224           7,630
Demonstration inventory                              6,264           5,975
                                                -----------     -----------
    Total inventories, net                       $  64,669       $  56,584
                                                ===========     ===========
4.   Net Income Per Common Share

Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution from common stock equivalents (stock options). The calculation of the weighted average number of common shares outstanding for each period is as follows:

                                 Three Months Ended        Six Months Ended
                                     March 31,                March 31,
                               ----------------------  ----------------------
                                   2001       2000        2001        2000
                               ----------  ----------  ----------  ----------
Weighted average number of
  shares for BASIC net income
  per common share             11,542,700  11,533,400  11,542,700  11,533,400
Potential additional shares
  due to outstanding dilutive
  stock options                    35,396     119,902      33,587      50,825
                               ----------  ----------  ----------  ----------
Weighted average number of
  shares for DILUTED net
  income per common share      11,578,096  11,653,302  11,576,287  11,584,225
                               ==========  ==========  ==========  ==========

Excluded from the calculation of diluted EPS for the three months ended March 31, 2001, and March 31, 2000, were 655,800 and 169,000 outstanding stock options, respectively. These could potentially dilute future EPS calculations but were not included in the current period because their effect was antidilutive.


5.   Derivative Instruments and Hedging Activities

The Company currently utilizes interest rate swap agreements to limit its exposure to changes in interest rates related to its outstanding variable rate debt.

In June 1998 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities", which was subsequently amended by SFAS No. 138. SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values.

SFAS No. 133 and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000, and were adopted by the Company as of October 1, 2000. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative-effect-type adjustment of ($188,000) in accumulated other comprehensive income to recognize at fair value the interest rate swap agreements which are designated as cash-flow hedging instruments. Subsequent changes in fair value of these swaps, which are highly effective and designated as cash flow hedges are recorded in other comprehensive income. At March 31, 2001, the fair value of these interest rate swap agreements was ($1.1) million, which is recorded as other long-term liabilities in the condensed consolidated balance sheet.


6.   Comprehensive Income

Comprehensive income consists of net income and all other changes in a company's equity other than from transactions with the company's owners. For the three months and the six months ended March 31, 2001 and 2000 comprehensive income was comprised of the following:

                                 Three Months Ended       Six Months Ended
                                      March 31,                March 31,
                               ----------------------  ----------------------
                                   2001       2000        2001        2000
                               ----------  ----------  ----------  ----------
Net income                      $  3,091    $  1,855    $  6,124    $  3,486
Foreign currency
  translation adjustment         ( 2,988)    ( 4,460)     (  488)    ( 2,045)
Fair value of interest rate
  swap agreements                ( 1,380)         --      (1,119)         --
                               ----------  ----------  ----------  ---------
 Total comprehensive
  income (loss)                 $( 1,277)   $(   974)   $  4,517    $(   190)
                               ==========  ==========  ==========  ==========


7.   Recently Issued Accounting Standards

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financials filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company is required to adopt SAB 101 in the fourth quarter of fiscal 2001. The Company is in the process of evaluating SAB 101 but believes that the implementation of SAB 101 will not have a material effect on the financial position or results of operations of the Company.